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EXHIBIT 10.5

    $85,000,000

LEASE AGREEMENT

BETWEEN

BNP PARIBAS LEASING CORPORATION

("BNPPLC")

AND

ROSS STORES, INC.

("Ross")

May 10, 2001

(Fort Mill, South Carolina)

			Page
1.	TERM		5
	(a)	Scheduled Term	5
	(b)	Automatic Termination as of the Base Rent Commencement Date Resulting From an Election by Ross to Terminate the Purchase Option and Ross's Initial Remarketing Rights and Obligations	5
	(c)	Election by BNPPLC to Terminate After an Issue 97-10 Election	5
	(d)	Election by Ross to Terminate After Accelerating the Designated Sale Date	5
	(e)	Extension of the Term	6
2.	USE AND CONDITION OF THE PROPERTY		6
	(a)	Use	6
	(b)	Condition of the Property	7
	(c)	Consideration for and Scope of Waiver	7
3.	RENT		7
	(a)	Base Rent Generally	7
	(b)	Calculation of and Due Dates for Base Rent	8
		(i) Amount Payable On the Base Rent Commencement Date	8
		(ii) Determination of Payment Due Dates, After the Base Rent Commencement Date, Generally	8
		(iii) Special Adjustments to Base Rent Payment Dates and Periods	8
		(iv) Base Rent Formula	8
		(v) Fixed Rate Lock	8
		(vi) Interest Rate Swap to Cover Gap	9
	(c)	Early Termination of a Fixed Rate Lock	10
	(d)	Additional Rent	10
	(e)	Arrangement Fee	11
	(f)	Commitment Fees	11
	(g)	Administrative Agency Fees	11
	(h)	Upfront Fees	12
	(i)	Issue 97-10 Prepayments	12
	(j)	No Demand or Setoff	12
	(k)	Default Interest and Order of Application	12
4.	NATURE OF THIS AGREEMENT		12
	(a)	"Net" Lease Generally	12
	(b)	No Termination	13
	(c)	Tax Reporting	13
	(d)	Characterization of this Lease	14
5.	PAYMENT OF EXECUTORY COSTS AND LOSSES RELATED TO THE PROPERTY		15
	(a)	Impositions	15
	(b)	Increased Costs; Capital Adequacy Charges	15
	(c)	Ross's Payment of Other Losses; General Indemnification	16
	(d)	Exceptions and Qualifications to Indemnities	17
6.	CONSTRUCTION		19
	(a)	Construction Advances; Outstanding Construction Allowance	19
	(b)	Calculation of Carrying Costs	19
	(c)	Limits on the Amount of Carrying Costs Tied to Maximum Construction Allowance	19
	(d)	Ross's Right to Control the Construction Project	20
	(e)	Landlord's Election to Continue Construction	20
		(i) Take Control of the Property	20

		(ii) Continuation of Construction	20
		(iii) Arrange for Turnkey Construction	21
		(iv) Suspension or Termination of Construction	21
	(f)	Powers Coupled With an Interest	22
	(g)	Completion Notice	22
7.	STATUS OF PROPERTY ACQUIRED WITH FUNDS PROVIDED BY BNPPLC		22
8.	ENVIRONMENTAL		22
	(a)	Environmental Covenants by Ross	22
	(b)	Right of BNPPLC to do Remedial Work Not Performed by Ross	23
	(c)	Environmental Inspections and Reviews	23
	(d)	Communications Regarding Environmental Matters	24
9.	INSURANCE REQUIRED AND CONDEMNATION		25
	(a)	Liability Insurance	25
	(b)	Property Insurance	25
	(c)	Failure to Obtain Insurance	25
	(d)	Condemnation	25
10.	APPLICATION OF INSURANCE AND CONDEMNATION PROCEEDS		26
	(a)	Collection and Application of Insurance and Condemnation Proceeds Generally	26
	(b)	Advances of Escrowed Proceeds to Ross	26
	(c)	Application of Escrowed Proceeds as a Qualified Prepayment	27
	(d)	Special Provisions Applicable After Completion by Ross of the Construction Project	27
	(e)	Special Provisions Applicable After a CMA Termination Event or Event of Default	27
	(f)	Ross's Obligation to Restore	27
	(g)	Takings of All or Substantially All of the Property on or after the Base Rent Commencement Date	28
11.	ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF ROSS CONCERNING THE PROPERTY		28
	(a)	Compliance with Covenants and Laws	28
	(b)	Operation of the Property	28
	(c)	Debts for Construction, Maintenance, Operation or Development	29
	(d)	Repair, Maintenance, Alterations and Additions	30
	(e)	Permitted Encumbrances and Development Documents	30
	(f)	Books and Records Concerning the Property	30
12.	FINANCIAL COVENANTS AND OTHER COVENANTS INCORPORATED BY REFERENCE TO SCHEDULE 1		31
13.	FINANCIAL STATEMENTS AND OTHER REPORTS		31
	(a)	Financial Statements; Required Notices; Certificates	31
14.	ASSIGNMENT AND SUBLETTING BY ROSS		32
	(a)	BNPPLC's Consent Required	32
	(b)	Standard for BNPPLC's Consent to Assignments and Certain Other Matters	32
	(c)	Consent Not a Waiver	33
15.	ASSIGNMENT BY BNPPLC		33
	(a)	Restrictions on Transfers	33
	(b)	Effect of Permitted Transfer or other Assignment by BNPPLC	33
16.	BNPPLC'S RIGHT OF ACCESS		33

17.	EVENTS OF DEFAULT	34
18.	REMEDIES	36
	(a) Basic Remedies	36
	(b) Notice Required So Long As the Purchase Option and Ross's Initial Remarketing Rights and Obligations Continue Under the Purchase Agreement	37
	(c) Enforceability	38
	(d) Remedies Cumulative	38
19.	DEFAULT BY BNPPLC	38
20.	QUIET ENJOYMENT	38
21.	SURRENDER UPON TERMINATION	39
22.	HOLDING OVER BY ROSS	39
23.	INDEPENDENT OBLIGATIONS EVIDENCED BY THE OTHER OPERATIVE DOCUMENTS	39

Exhibits and Schedules

AExhibit	Legal Description
AExhibit	Insurance Requirements
AExhibit	Excepts from Existing Credit Agreement
Exhibit D	Fixed Rate Lock Notice
Exhibit E	Base Rent Period Election Form
Schedule 1	Financial Covenants and Other Requirements

LEASE AGREEMENT

    This LEASE AGREEMENT(this "Lease") is made and dated as of May 10, 2001 (the "Effective Date") by and between BNP PARIBAS LEASING CORPORATION, a Delaware corporation ("BNPPLC"), and ROSS STORES, INC., a Delaware corporation ("Ross").

RECITALS

    Contemporaneously with the execution of this Lease, BNPPLC and Ross are executing a Common Definitions and Provisions Agreement dated as of the Effective Date (the "Common Definitions and Provisions Agreement") which by this reference is incorporated into and made a part of this Lease for all purposes. As used in this Lease, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Lease are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.

    Pursuant to the Acquisition Contract, which covers the Land described in Exhibit, BNPPLC is acquiring the Land and any appurtenances thereto and all existing Improvements thereon from Seller contemporaneously with the execution of this Lease.

    In anticipation of BNPPLC's acquisition of the Land and the existing Improvements thereon under the Acquisition Contract, BNPPLC and Ross have reached agreement as to the terms and conditions upon which BNPPLC is willing to lease the Land and the existing Improvements and the Improvements to be constructed on the Land as hereinafter provided, and by this Lease BNPPLC and Ross desire to evidence such agreement.

GRANTING CLAUSES

    BNPPLC does hereby LEASE, DEMISE and LET unto Ross for the term hereinafter set forth all right, title and interest of BNPPLC, now owned or hereafter acquired, in and to:

    (1) the Land;

    (1) any and all Improvements;

    (1) all easements and other rights appurtenant to the Improvements, whether now owned or hereafter acquired by BNPPLC; and

    (1) (A) any land lying within the right-of-way of any street, open or proposed, adjoining the Land, (B) any sidewalks and alleys adjacent to the Land and (C) any strips and gores between the Land and any abutting land not owned or leased by BNPPLC.

BNPPLC's interest in all property described in clauses (1) through (4) above are hereinafter referred to collectively as the "Real Property".

    To the extent, but only to the extent, that assignable rights or interests in, to or under the following have been or will be acquired by BNPPLC under the Acquisition Contract or acquired by BNPPLC pursuant to Paragraph below, BNPPLC also hereby grants and assigns to Ross for the term of this Lease the right to use and enjoy (and, in the case of contract rights, to enforce) such rights or interests of BNPPLC:

      (a) any goods, equipment, furnishings, furniture and other tangible and intangible (including, without limitation, rights in software) personal property of whatever nature that are located on the Land and all renewals or replacements of or substitutions for any of the foregoing, including, without limitation, all property listed on Schedule I of each Construction Advance Request Form delivered in accordance with the Construction Management Agreement;

      (b) the benefits, if any, conferred upon the owner of the Real Property by the Permitted Encumbrances and Development Documents; and

      (c) any permits, licenses, franchises, certificates, and other rights and privileges against third parties related to the Real Property.

Such rights and interests of BNPPLC, whether now existing or hereafter arising, are hereinafter collectively called the "Personal Property". The Real Property and the Personal Property are hereinafter sometimes collectively called the "Property."

    However, the leasehold estate conveyed hereby and Ross's rights hereunder are expressly made subject and subordinate to the terms and conditions of this Lease, to the Permitted Encumbrances, and to any other claims or encumbrances not constituting Liens Removable by BNPPLC.

GENERAL TERMS AND CONDITIONS

    The Property is leased by BNPPLC to Ross and is accepted and is to be used and possessed by Ross upon and subject to the following terms and conditions:

1.  TERM.

2.

    (a)  Scheduled Term.  The term of this Lease (the "Term") shall commence on and include the Effective Date, and end on the first Business Day of May, 2006, unless sooner terminated as expressly herein provided.

    (b)

    (c)  Automatic Termination as of the Base Rent Commencement Date Resulting From an Election by Ross to Terminate the Purchase Option and Ross's Initial Remarketing Rights and Obligations.  If Ross terminates the Purchase Option and Ross's Initial Remarketing Rights and Obligations prior to the Base Rent Commencement Date pursuant to subparagraph 4(B) of the Purchase Agreement, then this Lease shall terminate automatically on the Base Rent Commencement Date. Just as any such termination of the Purchase Option and Ross's Initial Remarketing Rights and Obligations shall be subject to the condition (set forth in subparagraph 4(B) of the Purchase Agreement) that Ross pay an Issue 97-10 Prepayment to BNPPLC, so too will the termination of this Lease pursuant to this subparagraph be subject the condition that Ross make the Issue 97-10 Prepayment to BNPPLC.

    (d)

    (e)  Election by BNPPLC to Terminate After an Issue 97-10 Election.  By notice to Ross BNPPLC shall be entitled to terminate this Lease, as BNPPLC deems appropriate in its sole and absolute discretion, at any time after receiving a notice given by Ross to make any Issue 97-10 Election. Upon any termination of this Lease by BNPPLC pursuant to this subparagraph, Ross shall become obligated to pay to BNPPLC an Issue 97-10 Prepayment, which obligation will survive the termination of this Lease.

    (f)

    (g)  Election by Ross to Terminate After Accelerating the Designated Sale Date.  Provided Ross has not made any Issue 97-10 Election, Ross shall be entitled to accelerate the Designated Sale Date (and thus accelerate the purchase of BNPPLC's interest in the Property by Ross or by an Applicable Purchaser pursuant to the Purchase Agreement) by sending a notice to BNPPLC as provided in clause (2) of the definition of "Designated Sale Date" in the Common Definitions and Provisions Agreement. In the event, because of Ross's election to so accelerate the Designated Sale Date or for any other reason, the Designated Sale Date occurs before the end of the scheduled Term, Ross may terminate this Lease on or after the Designated Sale Date; provided, however, as a condition to any such termination by Ross, Ross must have done the following prior to the termination:

       (i) purchased or caused an Applicable Purchaser to purchase the Property pursuant to the Purchase Agreement and satisfied all of Ross's other obligations under the Purchase Agreement;

       (i) paid to BNPPLC all Base Rent, all Commitment Fees and all other Rent due on or before or accrued through the Designated Sale Date; and

       (i) paid any Breakage Costs or Fixed Rate Settlement Amount caused by BNPPLC's sale of the Property pursuant to the Purchase Agreement.

    (a)  Extension of the Term.  The Term may be extended at the option of Ross for two successive periods of five years each; provided, however, that prior to any such extension the following conditions must have been satisfied: (A) at least one hundred eighty days prior to the commencement of any such extension, BNPPLC and Ross must have agreed in writing upon, and received the consent and approval of BNPPLC's Parent and all other Participants to (1) a corresponding extension to the date specified in clause (1) of the definition of Designated Sale Date in the Common Definitions and Provisions Agreement, and (2) an adjustment to the Rent that Ross will be required to pay for the extension, it being expected that the Rent for the extension may be different than the Rent required for the original Term, and it being understood that the Rent for any extension must in all events be satisfactory to both BNPPLC and Ross, each in its sole and absolute discretion; (B) no Event of Default shall have occurred and be continuing at the time of Ross's exercise of its option to extend; (C) prior to any such extension, Ross must have completed the Construction Project in accordance with the Construction Management Agreement and must not have made any Issue 97-10 Election; and (D) immediately prior to any such extension, this Lease must remain in effect. With respect to the condition that BNPPLC and Ross must have agreed upon the Rent required for any extension of the Term, neither Ross nor BNPPLC is willing to submit itself to a risk of liability or loss of rights hereunder for being judged unreasonable. Accordingly, both Ross and BNPPLC hereby disclaim any obligation express or implied to be reasonable in negotiating the Rent for any such extension. Subject to the changes to the Rent payable during any extension of the Term as provided in this Paragraph, if Ross exercises its option to extend the Term as provided in this Paragraph, this Lease shall continue in full force and effect, and the leasehold estate hereby granted to Ross shall continue without interruption and without any loss of priority over other interests in or claims against the Property that may be created or arise after the date hereof and before the extension.

1.  USE AND CONDITION OF THE PROPERTY.

2.

    (a)  Use.  Subject to the Permitted Encumbrances, the Development Documents and the terms hereof, Ross may use and occupy the Property during the Term, but only for the following purposes and other lawful purposes incidental thereto:

       (i) construction and development of the Construction Project;

       (i) administrative and office space;

       (i) research and development, production, assembly, distribution and warehousing, in each case of products that are of substantially the same type and character as those regularly sold by Ross in the ordinary course of its business as of the Effective Date;

       (i) cafeteria, library and other support facilities that Ross may provide to its employees; and

      (vi) other lawful purposes (including research and development or production of products that are not of substantially the same type and character as those regularly sold by Ross in the ordinary course of its business as of the Effective Date) approved in advance and in writing by BNPPLC, which approval will not be unreasonably withheld after completion of the Construction Project (but Ross acknowledges that BNPPLC's withholding of such approval shall be reasonable if BNPPLC determines in good faith that (1) giving the approval may materially increase BNPPLC's risk of liability for any existing or future environmental problem, or (2) giving the approval is likely to substantially increase BNPPLC's administrative burden of complying with or monitoring Ross's compliance with the requirements of this Lease or other Operative Documents).

    (a)  Condition of the Property.

    (b) Ross acknowledges that it has carefully and fully inspected the Property and accepts the Property in its present state, AS IS, and without any representation or warranty, express or implied, as to the condition of such property or as to the use which may be made thereof. Ross also accepts the Property without any covenant, representation or warranty, express or implied, by BNPPLC or its Affiliates regarding the title thereto or the rights of any parties in possession of any part thereof, except as expressly set forth in Paragraph. BNPPLC shall not be responsible for any latent or other defect or change of condition in the Land or in Improvements, fixtures and personal property forming a part of the Property or for any violations with respect thereto of Applicable Laws. Further, BNPPLC shall not be required to furnish to Ross any facilities or services of any kind, including water, steam, heat, gas, air conditioning, electricity, light or power.

    (c)

    (d)  Consideration for and Scope of Waiver.  The provisions of subparagraph above have been negotiated by BNPPLC and Ross after due consideration for the Rent payable hereunder and are intended to be a complete exclusion and negation of any representations or warranties of BNPPLC or its Affiliates, express or implied, with respect to the Property that may arise pursuant to any law now or hereafter in effect or otherwise, except as expressly set forth herein.

    (e)

    (f)  However, such exclusion of representations and warranties by BNPPLC is not intended to impair any representations or warranties made by other parties, the benefit of which may pass to Ross during the Term because of the definition of Personal Property and Property above.

    (g)

2.  RENT.

3.

    (a)  Base Rent Generally.  On the Base Rent Commencement Date and on each Base Rent Date through the end of the Term, Ross shall pay BNPPLC rent ("Base Rent"). Each payment of Base Rent must be received by BNPPLC no later than 10:00 a.m. (Pacific time) on the date it becomes due; if received after 10:00 a.m. (Pacific time) it will be considered for purposes of this Lease as received on the next following Business Day. At least five days prior to any Base Rent Commencement Date or Base Rent Date upon which an installment of Base Rent shall become due, BNPPLC shall notify Ross in writing of the amount of each installment, calculated as provided below. Any failure by BNPPLC to so notify Ross, however, shall not constitute a waiver of BNPPLC's right to payment, but absent such notice Ross shall not be in default hereunder for any underpayment resulting therefrom if Ross, in good faith, reasonably estimates the payment required, makes a timely payment of the amount so estimated and corrects any underpayment within three Business Days after being notified by BNPPLC of the underpayment.

    (a)  Calculation of and Due Dates for Base Rent.  Payments of Base Rent shall be calculated and become due as follows:

    (b)

      (i)  Amount Payable On the Base Rent Commencement Date.  The Base Rent payable on the Base Rent Commencement Date shall equal the difference (if any) between (a) the total amount that would have been added to the Outstanding Construction Allowance as Carrying Costs on such date if not for the limit set forth in subparagraph, and (b) the Carrying Costs actually added on such date to the Outstanding Construction Allowance, consistent with the limit set forth in subparagraph.

      (i)  Determination of Payment Due Dates, After the Base Rent Commencement Date, Generally.  For all Base Rent Periods subject to a Base Rent Period Election of one month or three months, Base Rent shall be due in one installment on the Base Rent Date upon which the Base Rent Period ends. For Base Rent Periods subject to a Base Rent Period Election of six months, Base Rent shall be payable in two installments, with the first installment becoming due on the Base Rent Date that occurs on the first Business Day of the third calendar month following the commencement of such Base Rent Period, and with the second installment becoming due on the Base Rent Date upon which the Base Rent Period ends.

      (i)  Special Adjustments to Base Rent Payment Dates and Periods.  Notwithstanding the foregoing, if Ross or any Applicable Purchaser purchases BNPPLC's interest in the Property pursuant to the Purchase Agreement, any accrued unpaid Base Rent and all outstanding Additional Rent shall be due on the date of purchase in addition to the purchase price and other sums due BNPPLC under the Purchase Agreement.

      (i)  Base Rent Formula.  Each installment of Base Rent payable for any Base Rent Period shall equal:

    •
    Stipulated Loss Value on the first day of such Base Rent Period, times

    •
    the sum of (a) the Spread in effect on the first day of such Base Rent Period and (b) the Effective Rate for the period from and including the preceding Base Rent Date to but not including the Base Rent Date upon which the installment is due, times

    •
    the number of days in the period from and including the preceding Base Rent Date to but not including the Base Rent Date upon which the installment is due, divided by

    •
    three hundred sixty.

      Assume, only for the purpose of illustration: that prior to the first day of such Base Rent Period the Construction Allowance has been fully funded, but Qualified Prepayments have been received by BNPPLC, leaving a Stipulated Loss Value of $15,000,000; that the sum of the Spread and the Effective Rate is six percent; and that such Base Rent Period contains exactly thirty days. Under such assumptions, the Base Rent for the hypothetical Base Rent Period will equal:

$15,000,000 × 6% × 30/360 = $75,000

      (i)  Fixed Rate Lock.  At any time during the Term, Ross may deliver a notice in the form attached to this Lease as Exhibit D (a "Fixed Rate Lock Notice"), requesting that BNPPLC establish a fixed rate for use in the calculation of the Effective Rate hereunder (a "Fixed Rate Lock") for all Base Rent Periods commencing on or after a date specified in such notice (the "Fixed Rate Lock Date"). Promptly after receiving a Fixed Rate Lock Notice, BNPPLC will enter into an Interest Rate Swap with BNP Paribas (the "First Interest Rate Swap"); except that BNPPLC may decline to enter into the First Interest Rate Swap and to establish a Fixed Rate Lock, if:

        a)  Ross does not deliver the Fixed Rate Lock Notice to BNPPLC at least three Business days prior to the Fixed Rate Lock Date specified therein;

        a)  Ross specifies a Fixed Rate Lock Date in the Fixed Rate Lock Notice that is (i) not the first Business Day of a calendar month which falls after the Projected Base Rent Commencement Date, or (ii) prior to the end of any Base Rent Period that has commenced before BNPPLC receives the Fixed Rate Lock Notice, or (iii) less than ten days prior to the date upon which BNPPLC receives the Fixed Rate Lock Notice;

        a)  any notice has been given to accelerate the Designated Sale Date as provided in the definition thereof in the Common Definitions and Provisions Agreement;

        a)  the estimate of the Fixed Rate (First Swap) (hereinafter defined) specified by Ross in the Fixed Rate Lock Notice is for any reason less than the fixed rate available to BNPPLC under any Interest Rate Swap proposed by BNP Paribas;

        a)  at the time the Fixed Rate Lock Notice is given, the First Interest Rate Swap requested thereby is contrary to any applicable law, rule or regulation, or any interpretation thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (including, without limitation, any such requirement imposed by the Board of Governors of the United States Federal Reserve System); or

        a)  any event has occurred or circumstance exists that constitutes an Event of Default or a CMA Termination Event or that would, with the giving of notice or passing of time or both, constitute an Event of Default or a CMA Termination Event.

  The notional principal amount of the First Interest Rate Swap will equal the amount that Ross in good faith estimates will equal the Stipulated Loss Value on the Fixed Rate Lock Date (the "Estimated SLV"); provided, that if the Fixed Rate Lock Notice is given on or after the Base Rent Commencement Date, such amount will not exceed the Stipulated Loss Value on the date such notice is given; and, provided further, that in no event will such amount exceed the sum of the Maximum Construction Allowance and the Initial Construction Advance. The fixed rate used to calculate payments required of BNPPLC under the First Interest Rate Swap, as the counterparty designated the fixed rate payor, shall constitute the "Fixed Rate (First Swap)" (herein so called) for purposes of this Lease.

      (i)  Interest Rate Swap to Cover Gap.  If a Fixed Rate Lock is established on or prior to the Base Rent Commencement Date, BNPPLC will, on a date that is after the Base Rent Commencement Date and prior to the Fixed Rate Lock Date, enter into a second Interest Rate Swap with BNP Paribas (the "Second Interest Rate Swap") in order to establish a fixed rate for use in the calculation of the Effective Rate hereunder for all Base Rent Periods commencing on or after the Fixed Rate Lock Date. The notional amount of the Second Interest Rate Swap will equal the excess projected by BNPPLC of the Stipulated Loss Value on the Fixed Rate Lock Date over the notional amount of the First Interest Rate Swap on the Fixed Rate Lock Date. The fixed rate used to calculate payments required of BNPPLC under such Second Interest Rate Swap, as the counterparty designated the fixed rate payor, shall constitute the "Fixed Rate (Second Swap)"

  (herein so called) for purposes of this Lease. Notwithstanding the foregoing, BNPPLC will not be required to enter into the Second Interest Rate Swap as described in this subparagraph if:

        a)  BNPPLC expects that the Stipulated Loss Value on the Fixed Rate Lock Date is or will be equal to or less than the notional amount of the First Interest Rate Swap on the Fixed Rate Lock Date;

        a)  the Fixed Rate Lock has been terminated as hereinafter provided;

        a)  any notice has been given to accelerate the Designated Sale Date as provided in the definition thereof in the Common Definitions and Provisions Agreement;

        a)  the Second Interest Rate Swap is contrary to any applicable law, rule or regulation, or any interpretation thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (including, without limitation, any such requirement imposed by the Board of Governors of the United States Federal Reserve System); or

        a)  any event has occurred or circumstance exists that constitutes an Event of Default or a CMA Termination Event or that would, with the giving of notice or passing of time or both, constitute an Event of Default or a CMA Termination Event.

    (a)  Early Termination of a Fixed Rate Lock.  After a Fixed Rate Lock is established, BNPPLC may cause or suffer a termination in whole or in part of the First Interest Rate Swap and/or the Second Interest Rate Swap in the event that (i) Ross fails to make any payment of Base Rent required hereunder on the Base Rent Date when it first becomes due, (ii) the Designated Sale Date occurs before the date specified in clause (1) of the definition thereof in the Common Definitions and Provisions Agreement, (iii) for any reason a Qualified Prepayment is applied to reduce Stipulated Loss Value, (iv) Stipulated Loss Value on the Fixed Rate Lock Date is less than the sum of the notional amounts of all Interest Rate Swaps in effect on the Fixed Rate Lock Date for any reason, or (v) Stipulated Loss Value on the Fixed Rate Lock Date is more than the notional amount of the First Interest Rate Swap on the Fixed Rate Lock Date, but the conditions set forth in the preceding subparagraph to BNPPLC's obligation to enter into a Second Interest Swap (having a notional amount equal to the difference) are not satisfied for any reason. Ross must reimburse to BNPPLC any Fixed Rate Settlement Amount charged to BNPPLC in connection with such a termination, and if the termination is a complete, rather than a partial, termination of all Interest Rate Swaps then in effect, it will for purposes of this Lease constitute a termination of the Fixed Rate Lock itself. Further, if BNPPLC is charged penalties or interest because of its failure to make a timely payment required under an Interest Rate Swap, and if BNPPLC's failure to make the timely payment was caused by Ross's failure to make a timely payment of Base Rent or other amounts due hereunder or under other Operative Documents, then such penalties or interest shall constitute Losses against which BNPPLC is entitled to be indemnified pursuant to subparagraph.

    (b)

    (c) If a Fixed Rate Lock is terminated as provided in this subparagraph, Ross shall have no right to require BNPPLC to enter into another Interest Rate Swap in order to establish a new fixed rate.

    (d)

    (e)  Additional Rent.  All amounts which Ross is required to pay to or on behalf of BNPPLC pursuant to this Lease, together with every charge, premium, interest and cost set forth herein which may be added for nonpayment or late payment thereof, shall constitute rent (all such amounts, other than Base Rent, are herein called "Additional Rent", and together Base Rent and Additional Rent are herein sometimes called "Rent").

    (f)

    (g)  Arrangement Fee.  Upon execution and delivery of this Lease by BNPPLC, an Arrangement Fee (the "Arrangement Fee") will be paid to BNPPLC from the Initial Funding Advance (and thus be included in Stipulated Loss Value) in the amount provided in the letter dated as of December 4, 2000, from BNPPLC to Ross.

    (h)

    (i)  Commitment Fees.  For each Construction Period, fees ("Commitment Fees") from Construction Advances made pursuant to the Construction Management Agreement shall accrue as follows:

    (j)

    (i)  For each Construction Period ending before the first anniversary of the Effective Date, Commitment Fees shall equal:

    •
    fifteen basis points (15/100 of 1%), times an amount equal to:

        a)  the First Year Commitment, less

        a)  the Funded Construction Allowance on the first day of such Construction Period; plus

    •
    twenty five basis points (25/100 of 1%), times an amount equal to:

          a)  the Maximum Construction Allowance, less

          a)  the greater of (I) the First Year Commitment, or (II) the Funded Construction Allowance on the first day of such Construction Period; times

      •
      the number of days in such Construction Period; divided by

      •
      three hundred sixty.

      (i)  For each Construction Period ending on or after the first anniversary of the Effective Date, Commitment Fees shall equal:

    •
    twenty five basis points (25/100 of 1%), times an amount equal to:

        a)  the Maximum Construction Allowance (as reduced on the day prior to the first anniversary of the Effective Date, to the extent required by the proviso in the definition thereof in the Common Definitions and Provisions Agreement), less

          a)  the Funded Construction Advances on the first day of such Construction Period; times

      •
      the number of days in such Construction Period; divided by

      •
      three hundred sixty.

Ross shall pay accrued and unpaid Commitment Fees in arrears on the first Business Day of January, April, July, and October of each calendar year, beginning with the first Business Day of July, 2001 and continuing regularly throughout the Term so long as Commitment Fees have accrued and remain unpaid. However, if any Commitment Fees shall have accrued and remain unpaid on the Designated Sale Date, such accrued unpaid Commitment Fees shall be due on the Designated Sale Date.

    (a)  Administrative Agency Fees.  Upon execution and delivery of this Lease by BNPPLC, an administrative agency fee (an "Administrative Agency Fee") will be paid to BNPPLC from the Initial Funding Advance (and thus be included in Stipulated Loss Value) in the amount provided in the letter dated as of December 4, 2000, from BNPPLC to Ross. Also, on each anniversary of the date hereof, Ross shall pay to BNPPLC an administrative agency fee (also, an "Administrative Agency Fee") in the amount set forth in the letter agreement dated as of December 4, 2000, from BNPPLC to Ross.

    (b)

    (c)  Upfront Fees.  Ross will pay to BNPPLC an upfront syndication fee (an "Upfront Syndication Fee") equal to ten basis points (10/100 of 1%) times the total dollar amount of any commitment transferred from BNPPLC to any Participant (other than an Affiliate of BNPPLC) that becomes a party to the Participation Agreement by executing such agreement or one or more supplements as provided therein. The Upfront Syndication Fee payable with respect to any currency commitment transferred from BNPPLC under the Participation Agreement will be due when BNPPLC provides Ross a copy of the documents that accomplish the transfer, it being understood that such transfers may take place after the execution of this Lease.

    (d)

    (e)  Issue 97-10 Prepayments.  Following any Issue 97-10 Election or any CMA Termination Event under (and as defined in) the Construction Management Agreement, Ross shall make an Issue 97-10 Prepayment to BNPPLC within three Business Days after receipt of any demand for such a payment. BNPPLC may demand an Issue 97-10 Prepayment pursuant to this subparagraph at any time and from time to time (as Project Costs increase) after any Issue 97-10 Election or CMA Termination Event.

    (f)

    (g)  No Demand or Setoff.  Except as expressly provided herein, Ross shall pay all Rent without notice or demand and without counterclaim, deduction, setoff or defense.

    (h)

    (i)  Default Interest and Order of Application.  All Rent shall bear interest, if not paid when first due, at the Default Rate in effect from time to time from the date due until paid; provided, that nothing herein contained will be construed as permitting the charging or collection of interest at a rate exceeding the maximum rate permitted under Applicable Laws. BNPPLC shall be entitled to apply any amounts paid by or on behalf of Ross against any Rent then past due in the order the same became due or in such other order as BNPPLC may elect.

    (j)

2.  NATURE OF THIS AGREEMENT.

3.

    (a)  "Net" Lease Generally.  Subject only to the exceptions listed in subparagraph below, it is the intention of BNPPLC and Ross that Base Rent, the Arrangement Fees, Administrative Agency Fees, Commitment Fees, the Upfront Syndication Fees, and other payments herein specified shall be absolutely net to BNPPLC and that Ross shall pay all costs, expenses and obligations of every kind relating to the Property or this Lease which may arise or become due, including: (i) any taxes payable by virtue of BNPPLC's receipt of amounts paid to or on behalf of BNPPLC in accordance with Paragraph; (ii) any amount for which BNPPLC is or becomes liable with respect to the Permitted Encumbrances or the Development Documents; and (iii) any costs incurred by BNPPLC (including Attorneys' Fees) because of BNPPLC's acquisition or ownership of any interest in the Property or because of this Lease or the transactions contemplated herein.

    (b)

    (c)  No Termination.  Except as expressly provided in this Lease itself, this Lease shall not terminate, nor shall Ross have any right to terminate this Lease, nor shall Ross be entitled to any abatement of the Rent, nor shall the obligations of Ross under this Lease be excused, for any reason whatsoever, including any of the following: (i) any damage to or the destruction of all or any part of the Property from whatever cause, (ii) the taking of the Property or any portion thereof by eminent domain or otherwise for any reason, (iii) the prohibition, limitation or restriction of Ross's use or development of all or any portion of the Property or any interference with such use by governmental action or otherwise, (iv) any eviction of Ross or of anyone claiming through or under Ross, (v) any default on the part of BNPPLC under this Lease or under any other agreement to which BNPPLC and Ross are parties, (vi) the inadequacy in any way whatsoever of the design, construction, assembly or installation of any improvements, fixtures or tangible personal property included in the Property (it being understood that BNPPLC has not made, does not make and will not make any representation express or implied as to the adequacy thereof), (vii) any latent or other defect in the Property or any change in the condition thereof or the existence with respect to the Property of any violations of Applicable Laws, (viii) any breach by Seller of the Acquisition Contract or other agreements or promises or representations made in connection with the Acquisition Contract, or (ix) any other cause whether similar or dissimilar to the foregoing. It is the intention of the parties hereto that the obligations of Ross hereunder shall be separate and independent of the covenants and agreements of BNPPLC, that Base Rent and all other sums payable by Ross hereunder shall continue to be payable in all events and that the obligations of Ross hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or limited pursuant to an express provision of this Lease. Without limiting the foregoing, Ross waives to the extent permitted by Applicable Laws, except as otherwise expressly provided herein, all rights to which Ross may now or hereafter be entitled by law (including any such rights arising because of any implied "warranty of suitability" or other warranty under Applicable Laws) (i) to quit, terminate or surrender this Lease or the Property or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the Rent.

    However, nothing in this subparagraph shall be construed as a waiver by Ross of any right Ross may have at law or in equity to the following remedies, whether because of BNPPLC's failure to remove a Lien Removable by BNPPLC or because of any other default by BNPPLC under this Lease that continues beyond the period for cure provided in Paragraph: (i) the recovery of monetary damages, (ii) injunctive relief in case of the violation, or attempted or threatened violation, by BNPPLC of any of the express covenants, agreements, conditions or provisions of this Lease which are binding upon BNPPLC (including the confidentiality provisions set forth in subparagraph below), or (iii) a decree compelling performance by BNPPLC of any of the express covenants, agreements, conditions or provisions of this Lease which are binding upon BNPPLC.

    (a)  Tax Reporting.  BNPPLC and Ross shall report this Lease and the Purchase Agreement for federal income tax purposes as a conditional sale unless prohibited from doing so by the Internal Revenue Service. If the Internal Revenue Service shall challenge BNPPLC's characterization of this Lease and the Purchase Agreement as a conditional sale for federal income tax reporting purposes, BNPPLC shall notify Ross in writing of such challenge and consider in good faith any reasonable suggestions by Ross about an appropriate response. In any event, Ross shall (subject only to the limitations set forth in this subparagraph) indemnify and hold harmless BNPPLC from and against all liabilities, costs, additional taxes (other than Excluded Taxes) and other expenses that may arise or become due because of such challenge or because of any resulting recharacterization required by the Internal Revenue Service, including any additional taxes that may become due upon any sale under the Purchase Agreement to the extent (if any) that such additional taxes are not offset by tax savings resulting from additional depreciation deductions or other tax benefits to BNPPLC of the recharacterization. If BNPPLC receives a written notice of any challenge by the Internal Revenue Service that BNPPLC believes will be covered by this Paragraph, then BNPPLC shall promptly furnish a copy of such notice to Ross. The failure to so provide a copy of the notice to Ross shall not excuse

Ross from its obligations under this Paragraph; provided, that if none of the officers of Ross and none of the employees of Ross responsible for tax matters are aware of the challenge described in the notice and such failure by BNPPLC renders unavailable defenses that Ross might otherwise assert, or precludes actions that Ross might otherwise take, to minimize its obligations hereunder, then Ross shall be excused from its obligation to indemnify BNPPLC against liabilities, costs, additional taxes and other expenses, if any, which would not have been incurred but for such failure. For example, if BNPPLC fails to provide Ross with a copy of a notice of a challenge by the Internal Revenue Service covered by the indemnities set out in this Lease and Ross is not otherwise already aware of such challenge, and if as a result of such failure BNPPLC becomes liable for penalties and interest covered by the indemnities in excess of the penalties and interest that would have accrued if Ross had been promptly provided with a copy of the notice, then Ross will be excused from any obligation to BNPPLC to pay the excess.

    (b)

    (c)  Characterization of this Lease.

    (d)

       (i) Both Ross and BNPPLC intend that (A) for the purposes of determining the proper accounting for this Lease under GAAP with respect to Ross, BNPPLC will be treated as the owner and lessor of the Property and Ross will be treated as the lessee of the Property and (B) for income tax purposes and commercial law (including bankruptcy) and regulatory purposes, (1) this Lease and the other Operative Documents shall be treated as a financing arrangement, (2) BNPPLC will be deemed a lender making loans to Ross in the aggregate principal amount equal to Stipulated Loss Value, which loans are secured by the Property, and (3) Ross shall be treated as the owner of the Property and will be entitled to, inter alia, all tax benefits available to the owner of the Property. Without limiting the generality of the foregoing, Ross and BNPPLC desire that their intent as set forth in this subparagraph be given effect both in the context of any bankruptcy, insolvency or receivership proceedings concerning Ross or BNPPLC and in other contexts. Accordingly, Ross and BNPPLC expect that in the event of any bankruptcy, insolvency or receivership proceedings affecting Ross or BNPPLC or any enforcement or collection actions arising out of such proceedings, the transactions evidenced by this Lease and the other Operative Documents shall be characterized and treated as loans made to Ross by BNPPLC, as unrelated third party lender to Ross, secured by the Property.

       (i) The parties hereto intend that this Lease constitutes a "finance lease" and not a "consumer lease" under Article 2A of the UCC and Ross hereby waives the provisions of UCC Sections 2A 401 through 403 inclusive and Section 508, and acknowledge that under no circumstances shall this Lease be subject to repudiation by Ross.

       (i) Notwithstanding the foregoing, Ross acknowledges and agrees that none of BNPPLC or the other Interested Parties has made, or shall be deemed to have made, in the Operative Documents or otherwise, any representations or warranties concerning how this Lease and the other Operative Documents will be characterized or treated under applicable accounting rules, tax, bankruptcy, regulatory, commercial or any other rules or concerning the tax, accounting or legal characteristics of the Operative Documents. Ross further acknowledges and agrees that it has, as it deemed appropriate, obtained from and relied upon its own professional accountants, counsel and other advisors for such tax, accounting and legal advice concerning the Operative Documents.

       (i) In any event, Ross must indemnify and hold harmless BNPPLC from and against all liabilities, costs, additional taxes and other expenses that may arise or become due because of any refusal of US taxing authorities to recognize and give effect to the intention of the parties as set forth in subparagraph (including any additional income or capital gains tax that may become due because of payments to BNPPLC of the purchase price upon any sale under the Purchase Agreement) because of the insistence of such taxing authorities that BNPPLC be treated as the "true owner" of the Property for tax purposes, to the extent (if any) that such liabilities, costs, additional taxes and other expenses are not offset by tax savings to BNPPLC resulting from additional depreciation deductions or other tax benefits available to BNPPLC as a result of the position taken by such taxing authorities.

1.  PAYMENT OF EXECUTORY COSTS AND LOSSES RELATED TO THE PROPERTY.

2.

    (a)  Impositions.  Subject only to the exceptions listed in subparagraph below, Ross shall pay or cause to be paid prior to delinquency all ad valorem taxes assessed against the Property and other Impositions. If requested by BNPPLC from time to time, Ross shall furnish BNPPLC with receipts showing payment of all Impositions prior to the applicable delinquency date therefor.

    (b)

    (c)  Notwithstanding the foregoing, Ross may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted Imposition, and pending such contest Ross shall not be deemed in default under any of the provisions of this Lease because of the Imposition if (1) Ross diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and (2) Ross promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs, penalties and interest thereon, promptly after such judgment becomes final; provided, however, in any event each such contest shall be concluded and the contested Impositions must be paid by Ross prior to the earlier of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or its directors, officers or employees because of the nonpayment thereof or (ii) the date any writ or order is issued under which any property owned or leased by BNPPLC (including the Property) may be seized or sold or any other action is taken against BNPPLC or against any property owned or leased by BNPPLC because of the nonpayment thereof, or (iii) any Designated Sale Date upon which, for any reason, Ross or an Affiliate of Ross or any Applicable Purchaser shall not purchase BNPPLC's interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any additional payments made by Ross pursuant to Paragraph 1(A)(2) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.

    (d)

    (e)  Increased Costs; Capital Adequacy Charges.  Subject only to the exceptions listed in subparagraph below:

    (f)

       (i) If after the Effective Date there shall be any increase in the cost to BNPPLC's Parent or any other Participant agreeing to make or making, funding or maintaining advances to BNPPLC in connection with the Property because of any Banking Rules Change, then Ross shall from time to time, pay to BNPPLC for the account of BNPPLC's Parent or such other Participant, as the case may be, additional amounts sufficient to compensate BNPPLC's Parent or the Participant for such increased cost. A certificate as to the amount of such increased cost, submitted to BNPPLC and

  Ross by BNPPLC's Parent or the other Participant, shall be conclusive and binding upon Ross, absent clear and demonstrable error.

       (i) BNPPLC's Parent or any other Participant may demand additional payments ("Capital Adequacy Charges") if BNPPLC's Parent or the other Participant determines that any Banking Rules Change affects the amount of capital to be maintained by it and that the amount of such capital is increased by or based upon the existence of advances made or to be made to BNPPLC to permit BNPPLC to maintain BNPPLC's investment in the Property or to make Construction Advances. To the extent that BNPPLC's Parent or another Participant demands Capital Adequacy Charges as compensation for the additional capital requirements reasonably allocable to such investment or advances, Ross shall pay to BNPPLC for the account of BNPPLC's Parent or the other Participant, as the case may be, the amount so demanded.

       (i) Notwithstanding the foregoing provisions of this subparagraph, Ross shall not be obligated pay any claim for compensation pursuant to this subparagraph arising or accruing more than six months prior to the date Ross is notified that BNPPLC or a Participant intends to make the claim; provided, however, that Ross shall not be excused by this subparagraph from providing such compensation for any period during which notice on behalf of BNPPLC or the Participant, as the case may be, could not be provided because of the retroactive application of the statute, regulation or other basis for the claim.

       (i) Any amount required to be paid by Ross under this subparagraph shall be due fifteen days after a notice requesting such payment is received by Ross.

    (a)  Ross's Payment of Other Losses; General Indemnification.  Subject only to the exceptions listed in subparagraph below:

    (b)

       (i) All Losses (including Environmental Losses) asserted against or incurred or suffered by BNPPLC or other Interested Parties at any time and from time to time by reason of, in connection with or arising out of (A) their ownership or alleged ownership of any interest in the Property or the Rents, (B) the use and operation of the Property, (C) the negotiation, administration or enforcement of the Operative Documents, (D) the making of Funding Advances, (E) the Construction Project, (F) the breach by Ross of this Lease or any other document executed by Ross in connection herewith, (G) any failure of the Property or Ross itself to comply with Applicable Laws, (H) Permitted Encumbrances, (I) Hazardous Substance Activities, including those occurring prior to Effective Date, (J) any obligations under the Acquisition Contract that survive the closing under the Acquisition Contract, (K) any Interest Rate Swaps that BNPPLC enters into as described in subparagraphs and of this Lease (but excluding from such Losses any Fixed Rate Settlement Amount that Ross must reimburse to BNPPLC pursuant to other provisions of this Lease), or (L) any bodily or personal injury or death or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever, shall be paid by Ross, and Ross shall indemnify and defend BNPPLC and other Interested Parties from and against all such Losses.

       (i) THE INDEMNITIES AND RELEASES PROVIDED HEREIN FOR THE BENEFIT OF BNPPLC AND OTHER INTERESTED PARTIES, INCLUDING THE INDEMNITY SET FORTH IN THE PRECEDING SUBPARAGRAPH, SHALL APPLY EVEN IF AND WHEN THE SUBJECT MATTERS OF THE INDEMNITIES AND RELEASES ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OR STRICT LIABILITY OF BNPPLC OR ANOTHER INTERESTED PARTY. FURTHER, SUCH INDEMNITIES AND RELEASES WILL APPLY EVEN IF INSURANCE OBTAINED BY ROSS OR REQUIRED OF ROSS BY THIS LEASE OR OTHER OPERATIVE DOCUMENTS IS NOT ADEQUATE TO COVER LOSSES AGAINST OR FOR WHICH THE INDEMNITIES AND RELEASES ARE PROVIDED. ROSS'S LIABILITY,

  HOWEVER, FOR ANY FAILURE TO OBTAIN INSURANCE REQUIRED BY THIS LEASE OR OTHER OPERATIVE DOCUMENTS WILL NOT BE LIMITED TO LOSSES AGAINST WHICH INDEMNITIES ARE PROVIDED HEREIN, IT BEING UNDERSTOOD THAT SUCH INSURANCE IS INTENDED TO DO MORE THAN PROVIDE A SOURCE OF PAYMENT FOR LOSSES AGAINST WHICH BNPPLC AND OTHER INTERESTED PARTIES ARE ENTITLED TO INDEMNIFICATION BY THIS LEASE.

       (i) Costs and expenses for which Ross shall be responsible pursuant to this subparagraph will include reasonable appraisal fees, filing and recording fees, inspection fees, survey fees, taxes, brokerage fees and commissions, abstract fees, title policy fees, Uniform Commercial Code search fees, escrow fees and Attorneys' Fees incurred by BNPPLC with respect to the Property, whether such costs and expenses are incurred at the time of execution of this Lease or at any time during the Term. Such costs and expenses will also include Attorneys' Fees or other costs incurred to evaluate lien releases and other information submitted by Ross with requests for Construction Advances.

       (i) Ross's obligations under this subparagraph shall survive the termination or expiration of this Lease. Any amount to be paid by Ross under this subparagraph shall be due fifteen days after a notice requesting such payment is received by Ross.

       (i) If an Interested Party notifies Ross of any claim or proceeding included in, or any investigation or allegation concerning, Losses for which Ross is responsible pursuant to this subparagraph, Ross shall assume on behalf of the Interested Party and conduct with due diligence and in good faith the investigation and defense thereof and the response thereto with counsel selected by Ross, but reasonably satisfactory to the Interested Party; provided, that the Interested Party shall have the right to be represented by advisory counsel of its own selection and at its own expense; and provided further, that if any such claim, proceeding, investigation or allegation involves both Ross and the Interested Party and the Interested Party shall have reasonably concluded that there are legal defenses available to it which are inconsistent with or in addition to those available to Ross, then the Interested Party shall have the right to select separate counsel to participate in the investigation and defense of and response to such claim, proceeding, investigation or allegation on its own behalf, and Ross shall pay or reimburse the Interested Party for all Attorney's Fees incurred by the Interested Party because of the selection of such separate counsel. If Ross fails to assume promptly (and in any event within thirty days after being notified of the applicable claim, proceeding, investigation or allegation) the defense of the Interested Party, then the Interested Party may contest (or settle, with the prior consent of Ross, which consent will not be unreasonably withheld) the claim, proceeding, investigation or allegation at Ross's expense using counsel selected by the Interested Party. Moreover, if any such failure by Ross continues for sixty days or more after Ross is notified of any such claim, proceeding, investigation or allegation, the Interested Party may elect not to contest or continue contesting the same and instead, in accordance with the written advice of counsel, settle (or pay in full) all claims related thereto without Ross's consent and without releasing Ross from any obligations to the Interested Party under this subparagraph.

    (a)  Exceptions and Qualifications to Indemnities.

    (b)

       (i) BNPPLC acknowledges and agrees that nothing in subparagraph or the preceding subparagraphs of this Paragraph shall be construed to require Ross to pay or reimburse (w) any costs or expenses incurred by any Interested Party (including BNPPLC or any transferee of BNPPLC) to accomplish any Permitted Transfers described in clauses (2), (5), (6) or (8) of the definition thereof in the Common Definitions and Provisions Agreement, (x) Excluded Taxes, (y) Losses incurred or suffered by any Interested Party that are proximately caused by (and attributed by any applicable principles of comparative fault to) the Established Misconduct of that Interested Party, or (z) Losses incurred or suffered in connection with the execution of the Participation Agreement by Participants (or supplements making them parties thereto) or in connection with any negotiation or due diligence Participants may undertake before entering into the Participation Agreement. Further, without limiting BNPPLC's rights (as provided in other provisions of this Lease and other Operative Documents) to include the following in the calculation of the Outstanding Construction Allowance, Stipulated Loss Value, the Break Even Price and the Maximum Permitted Prepayment (as applicable) or to collect Base Rent, Issue 97-10 Prepayments, a Supplemental Payment and other amounts, the calculation of which depends upon the Outstanding Construction Allowance, Stipulated Loss Value, the Break Even Price and the Maximum Permitted Prepayment, BNPPLC acknowledges and agrees that nothing in subparagraph or the preceding subparagraphs of this Paragraph shall be construed to require Ross to pay or reimburse an Interested Party for:

        a)  costs paid by BNPPLC with the proceeds of the Initial Funding Advance as part of the Transaction Expenses; or

        a)  Construction Advances, including costs and expenditures incurred or paid by or on behalf of BNPPLC after any Landlord's Election to Continue Construction, to the extent that such costs and expenditures are considered to be Construction Advances pursuant to subparagraph.

  Further, if an Interested Party receives a written notice of Losses that such Interested Party believes are covered by the indemnity in subparagraph, then such Interested Party will be expected to promptly furnish a copy of such notice to Ross. The failure to so provide a copy of the notice to Ross shall not excuse Ross from its obligations under subparagraph; provided, that if Ross is unaware of the matters described in the notice and such failure renders unavailable defenses that Ross might otherwise assert, or precludes actions that Ross might otherwise take, to minimize its obligations, then Ross shall be excused from its obligation to indemnify such Interested Party (and any Affiliate of such Interested Party) against the Losses, if any, which would not have been incurred or suffered but for such failure. For example, if BNPPLC fails to provide Ross with a copy of a notice of an obligation covered by the indemnity set out in subparagraph and Ross is not otherwise already aware of such obligation, and if as a result of such failure BNPPLC becomes liable for penalties and interest covered by the indemnity in excess of the penalties and interest that would have accrued if Ross had been promptly provided with a copy of the notice, then Ross will be excused from any obligation to BNPPLC (or any Affiliate of BNPPLC) to pay the excess.

       (i) Notwithstanding anything to the contrary in subparagraph or the preceding subparagraphs of this Paragraph, Ross's liability for payments required by the preceding subparagraphs of this Paragraph, and not excused by the preceding subparagraph, prior to substantial completion of the Construction Project ("Construction-Period Indemnity Payments") shall be subject to the following provisions:

        a)  Ross may decline to pay any Construction-Period Indemnity Payments other than the following (it being understood that Ross's payment of the following Construction-Period Indemnity Payments shall not be subject to any abatement or deferral by anything contained in this subparagraph):

          (1) Construction-Period Indemnity Payments eligible for reimbursement to Ross under the terms and conditions of the Construction Management Agreement; and

          (1) Construction-Period Indemnity Payments that constitute Absolute Construction Obligations.

        a)  Any Construction-Period Indemnity Payment Ross is excused from paying by this subparagraph, together with interest thereon at the Default Rate, will be included in the calculation of the Break Even Price under (and as defined in) the Purchase Agreement.

1.  CONSTRUCTION.

2.

    (a)  Construction Advances; Outstanding Construction Allowance.  The Construction Management Agreement entitles Ross to receive from BNPPLC—subject to the terms and conditions set forth in the Construction Management Agreement—Construction Advances on Advance Dates from time to time to pay or reimburse Ross for the costs of the Construction Project and certain other costs described in the Construction Management Agreement. In addition, BNPPLC may from time to time make expenditures or incur costs constituting Construction Advances after a Landlord's Election to Continue Construction as described in subparagraph. As used herein, references to the "Outstanding Construction Allowance" mean the difference on the date in question (but not less than zero) of (A) the total Construction Advances made by or on behalf of BNPPLC on or prior to the date in question, plus (B) all Carrying Costs added on or prior to the date in question, less (C) any funds received and applied as Qualified Prepayments on or prior to the date in question. Base Rent will not accrue for any Construction Period. But for each Construction Period charges ("Carrying Costs") shall accrue for each Construction Period as described below and will be added to (and thereafter be included in) the Outstanding Construction Allowance on the last day of such Construction Period (i.e., generally on the Advance Date upon which such Construction Period ends). However, if for any reason Stipulated Loss Value (and thus the Outstanding Construction Allowance included as a component thereof) must be determined as of any date between Advance Dates, the Outstanding Construction Allowance determined on such date shall include not only Carrying Costs added on or before the immediately preceding Advance Date computed as described below, but also Carrying Costs accruing on and after such preceding Advance Date to but not including the date in question.

    (a)  Calculation of Carrying Costs.  Subject to the limitations set forth in subparagraph 6(c), Carrying Costs accruing for any Construction Period shall equal:

    (b)

  •
  the amount on the first day of such Construction Period of Stipulated Loss Value under (and as defined in) the Common Definitions and Provisions Agreement, times

  •
  the sum of (1) the Spread in effect on the first day of such Construction Period and (2) the Effective Rate for such Construction Period, times

  •
  the number of days in the period from and including the preceding Advance Date to but not including the Advance Date upon which the period ends, divided by

  •
  three hundred sixty.

      Assume, only for the purpose of illustration: that on the first day of a hypothetical Construction Period such Construction Period Combined Stipulated Loss Value is $15,000,000; that the sum of the Spread and the Effective Rate for such Construction Period is six percent; and that such Construction Period contains exactly thirty days. Under such assumptions, the Carrying Costs for the hypothetical Construction Period will equal:

  $15,000,000 × 6% × 30/360 = $75,000

    (a)  Limits on the Amount of Carrying Costs Tied to Maximum Construction Allowance.  Notwithstanding the foregoing, because the Construction Allowance available to Ross under the Construction Management Agreement is limited in amount to the Maximum Construction Allowance, and because Carrying Costs are to be charged against the Construction Allowance, Carrying Costs added to the Outstanding Construction Allowance on the Base Rent Commencement Date shall not exceed the amount that can be added without causing the Funded Construction Allowance to exceed the Maximum Construction Allowance. If, because of an extension of the Base Rent Commencement Date by BNPPLC (as described in the definition thereof in the Common Definitions and Provisions Agreement) or because of any Landlord's Election to Continue Construction, the Funded Construction Allowance already exceeds the Maximum Construction Allowance, then no Carrying Costs will be added to the Outstanding Construction Allowance on the Base Rent Commencement Date.

    (b)

    (c)  Ross's Right to Control the Construction Project.  Subject to BNPPLC's rights under subparagraph of this Lease, the Construction Management Agreement grants to Ross the sole right and responsibility for designing and constructing the Construction Project, it being understood that although title to all Improvements will pass directly to BNPPLC (as more particularly provided in Paragraph), BNPPLC's obligation with respect to the Construction Project shall be limited to the making of advances under and subject to the conditions set forth in the Construction Management Agreement. No contractor or other third party shall be entitled to require BNPPLC to make advances as a third party beneficiary of this Lease or of the Construction Management Agreement or otherwise.

    (d)

    (e)  Landlord's Election to Continue Construction.  Without limiting BNPPLC's other rights and remedies under this Lease, and without terminating this Lease or Ross's obligations hereunder or under any of the other documents referenced herein, in the event of any termination of the Construction Management Agreement as provided in subparagraph 4(D) or subparagraph 4(E) thereof, BNPPLC shall be entitled (but not obligated) to take whatever action it deems necessary or appropriate by the use of legal proceedings or otherwise to continue or complete the Construction Project in a manner substantially consistent (to the extent practicable under Applicable Laws) with the general description of the Construction Project set forth in Exhibit B to the Construction Management Agreement and with the permitted use of the Property set forth in subparagraph. (As used herein, "Landlord's Election to Continue Construction" means any election by BNPPLC to continue or complete the Construction Project pursuant to the preceding sentence.) After any Landlord's Election to Continue Construction, BNPPLC may do any one or more of the following pursuant to this subparagraph without further notice and regardless of whether any Event of Default is then continuing:

    (f)

      (i)  Take Control of the Property.  BNPPLC may cause Ross and any contractors or other parties on the Property to vacate the Property until the Construction Project is complete or BNPPLC elects not to continue work on the Construction Project.

      (i)  Continuation of Construction.  BNPPLC may perform or cause to be performed any work to complete or continue the construction of the Construction Project. In this regard, so long as work ordered or undertaken by BNPPLC is substantially consistent (to the extent practicable under Applicable Laws) with the general description of the Construction Project set forth in Exhibit B to the Construction Management Agreement and the permitted use of the Property set forth in subparagraph, BNPPLC shall have complete discretion to:

        a)  proceed with construction according to such plans and specifications as BNPPLC may from time to time approve;

        a)  establish and extend construction deadlines as BNPPLC from time to time deems appropriate, without obligation to adhere to the deadlines for completion of construction set forth in the Construction Management Agreement;

        a)  hire, fire and replace architects, engineers, contractors, construction managers and other consultants as BNPPLC from time to time deems appropriate, without obligation to use, consider or compensate architects, engineers, contractors, construction managers or other consultants previously selected or engaged by Ross;

        a)  determine the compensation that any architect, engineer, contractor, construction manager or other consultant engaged by BNPPLC will be paid, and the terms and conditions that will govern the payment of such compensation (including whether payment will be due in advance, over the course of construction or on some other basis and including whether contracts will be let on a fixed price basis, a cost plus a fee basis or some other basis), as BNPPLC from time to time deems appropriate;

        a)  pay, settle or compromise existing or future bills and claims which are or may be liens against the Property or as BNPPLC considers necessary or desirable for the completion of the Construction Project or the removal of any clouds on title to the Property;

        a)  prosecute and defend all actions or proceedings in connection with the construction of the Construction Project;

        a)  select and change interior and exterior finishes for the Improvements and landscaping as BNPPLC from time to time deems appropriate; and

        a)  generally do anything that Ross itself might have done if Ross had satisfied or obtained BNPPLC's waiver of the conditions specified therein.

      (i)  Arrange for Turnkey Construction.  Without limiting the generality of the foregoing, BNPPLC may engage any contractor or real estate developer BNPPLC believes to be reputable to take over and complete construction of the Construction Project on a "turnkey" basis.

      (i)  Suspension or Termination of Construction.  Notwithstanding any Landlord's Election to Continue Construction, BNPPLC may subsequently elect at any time to suspend or terminate further construction without obligation to Ross.

  For purposes of this Lease and other Operative Documents (including the determination of the Outstanding Construction Allowance, Stipulated Loss Value, the Break Even Price and the Maximum Permitted Prepayment), after any Landlord's Election to Continue Construction, all costs and expenditures incurred or paid by or on behalf of BNPPLC to complete or continue construction as provided in this subparagraph shall be considered Construction Advances and Project Costs, regardless of whether they cause the Funded Construction Allowance to exceed the Maximum Construction Allowance. Further, as used in the preceding sentence, "costs incurred" by BNPPLC will include costs that BNPPLC has become obligated to pay to any third party that is not an Affiliate of BNPPLC (including any contractor), even if the payments for which BNPPLC has become so obligated will constitute prepayments for work or services to be rendered after payment and notwithstanding that BNPPLC's obligations for the payments may be conditioned upon matters beyond BNPPLC's control. For example, even if a construction contract between BNPPLC and a contractor excused BNPPLC from making further progress payments to the contractor upon Ross's failure to make any required Issue 97-10 Prepayment hereunder, the obligation to make a progress payment would nonetheless be "incurred" by BNPPLC, for purposes of determining whether BNPPLC has incurred costs considered to be Project Costs and Construction Advances, when BNPPLC's obligation to pay it became subject only to Ross's payment of an Issue 97-10 Prepayment or other conditions beyond BNPPLC's control. If and to the extent, however, BNPPLC does incur costs considered as Construction Advances under this subparagraph, but (1) BNPPLC does not actually pay the costs and after incurring them BNPPLC is fully and finally excused from the obligation to pay them for any reason other than a breach by Ross of this Lease or other Operative Documents, or (2) BNPPLC receives a refund of such costs, then the costs BNPPLC is excused from paying or refunded to BNPPLC shall be considered Qualified Prepayments.

    (a)  Powers Coupled With an Interest.  BNPPLC's rights under subparagraph are intended to constitute powers coupled with an interest which cannot be revoked.

    (b)

    (c)  Completion Notice.  After any Landlord's Election to Continue Construction, BNPPLC may provide a notice (a "Completion Notice") to Ross, advising Ross that construction of the Construction Project is substantially complete or that BNPPLC no longer intends to continue such construction at that time.

1.  STATUS OF PROPERTY ACQUIRED WITH FUNDS PROVIDED BY BNPPLC. All Improvements constructed during the term of this Lease shall be owned by BNPPLC and shall constitute "Property" covered by this Lease. Further, to the extent heretofore or hereafter acquired (in whole or in part) with any portion of the Initial Funding Advance or with any Construction Advances or with other funds for which Ross has received or hereafter receives reimbursement from the Initial Funding Advance or Construction Advances, all furnishings, furniture, chattels, permits, licenses, franchises, certificates and other personal property of whatever nature shall have been acquired on behalf of BNPPLC by Ross, shall be owned by BNPPLC and shall constitute "Property" covered by this Lease, as shall all renewals or replacements of or substitutions for any such Property. Ross shall not authorize or permit the transfer of title to the Improvements or to any other such Property to pass through Ross or Ross's Affiliates before it is transferred to BNPPLC from contractors, suppliers, vendors or other third Persons. Nothing herein shall constitute authorization of Ross by BNPPLC to bind BNPPLC to any construction contract or other agreement with a third Person, but any construction contract or other agreement executed by Ross for the acquisition or construction of Improvements or other components of the Property may provide for the transfer of title as required by the preceding sentence. Upon request of BNPPLC, Ross shall deliver to BNPPLC an inventory describing all significant items of Personal Property (and, in the case of tangible personal property, showing the make, model, serial number and location thereof) other than Improvements, with a certification by Ross that such inventory is true and complete and that all items specified in the inventory are covered by this Lease free and clear of any Lien other than the Permitted Encumbrances or Liens Removable by BNPPLC.

1.  ENVIRONMENTAL.

2.

    (a)  Environmental Covenants by Ross.  Ross covenants that:

    (b)

       (i) Ross shall not conduct or permit others to conduct Hazardous Substance Activities, except Permitted Hazardous Substance Use and Remedial Work.

       (i) Ross shall not discharge or permit the discharge of anything on or from the Property that would require any permit under applicable Environmental Laws, other than (1) storm water runoff, (2) waste water discharges through a publicly owned treatment works, (3) discharges that are a necessary part of any Remedial Work, and (4) other similar discharges consistent with the definition herein of Permitted Hazardous Substance Use, in each case in strict compliance with Environmental Laws.

       (i) Following any discovery that Remedial Work is required by Environmental Laws or otherwise believed by BNPPLC to be reasonably required, and to the extent not inconsistent with the other provisions of this Lease, Ross shall promptly perform and diligently and continuously pursue such Remedial Work, in each case in strict compliance with Environmental Laws.

       (i) If requested by BNPPLC in connection with any Remedial Work required by this subparagraph, Ross shall retain independent environmental consultants acceptable to BNPPLC to evaluate any significant new information generated during Ross's implementation of the Remedial Work and to discuss with Ross whether such new information indicates the need for any additional measures that Ross should take to protect the health and safety of persons (including employees, contractors and subcontractors and their employees) or to protect the environment. Ross shall implement any such additional measures to the extent required with respect to the Property by Environmental Laws or otherwise believed by BNPPLC to be reasonably required and to the extent not inconsistent with the other provisions of this Lease.

    (a)  Right of BNPPLC to do Remedial Work Not Performed by Ross.  If Ross's failure to cure any breach of the covenants set forth in subparagraph continues beyond the Environmental Cure Period (as defined below), BNPPLC may, in addition to any other remedies available to it, conduct all or any part of the Remedial Work. To the extent that Remedial Work is done by BNPPLC pursuant to the preceding sentence (including any removal of Hazardous Substances), the cost thereof shall be a demand obligation owing by Ross to BNPPLC. As used in this subparagraph, "Environmental Cure Period" means the period ending on the earlier of: (1) one hundred eighty days after Ross is notified of the breach which must be cured within such period, (2) the date that any writ or order is issued for the levy or sale of any property owned by BNPPLC (including the Property) because of such breach, (3) the date that any criminal action is instituted or overtly threatened against BNPPLC or any of its directors, officers or employees because of such breach, or (4) any Designated Sale Date upon which, for any reason, Ross or an Affiliate of Ross or any Applicable Purchaser shall not purchase BNPPLC's interest in the Property pursuant to the Purchase Agreement for a net price to BNPPLC (when taken together with any Supplemental Payment made by Ross pursuant to Paragraph 1(A)(2) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to Stipulated Loss Value.

    (b)

    (c)  Environmental Inspections and Reviews.  BNPPLC reserves the right to retain environmental consultants to review any report required by Applicable Law to be prepared by Ross or to conduct BNPPLC's own investigation to confirm whether Ross is complying with the requirements of this Paragraph. Ross grants to BNPPLC and to BNPPLC's agents, employees, consultants and contractors the right to enter upon the Property during reasonable hours and after reasonable notice to inspect the Property and to perform such tests as BNPPLC deems necessary or appropriate to review or investigate Hazardous Substances in, on, under or about the Property or any discharge or suspected discharge of Hazardous Substances into groundwater or surface water from the Property. Ross shall promptly reimburse BNPPLC for the fees of its environmental consultants and the costs of any such inspections and tests; provided, however, BNPPLC's right to such reimbursement shall be limited to the following circumstances: (1) a breach of this Paragraph by Ross shall, in fact, have occurred or an Event of Default shall have occurred and be continuing at the time BNPPLC engages the consultants or first initiates the inspections and tests; (2) BNPPLC shall have engaged the consultants or undertaken the tests and inspections to establish the condition of the Property just prior to any conveyance of the Property pursuant to the Option Agreement or to the expiration of this Lease; (3) BNPPLC shall have engaged the consultants or undertaken the inspections and tests to satisfy any regulatory requirements applicable to BNPPLC or its Affiliates; or (4) BNPPLC shall have engaged the consultants or undertaken the tests because BNPPLC was notified of a violation of Environmental Laws concerning the Property by any governmental authority or owner of other land in the vicinity of the Land.

    (d)

    (e)  Communications Regarding Environmental Matters.

    (f)

       (i) Ross shall immediately advise BNPPLC of (1) any discovery of any event or circumstance which would render any of the representations of Ross herein or in the Closing Certificate concerning environmental matters materially inaccurate or misleading if made at the time of such discovery and assuming that Ross was aware of all relevant facts, (2) any Remedial Work (or change in Remedial Work) required or undertaken by Ross or its Affiliates in response to any (A) discovery of any Hazardous Substances on, under or about the Property other than Permitted Hazardous Substances or (B) any claim for damages resulting from Hazardous Substance Activities, (3) Ross's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property which could cause the Property or any part thereof to be subject to any ownership, occupancy, transferability or use restrictions under Environmental Laws, or (4) any investigation or inquiry of any failure or alleged failure by Ross to comply with Environmental Laws affecting the Property by any governmental authority responsible for enforcing Environmental Laws. For purposes of the foregoing sentence, the term "discovery" shall be deemed to mean actual knowledge by an officer of Ross or by a manager of the facility located on the Property. In such event, Ross shall deliver to BNPPLC within sixty days after BNPPLC's request, a preliminary written environmental plan setting forth a general description of the action that Ross proposes to take with respect thereto, if any, to bring the Property into compliance with Environmental Laws or to correct any breach by Ross of this Paragraph, including any proposed Remedial Work, the estimated cost and time of completion, the name of the contractor and a copy of the construction contract, if any, and such additional data, instruments, documents, agreements or other materials or information as BNPPLC may request.

       (i) Ross shall provide BNPPLC with copies of all material written communications with federal, state and local governments, or agencies relating to the matters listed in the preceding clause (i). Ross shall also provide BNPPLC with copies of any correspondence from third Persons which threaten litigation over any significant failure or alleged significant failure of Ross to maintain or operate the Property in accordance with Environmental Laws. BNPPLC shall use reasonable efforts to not to disclose to third parties the information described in this clause (ii); provided, however, that (A) BNPPLC may disclose such information (A) to its directors, officers, employees, and agents, (B) in response to a legal process or as otherwise required by law, rule, regulation, or judicial or administrative request or order, (C) if such information becomes publicly available or known through sources other than BNPPLC, and (D) as BNPPLC believes necessary, in the exercise of its reasonable business judgement, in connection with any efforts by BNPPLC to protect the value of the Property.

       (i) Prior to Ross's submission of a Material Environmental Communication to any governmental or regulatory agency or third party, Ross shall, to the extent practicable, deliver to BNPPLC a draft of the proposed submission (together with the proposed date of submission), and in good faith assess and consider any comments of BNPPLC regarding the same. Promptly after BNPPLC's request, Ross shall meet with BNPPLC to discuss the submission, shall provide any additional information requested by BNPPLC and shall provide a written explanation to BNPPLC addressing the issues raised by comments (if any) of BNPPLC regarding the submission, including a reasoned analysis supporting any decision by Ross not to modify the submission in accordance with comments of BNPPLC.

1.  INSURANCE REQUIRED AND CONDEMNATION.

2.

    (a)  Liability Insurance.  Throughout the Term Ross shall maintain commercial general liability insurance against claims for bodily and personal injury, death and property damage occurring in or upon or resulting from any occurrence in or upon the Property under one or more insurance policies that satisfy the requirements set forth in Exhibit. Ross shall deliver and maintain with BNPPLC for each liability insurance policy required by this Lease written confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent, which confirmation must also satisfy the requirements set forth in Exhibit.

    (a)  Property Insurance.  Throughout the Term Ross will keep all Improvements (including all alterations, additions and changes made to the Improvements) insured against fire and other casualty under one or more property insurance policies that satisfy the requirements set forth in Exhibit. Ross shall deliver and maintain with BNPPLC for each property insurance policy required by this Lease written confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent, which confirmation must also satisfy the requirements set forth in Exhibit. If any of the Property is destroyed or damaged by fire, explosion, windstorm, hail or by any other casualty against which insurance shall have been required hereunder, (i) BNPPLC may, but shall not be obligated to, make proof of loss if not made promptly by Ross after notice from BNPPLC, (ii) each insurance company concerned is hereby authorized and directed to make payment for such loss directly to BNPPLC as loss payee for application as required by Paragraph, and (iii) BNPPLC may, on behalf of Ross, settle, adjust or compromise any and all claims for loss, damage or destruction under any policy or policies of insurance (provided, that if any such claim is for less than $500,000, if no CMA Termination Event shall have occurred and no Event of Default shall have occurred and be continuing, Ross shall have the right to settle, adjust or compromise the claim as Ross deems appropriate; and, provided further, that so long as no CMA Termination Event shall have occurred and no Event of Default shall have occurred and be continuing, BNPPLC must provide Ross with at least forty-five days notice of BNPPLC's intention to settle any such claim before settling it unless Ross shall already have approved of the settlement by BNPPLC). If any casualty shall result in damage to or loss or destruction of the Property, Ross shall give immediate notice thereof to BNPPLC and Paragraph shall apply.

    (b)

    (c)  Failure to Obtain Insurance.  If Ross fails to obtain any insurance or to provide confirmation of any such insurance as required by this Lease, BNPPLC shall be entitled (but not required) to obtain the insurance that Ross has failed to obtain or for which Ross has not provided the required confirmation and, without limiting BNPPLC's other remedies under the circumstances, BNPPLC may require Ross to reimburse BNPPLC for the cost of such insurance and to pay interest thereon computed at the Default Rate from the date such cost was paid by BNPPLC until the date of reimbursement by Ross (provided, however, that any such insurance cost paid by BNPPLC prior to the Base Rent Commencement Date will be charged against the Construction Allowance under the Construction Management Agreement as if it had been paid by Ross).

    (d)

    (e)  Condemnation.  Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property or any portion thereof, or any other similar governmental or quasi-governmental proceedings arising out of injury or damage to the Property or any portion thereof, each party shall notify the other (provided, however, BNPPLC shall have no liability for its failure to provide such notice) of the pendency of such proceedings. Ross shall, at its expense, diligently prosecute any such proceedings and shall consult with BNPPLC, its attorneys and experts and cooperate with them as requested in the carrying on or defense of any such proceedings. All proceeds of condemnation awards or proceeds of sale in lieu of condemnation with respect to the Property and all judgments, decrees and awards for injury or damage to the Property shall be paid to BNPPLC as Escrowed Proceeds, and all such proceeds will be applied as provided in Paragraph. BNPPLC is hereby authorized, in the name of Ross, at any time after a CMA Termination Event or when an Event of Default shall have occurred and be continuing, or otherwise with Ross's prior consent, to execute and deliver valid acquittances for, and to appeal from, any such judgment, decree or award concerning condemnation of any of the Property. BNPPLC shall not be in any event or circumstances liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, judgments, decrees or awards.

    (f)

2.  APPLICATION OF INSURANCE AND CONDEMNATION PROCEEDS.

    (a)  Collection and Application of Insurance and Condemnation Proceeds Generally.  This Paragraph shall govern the application of proceeds received by BNPPLC or Ross during the Term from any third party (1) under any property insurance policy as a result of damage to the Property (including proceeds payable under any insurance policy covering the Property which is maintained by Ross), (2) as compensation for any restriction placed upon the use or development of the Property or for the condemnation of the Property or any portion thereof, or (3) because of any judgment, decree or award for injury or damage to the Property; excluding, however, any funds paid to BNPPLC by BNPPLC's Parent, by an Affiliate of BNPPLC or by any Participant that is made to compensate BNPPLC for any Losses BNPPLC may suffer or incur in connection with this Lease or the Property. Except as provided in subparagraph, Ross will promptly pay over to BNPPLC any insurance, condemnation or other proceeds covered by this Paragraph which Ross may receive from any insurer, condemning authority or other third party. All proceeds covered by this Paragraph, including those received by BNPPLC from Ross or third parties, shall be applied as follows:

    (b)

       (i) First, proceeds covered by this Paragraph will be used to reimburse BNPPLC for any costs and expenses, including Attorneys' Fees, that BNPPLC incurred to collect the proceeds.

       (i) Second, the proceeds remaining after such reimbursement to BNPPLC (hereinafter, the "Remaining Proceeds") will be applied, as hereinafter more particularly provided, either as a Qualified Prepayment or to reimburse Ross or BNPPLC for the actual out-of-pocket costs of repairing or restoring the Property. Until, however, any Remaining Proceeds received by BNPPLC are applied by BNPPLC as a Qualified Prepayment or applied by BNPPLC to reimburse costs of repairs to or restoration of the Property pursuant to this Paragraph, BNPPLC shall hold and maintain such Remaining Proceeds as Escrowed Proceeds in an interest bearing account, and all interest earned on such account shall be added to and made a part of such Escrowed Proceeds.

    (a)  Advances of Escrowed Proceeds to Ross.  Except as otherwise provided below in this Paragraph, BNPPLC shall advance all Remaining Proceeds held by it as Escrowed Proceeds to reimburse Ross for the actual out-of-pocket cost to Ross of repairing or restoring the Property in accordance with the requirements of this Lease and the other Operative Documents as the applicable repair or restoration progresses and upon compliance by Ross with such terms, conditions and requirements as may be reasonably imposed by BNPPLC. In no event, however, shall BNPPLC be required to pay Escrowed Proceeds to Ross in excess of the actual out-of-pocket cost to Ross of the applicable repair or restoration, as evidenced by invoices or other documentation satisfactory to BNPPLC, it being understood that BNPPLC may retain and apply any such excess as a Qualified Prepayment.

    (b)

    (c)  Application of Escrowed Proceeds as a Qualified Prepayment.  Provided Ross has completed the Construction Project pursuant to the Construction Management Agreement and no Event of Default shall have occurred and be continuing, BNPPLC shall apply any Remaining Proceeds paid to it (or other amounts available for application as a Qualified Prepayment) as a Qualified Prepayment on any date that BNPPLC is directed to do so by a notice from Ross; however, if such a notice from Ross specifies an effective date for a Qualified Prepayment that is less than five Business Days after BNPPLC's actual receipt of the notice, BNPPLC may postpone the date of the Qualified Prepayment to any date not later than five Business Days after BNPPLC's receipt of the notice. In any event, except when BNPPLC is required by the preceding sentence to apply Remaining Proceeds or other amounts as a Qualified Prepayment on an Advance Date or Base Rent Date, BNPPLC may deduct Breakage Costs or Fixed Rate Settlement Amount incurred in connection with any Qualified Prepayment from the Remaining Proceeds or other amounts available for application as the Qualified Prepayment, and Ross will reimburse BNPPLC upon request for any such Breakage Costs or Fixed Rate Settlement Amount that BNPPLC incurs but does not deduct.

    (d)

    (e)  Special Provisions Applicable After Completion by Ross of the Construction Project.  If, after the Base Rent Commencement Date and Ross's completion of the Construction Project pursuant to the Construction Management Agreement, any taking by condemnation of any portion of the Property or any casualty resulting in the diminution, destruction, demolition or damage to any portion of the Property shall (in the good faith judgment of BNPPLC) reduce the then current "AS IS" market value by less than $500,000 and (in the good faith estimation of BNPPLC) be unlikely to result in Remaining Proceeds of more than $500,000, and if no Event of Default shall have occurred and be continuing, then BNPPLC will, upon Ross's request, instruct the condemning authority or insurer, as applicable, to pay the Remaining Proceeds resulting therefrom directly to Ross. Ross shall apply any such Remaining Proceeds to the repair or restoration of the Property to a safe and secure condition and to a value of no less than the value before taking or casualty.

    (f)

    (g)  Special Provisions Applicable After a CMA Termination Event or Event of Default.  Notwithstanding the foregoing, after any CMA Termination Event, and when any Event of Default shall have occurred and be continuing, BNPPLC shall be entitled to receive and collect all insurance, condemnation or other proceeds governed by this Paragraph and to apply all Remaining Proceeds, when and to the extent deemed appropriate by BNPPLC in its sole discretion, either (A) to the reimbursement of Ross or BNPPLC for the out-of-pocket cost of repairing or restoring the Property, or (B) as Qualified Prepayments.

    (h)

    (i)  Ross's Obligation to Restore.  Regardless of the adequacy of any Remaining Proceeds available to Ross hereunder, and notwithstanding other provisions of this Lease to the contrary:

    (j)

      (1) If, prior to the Base Rent Commencement Date, the Property is damaged by fire or other casualty or any part of the Property is taken by condemnation, Ross shall to the maximum extent possible, as part of the Work contemplated in the Construction Management Agreement, restore the Property or the remainder thereof and continue construction of the Construction Project on and subject to the terms and conditions set forth in the Construction Management Agreement. However, any additional costs required to complete the Construction Project resulting from such a casualty or taking prior to the Base Rent Commencement Date shall, to the extent not covered by

  Remaining Proceeds paid to Ross as provided in this Lease, be subject to reimbursement by BNPPLC under the Construction Management Agreement on the same terms and conditions that apply to reimbursements of other costs of the Work thereunder.

      (2) If, on or after the Base Rent Commencement Date, the Property is damaged by fire or other casualty or less than all or substantially all of the Property is taken by condemnation, Ross must:

        A) promptly restore or improve the Property or the remainder thereof to a value no less than Stipulated Loss Value and to a reasonably safe and sightly condition; or

        B)  promptly restore the Property to a reasonably safe and sightly condition and pay to BNPPLC for application as a Qualified Prepayment the amount (if any), as determined by BNPPLC, needed to reduce Stipulated Loss Value to no more than the then current "AS IS" market value of the Property or remainder thereof.

    (a)  Takings of All or Substantially All of the Property on or after the Base Rent Commencement Date.  In the event of any taking of all or substantially all of the Property on or after the Base Rent Commencement Date, BNPPLC shall be entitled to apply all Remaining Proceeds as a Qualified Prepayment. In addition, if Stipulated Loss Value immediately prior to any such taking exceeds the sum of the Remaining Proceeds resulting from such condemnation, then BNPPLC shall be entitled to recover the excess from Ross upon demand as an additional Qualified Prepayment, whereupon this Lease shall terminate. Any taking of so much of the Real Property as, in BNPPLC's reasonable good faith judgment, makes it impracticable to restore or improve the remainder thereof as required by part (2) of the preceding subparagraph shall be considered a taking of substantially all the Property for purposes of this Paragraph.

1.  ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF ROSS CONCERNING THE PROPERTY.  Ross represents, warrants and covenants as follows:

2.

    (a)  Compliance with Covenants and Laws.  The use of the Property permitted by this Lease complies, or will comply after Ross obtains available permits as the tenant under this Lease, in all material respects with all Applicable Laws. Ross has obtained or will promptly obtain all utility, building, health and operating permits as may be required by any governmental authority or municipality having jurisdiction over the Property for the construction contemplated herein and the use of the Property permitted by this Lease.

    (a)  Operation of the Property.  During the Term, Ross shall operate the Property in a good and workmanlike manner and substantially in compliance with all Applicable Laws and will pay or cause to be paid all fees or charges of any kind in connection therewith. (If Ross does not promptly correct any failure of the Property to comply with Applicable Laws that is the subject of a written notice given to Ross or BNPPLC by any governmental authority, then for purposes of the preceding sentence, Ross shall be considered not to have maintained the Property "substantially in accordance with Applicable Laws" whether or not the noncompliance would be substantial in the absence of the notice.) During the Term, Ross shall not use or occupy, or allow the use or occupancy of, the Property in any manner which violates any Applicable Law or which constitutes a public or private nuisance or which makes void, voidable or cancelable any insurance then in force with respect thereto. During the Term, to the extent that any of the following would, individually or in the aggregate, increase the likelihood of a CMA Termination Event under the Construction Management Agreement or materially and adversely affect the value of the Property or the use of the Property for purposes permitted by this Lease, Ross shall not, without BNPPLC's prior consent: (i) initiate or permit any zoning reclassification of the Property; (ii) seek any variance under existing zoning ordinances applicable to the Property; (iii) use or permit the use of the Property in a manner that would result in such use becoming a nonconforming use under applicable zoning ordinances or similar laws, rules or regulations; (iv) execute or file any subdivision plat affecting the Property; or (v) consent to the annexation of the Property to any municipality. If during the Term (A) a change in the zoning or other Applicable Laws affecting the permitted use or development of the Property shall occur after the Base Rent Commencement Date that (in BNPPLC's good faith judgment) reduces the value of the Property, or (B) conditions or circumstances on or about the Property are discovered after the Base Rent Commencement Date (such as the presence of an endangered species) which substantially impede development and thereby (in BNPPLC's good faith judgment) reduce the value of the Property, then Ross shall upon demand pay BNPPLC an amount equal to such reduction (as determined by BNPPLC in good faith) for application as a Qualified Prepayment. Ross shall not permit any drilling or exploration for, or extraction, removal or production of, minerals from the surface or subsurface of the Property, and Ross shall not do anything that could reasonably be expected to significantly reduce the market value of the Property. If Ross receives a notice or claim from any federal, state or other governmental authority that the Property is not in compliance with any Applicable Law, or that any action may be taken against BNPPLC because the Property does not comply with any Applicable Law, Ross shall promptly furnish a copy of such notice or claim to BNPPLC.

    (b)

    (c) Notwithstanding the foregoing, Ross may in good faith, by appropriate proceedings, contest the validity and applicability of any Applicable Law with respect to the Property, and pending such contest Ross shall not be deemed in default hereunder because of the violation of such Applicable Law, if Ross diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and if Ross promptly causes the Property to comply with any such Applicable Law upon a final determination by a court of competent jurisdiction that the same is valid and applicable to the Property; provided, however, in any event such contest shall be concluded and the violation of such Applicable Law must be corrected by Ross and any claims asserted against BNPPLC or the Property because of such violation must be paid by Ross, all prior to the earlier of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or any of its directors, officers or employees because of such violation, (ii) the date that any action is taken by any governmental authority against BNPPLC or any property owned by BNPPLC (including the Property) because of such violation, or (iii) a Designated Sale Date upon which, for any reason, Ross or an Affiliate of Ross or any Applicable Purchaser shall not purchase BNPPLC's interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any additional payments made by Ross pursuant to Paragraph 1(A)(2) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.

    (d)

    (e)  Debts for Construction, Maintenance, Operation or Development.  Ross shall cause all debts and liabilities incurred in the construction, maintenance, operation or development of the Property, including all debts and liabilities for labor, material and equipment and all debts and charges for utilities servicing the Property, to be promptly paid; provided, that nothing in this subparagraph will be construed to require Ross to remove Liens Removable by BNPPLC.

    (f)

    (g) Notwithstanding the foregoing, Ross may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted mechanic's or materialmen's lien and pending such contest Ross shall not be deemed in default under this subparagraph because of the contested lien if (1) within sixty days after being asked to do so by BNPPLC, Ross bonds over to BNPPLC's reasonable satisfaction all such contested liens against the Property alleged to secure an amount in excess of $500,000 (individually or in the aggregate), (2) Ross diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and (3) Ross promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs and interest thereon, promptly after such judgment becomes final; provided, however, that in any event each such contest shall be concluded and the lien, interest and costs must be paid by Ross prior to the earlier of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or its directors, officers or employees because of the nonpayment thereof, (ii) the date that any writ or order is issued under which the Property or any other property in which BNPPLC has an interest may be seized or sold or any other action is taken against BNPPLC or any property in which BNPPLC has an interest because of the nonpayment thereof, or (iii) a Designated Sale Date upon which, for any reason, Ross or an Affiliate of Ross or any Applicable Purchaser shall not purchase BNPPLC's interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any additional payments made by Ross pursuant to Paragraph 1(A)(2) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.

    (h)

    (i)  Repair, Maintenance, Alterations and Additions.  Ross shall keep the Property in good order, operating condition and appearance and shall cause all necessary repairs, renewals and replacements to be promptly made. Ross will not allow any of the Property to be materially misused, abused or wasted, and Ross shall promptly replace any worn-out fixtures and Personal Property with fixtures and Personal Property comparable to the replaced items when new. All Personal Property and fixtures listed on Schedule I of each Construction Advance Request Form that is delivered to BNPPLC as provided in the Construction Management Agreement shall be installed or placed on the Property, and shall not be removed from the Property except as expressly permitted by this subparagraph. Ross shall not, without the prior consent of BNPPLC, (i) remove from the Property any fixture or Personal Property having significant value except such as are replaced by Ross by fixtures or Personal Property of equal suitability and value, free and clear of any lien or security interest (and for purposes of this clause "significant value" will mean any fixture or Personal Property that has a value of more than $100,000 or that, when considered together with all other fixtures and Personal Property removed and not replaced by Ross by items of equal suitability and value, has an aggregate value of $500,000 or more) or (ii) make material new Improvements or alter Improvements in any material respect, except as part of the Work performed in accordance with the Construction Management Agreement. Without limiting the foregoing, Ross will notify BNPPLC before making any significant alterations to the Improvements after the completion of the Construction Project. Nothing in this subparagraph, however, is intended to limit Ross's rights and obligations under other express provisions of this Lease and the Construction Management Agreement with respect to the Construction Project.

    (j)

    (k)  Permitted Encumbrances and Development Documents.  Ross shall during the Term comply with and will cause to be performed all of the covenants, agreements and obligations imposed upon the owner of any interest in the Property by the Permitted Encumbrances or the Development Documents. Without limiting the foregoing, Ross shall cause all amounts to be paid when due, the payment of which is secured by any Lien against the Property created by the Permitted Encumbrances. Without the prior consent of BNPPLC, Ross shall not enter into, initiate, approve or consent to any modification of any Permitted Encumbrance or Development Document that would create or expand or purport to create or expand obligations or restrictions which would encumber BNPPLC's interest in the Property. (Whether BNPPLC must give any such consent requested by Ross during the Term of this Lease shall be governed by subparagraph 3(A) of the Closing Certificate and Agreement.)

    (l)

    (m)  Books and Records Concerning the Property.  Ross shall keep books and records that are accurate and complete in all material respects for the Property and, subject to Paragraph, will permit all such books and records (including all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction and operation of any Improvements) to be inspected and copied by BNPPLC. This subparagraph shall not be construed as requiring Ross to regularly maintain separate books and records relating exclusively to the Property; provided, however, that upon request, Ross shall construct or abstract from its regularly maintained books and records information required by this subparagraph relating to the Property.

1.  FINANCIAL COVENANTS AND OTHER COVENANTS INCORPORATED BY REFERENCE TO SCHEDULE 1.  Throughout the Term of this Lease, Ross shall comply with (a) the requirements of Schedule 1 attached hereto and (b) all financial covenants, negative covenants and other requirements of Sections 6.04 through Section 6.10 and Article VII of the Existing Credit Agreement.

2.

3.  FINANCIAL STATEMENTS AND OTHER REPORTS.

4.

    (a)  Financial Statements; Required Notices; Certificates.  Throughout the Term of this Lease, Ross shall deliver to BNPPLC and to each Participant:

       (i) as soon as available and in any event within one hundred twenty days after the end of each fiscal year of Ross, a consolidated balance sheet of Ross and its Consolidated Subsidiaries as of the end of such fiscal year and a consolidated income statement and statement of cash flows of Ross and its Consolidated Subsidiaries for such fiscal year, all in reasonable detail and all prepared in accordance with GAAP and accompanied by a report and opinion of accountants of national standing selected by Ross, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualification or exception which BNPPLC determines, in BNPPLC's reasonable discretion, is unacceptable;

       (i) as soon as available and in any event within sixty days after the end of each of the first three quarters of each fiscal year of Ross, the consolidated balance sheet of Ross and its Consolidated Subsidiaries as of the end of such quarter and the consolidated income statement and the consolidated statement of cash flows of Ross and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and all prepared in accordance with GAAP and certified by the chief financial officer, controller, or vice president of finance of Ross (subject to year-end adjustments);

       (i) together with the financial statements furnished in accordance with subparagraph and, a certificate of the chief financial officer, controller, or vice president of finance of Ross: (i) certifying that to the knowledge of Ross no Default or Event of Default under this Lease has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a brief statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (ii) certifying that the representations of Ross set forth in the Operative Documents are true and correct in all material respects as of the date thereof as though made on and as of the date thereof or, if not then true and correct, a brief statement as to why such representations are no longer true and correct, and (iii) with computations demonstrating compliance with the financial covenants contained in Schedule 1;

       (i) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Ross sends to Ross's stockholders, and copies of all regular, periodic and special reports, and all registration statements (other than registration statements on Form S-8 or any form substituted therefor) which Ross files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

       (i) upon request by BNPPLC, a statement in writing certifying that the Operative Documents are unmodified and in full effect (or, if there have been modifications, that the Operative Documents are in full effect as modified, and setting forth such modifications) and the dates to which the Base Rent has been paid and either stating that to the knowledge of Ross no Default or Event of Default under this Lease has occurred and is continuing or, if a Default or Event of Default under this Lease has occurred and is continuing, a brief statement as to the nature thereof; it being intended that any such statement by Ross may be relied upon by any prospective purchaser or mortgagee of the Property and by the Participants;

       (i) as soon as possible after, and in any event within ten days after Ross becomes aware that, any of the following has occurred, with respect to which the potential aggregate liability to Ross relating thereto is $500,000 or more, a notice signed by a senior financial officer of Ross setting forth details of the following and the response, if any, which Ross or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Ross or an ERISA Affiliate with respect to any of the following or the events or conditions leading up to the following):(A) the assertion, to secure any Unfunded Benefit Liabilities, of any Lien against the assets of Ross, against the assets of any Plan or Multiemployer Plan or against any interest of BNPPLC or Ross in the Property, or (B) the taking of any action by the PBGC or any other governmental authority against Ross to terminate any Plan of Ross or any ERISA Affiliate of Ross or to cause the appointment of a trustee or receiver to administer any such Plan; and

       (i) such other information respecting the condition or operations, financial or otherwise, of Ross, of any of its Subsidiaries or of the Property as BNPPLC or any Participant through BNPPLC may from time to time reasonably request.

    BNPPLC is hereby authorized to deliver a copy of any information or certificate delivered to it pursuant to this subparagraph to BNPPLC's Parent, to the Participants and to any regulatory body having jurisdiction over BNPPLC or BNPPLC's Parent or any Participant that requires or requests it.

1.  ASSIGNMENT AND SUBLETTING BY ROSS.

2.

    (a)  BNPPLC's Consent Required.  Without the prior consent of BNPPLC, Ross shall not assign, transfer, mortgage, pledge or hypothecate this Lease or any interest of Ross hereunder and shall not sublet all or any part of the Property, by operation of law or otherwise; provided, that subject to subparagraph below, if (and after) Ross completes the Construction Project pursuant to the Construction Management Agreement and so long as no Event of Default has occurred and is continuing: (1) Ross shall be entitled to sublet no more than forty-nine percent (49%) (computed on the basis of square footage) of the useable space in then existing and completed building Improvements, if any, so long as (i) any sublease by Ross is made expressly subject and subordinate to the terms hereof, and (ii) such sublease has a term equal to or less than the remainder of the then effective Term of this Lease; and (2) Ross shall be entitled to assign or transfer this Lease or any interest of Ross hereunder to an Affiliate of Ross if both Ross and its Affiliate confirm their joint and several liability hereunder by written notice given to BNPPLC.

    (a)  Standard for BNPPLC's Consent to Assignments and Certain Other Matters.  Consents and approvals of BNPPLC which are required by this Paragraph will not be unreasonably withheld or delayed, but Ross acknowledges that BNPPLC's withholding of such consent or approval shall be reasonable if BNPPLC determines in good faith that (1) giving the approval may materially increase BNPPLC's risk of liability for any existing or future environmental problem, or (2) giving the approval is likely to materially increase BNPPLC's administrative burden of complying with or monitoring Ross's compliance with the requirements of this Lease.

    (b)

    (c)  Consent Not a Waiver.  No consent by BNPPLC to a sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or Ross's interest hereunder, and no assignment or subletting of the Property or any part thereof in accordance with this Lease or otherwise with BNPPLC's consent, shall release Ross from liability hereunder; and any such consent shall apply only to the specific transaction thereby authorized and shall not relieve Ross from any requirement of obtaining the prior consent of BNPPLC to any further sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or any interest of Ross hereunder.

    (d)

2.  ASSIGNMENT BY BNPPLC.

3.

    (a)  Restrictions on Transfers.  Except by a Permitted Transfer, BNPPLC shall not assign, transfer, mortgage, pledge, encumber or hypothecate this Lease or the other Operative Documents or any interest of BNPPLC in and to the Property during the Term without the prior consent of Ross, which consent Ross may withhold in its sole discretion. Further, notwithstanding anything to the contrary herein contained, if withholding taxes are imposed on the rents and other amounts payable to BNPPLC hereunder because of BNPPLC's assignment of this Lease to any citizen of, or any corporation or other entity formed under the laws of, a country other than the United States, Ross shall not be required to compensate BNPPLC or any such assignee for the withholding tax. If, in breach of this subparagraph, BNPPLC transfers the Property or any part thereof by a conveyance or that does not constitute a Permitted Transfer, with the result that additional transfer taxes or other Impositions are assessed against the Property or the owner thereof, BNPPLC shall be required to pay such additional transfer taxes or other Impositions.

    (a)  Effect of Permitted Transfer or other Assignment by BNPPLC.  If, without breaching subparagraph, BNPPLC sells or otherwise transfers the Property and assigns to the transferee all of BNPPLC's rights under this Lease and under the other Operative Documents, and if the transferee expressly assumes all of BNPPLC's obligations under this Lease and under the other Operative Documents, then BNPPLC shall thereby be released from any obligations arising after such assumption under this Lease or under the other Operative Documents (other than any liability for a breach of any continuing obligation to provide Construction Advances under the Construction Management Agreement), and Ross shall look solely to each successor in interest of BNPPLC for performance of such obligations. (As used in this subparagraph, "Operative Documents" is intended to mean the Operative Documents as defined in the Common Definitions and Provisions Agreement.)

1.  BNPPLC's RIGHT OF ACCESS.

2.

    (a) During the Term, BNPPLC and BNPPLC's representatives may (subject to subparagraphs and) enter the Property at any reasonable time after five Business Days advance written notice to Ross for the purpose of making inspections or performing any work BNPPLC is authorized to undertake by the next subparagraph or for the purpose confirming whether Ross has complied with the requirements of this Lease or the other Operative Documents.

    (a) If Ross fails to perform any act or to take any action required of it by this Lease or the Closing Certificate, or to pay any money which Ross is required by this Lease or the Closing Certificate to pay, and if such failure or action constitutes an Event of Default or renders BNPPLC or any director, officer, employee or Affiliate of BNPPLC at risk of criminal prosecution or renders BNPPLC's interest in the Property or any part thereof at risk of forfeiture by forced sale or otherwise, then in addition to any other remedies specified herein or otherwise available, BNPPLC may, perform or cause to be performed such act or take such action or pay such money. Any expenses so incurred by BNPPLC, and any money so paid by BNPPLC, shall be a demand obligation owing by Ross to BNPPLC. Further, BNPPLC, upon making such payment, shall be subrogated to all of the rights of the person, corporation or body politic receiving such payment. But nothing herein shall imply any duty upon the part of BNPPLC to do any work which under any provision of this Lease Ross may be required to perform, and the performance thereof by BNPPLC shall not constitute a waiver of Ross's default. BNPPLC may during the progress of any such work permitted by BNPPLC hereunder on or in the Property keep and store upon the Property all necessary materials, tools, and equipment. BNPPLC shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business, or other damage to Ross or the subtenants or invitees of Ross by reason of making such repairs or the performance of any such work on or in the Property, or on account of bringing materials, supplies and equipment into or through the Property during the course of such work (except for any liability in excess of the liability insurance limits established in Exhibit  resulting from death or injury or damage to the property of third parties caused by the Established Misconduct of BNPPLC or its officers, employees, or agents in connection therewith), and the obligations of Ross under this Lease shall not thereby be excused in any manner.

    (b)

    (c) Ross shall have no obligation to provide proprietary information (as defined in the next sentence) to BNPPLC, except and to the extent that (1) BNPPLC reasonably determines that BNPPLC cannot accomplish the purposes of BNPPLC's inspection of the Property or exercise of other rights granted pursuant to the various express provisions of this Lease and the other Operative Documents without evaluating such information. For purposes of this Lease "proprietary information" includes Ross's intellectual property, trade secrets and other confidential information of value to Ross about, among other things, Ross's manufacturing processes, products, marketing and corporate strategies, but in no event will "proprietary information" include any disclosure of substances and materials (and their chemical composition) which are or previously have been present in, on or under the Property at the time of any inspections by BNPPLC, nor will "proprietary information" include any additional disclosures reasonably required to permit BNPPLC to determine whether the presence of such substances and materials has constituted a violation of Environmental Laws. In addition, under no circumstances shall Ross have any obligation to disclose to BNPPLC or any other party any proprietary information of Ross (including, without limitation, any pending applications for patents or trademarks, any research and design and any trade secrets) except if and to the limited extent reasonably necessary to comply with the express provisions of this Lease or the other Operative Documents.

    (d)

    (e) So long as Ross remains in possession of the Property, BNPPLC or BNPPLC's representative will, before making any inspection or performing any work on the Property authorized by this Lease, if then requested to do so by Ross to maintain Ross's security: (i) sign in at Ross's security or information desk if Ross has such a desk on the premises, (ii) wear a visitor's badge or other reasonable identification, (iii) permit an employee of Ross to observe such inspection or work, and (iv) comply with other similar reasonable nondiscriminatory security requirements of Ross that do not, individually or in the aggregate, significantly interfere with inspections or work of BNPPLC authorized by this Lease.

1.  EVENTS OF DEFAULT.  Each of the following events shall be an "Event of Default" by Ross under this Lease:

    (a) Ross shall fail to pay when due any installment of Rent due hereunder and such failure shall continue for five (5) Business Days after Ross is notified in writing thereof (except with regard to a payment required upon the termination or expiration of this Lease or any of the Operative Documents, in which case there shall be no notice or grace period required).

    (b)

    (c) Ross shall fail to cause any representation or warranty of Ross contained herein or in the Construction Management Agreement or the Closing Certificate that was false or misleading in any material respect when made to be made true and not misleading (other than as described in the other clauses of this Paragraph), or Ross shall fail to comply with any term, provision or covenant of this Lease or of the Construction Management Agreement or the Closing Certificate (other than as described in the other clauses of this Paragraph), and in either case shall not cure such failure prior to the earlier of (A) thirty days after written notice thereof is sent to Ross or (B) the date any writ or order is issued for the levy or sale of any property owned by BNPPLC (including the Property) or any criminal prosecution is instituted or overtly threatened against BNPPLC or any of its directors, officers or employees because of such failure; provided, however, that so long as no such writ or order is issued and no such criminal prosecution is instituted or overtly threatened, the period within which such failure may be cured by Ross shall be extended for a further period (not to exceed an additional sixty days) as shall be necessary for the curing thereof with diligence, if (but only if) (x) such failure is susceptible of cure but cannot with reasonable diligence be cured within such thirty day period, (y) Ross shall promptly have commenced to cure such failure and shall thereafter continuously prosecute the curing thereof with reasonable diligence and (z) the extension of the period for cure will not, in any event, cause the period for cure to extend beyond the earlier to occur of (i) the date that is sixty days after such initial thirty day period and (ii) the date that is five days prior to the expiration of this Lease.

    (d)

    (e) Ross shall abandon the Property.

    (f)

    (g) Ross or any Subsidiary shall fail to make any payment or payments of principal, premium or interest, of Debt of Ross described in the next sentence when due (taking into consideration the time Ross may have to cure such failure, if any, under the documents governing such Debt). As used in this clause, "Debt" shall include only Debt (as defined in the Common Definitions and Provisions Agreement) of Ross or any of its Subsidiaries now existing or arising in the future (1) payable to any Interested Party, or (2) payable to any other Person and with respect to which $5,000,000 or more is actually due and payable because of acceleration or otherwise.

    (h)

    (i)  Ross: (a) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (c) shall file any petition or application to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed against it; or (e) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (f) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty days or more.

    (j)

    (k) One or more final judgments, decrees or orders for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against Ross and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty consecutive days without Ross's having obtained an agreement (or after the expiration or termination of an agreement) of the Persons entitled to enforce such judgment, decrees or orders not to enforce the same pending negotiations with Ross concerning the satisfaction or other discharge of the same. (For purposes of this provision, no judgment, decree or order will be considered "final" until Ross's right to appeal, if any, shall have expired or been exhausted.)

    (l)

    (m) Ross shall breach the requirements of Paragraph, which by reference to Schedule 1 establishes certain financial covenants and other requirements.

    (n)

    (o) as of the effective date of this Lease, any of the representations or warranties of Ross contained in subparagraphs 2(A)—(J) of the Closing Certificate shall be false or misleading in any material respect.

    (p)

    (q) Ross shall fail to pay the full amount of any Supplemental Payment required by the Purchase Agreement on the Designated Sale Date.

    (r)

    (s) Ross shall breach any covenants or other provisions of Section 6.04 through and including Section 6.10 and Article VII of the Existing Credit Agreement or a default shall occur under Section 8.01(h) or 8.01(m) of the Existing Credit Agreement (a copy of such provisions is attached hereto as Exhibit C); provided, that if the Existing Credit Agreement provides that Ross may cure the breach, then the breach shall not constitute an Event of Default hereunder unless Ross fails to complete the cure within the time allowed by the Existing Credit Agreement.

1.  REMEDIES.

2.

    (a)  Basic Remedies.  At any time after an Event of Default and after BNPPLC has given any notice required by subparagraph, BNPPLC shall be entitled at BNPPLC's option (and without limiting BNPPLC in the exercise of any other right or remedy BNPPLC may have, and without any further demand or notice except as expressly described in this subparagraph), to exercise any one or more of the following remedies:

       (i) By notice to Ross, BNPPLC may terminate Ross's right to possession of the Property. A notice given in connection with unlawful detainer proceedings specifying a time within which to cure a default shall terminate Ross's right to possession if Ross fails to cure the default within the time specified in the notice.

       (i) Upon termination of Ross's right to possession and without further demand or notice, BNPPLC may re-enter the Property in any manner not prohibited by Applicable Law and take possession of all improvements, additions, alterations, equipment and fixtures thereon and remove any persons in possession thereof. Any property in the Improvements may be removed and stored in a warehouse or elsewhere at the expense and risk of and for the account of Ross.

       (i) Upon termination of Ross's right to possession, this Lease shall terminate and BNPPLC may recover from Ross:

        a)  The worth at the time of award of the unpaid Rent which had been earned at the time of termination;

        a)  The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Ross proves could have been reasonably avoided;

        a)  The worth at the time of award of the amount by which the unpaid Rent for the balance of the scheduled Term after the time of award exceeds the amount of such rental loss that Ross proves could be reasonably avoided; and

        a)  Any other amount necessary to compensate BNPPLC for all the detriment proximately caused by Ross's failure to perform Ross's obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including the costs and expenses (including Attorneys' Fees, advertising costs and brokers' commissions) of recovering possession of the Property, removing persons or property therefrom, placing the Property in good order, condition, and repair, preparing and altering the Property for reletting, all other costs and expenses of reletting, and any loss incurred by BNPPLC as a result of Ross's failure to perform Ross's obligations under the other Operative Documents.

    The "worth at the time of award" of the amounts referred to in subparagraph and subparagraph shall be computed by allowing interest at the Default Rate. The "worth at the time of award" of the amount referred to in subparagraph shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

        a)  Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable South Carolina law.

       (i) Even if Ross has breached this Lease and abandoned the Property, this Lease shall continue in effect for so long as BNPPLC does not terminate Ross's right to possession, and BNPPLC may enforce all of BNPPLC's rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Ross's right to possession shall not be deemed to have been terminated by BNPPLC except pursuant to subparagraph hereof. The following shall not constitute a termination of Ross's right to possession:

        a)  Acts of maintenance or preservation or efforts to relet the Property;

        a)  The appointment of a receiver upon the initiative of BNPPLC to protect BNPPLC's interest under this Lease; or

        a)  Reasonable withholding of consent to an assignment or subletting, or terminating a subletting or assignment by Ross.

    (a)  Notice Required So Long As the Purchase Option and Ross's Initial Remarketing Rights and Obligations Continue Under the Purchase Agreement.  So long as Ross remains in possession of the Property and there has been no termination of the Purchase Option and Ross's Initial Remarketing Rights and Obligations as provided Paragraph 4 of the Purchase Agreement, BNPPLC's right to exercise remedies provided in subparagraph will be subject to the condition precedent that BNPPLC shall have notified Ross, at a time when an Event of Default shall have occurred and be continuing, of BNPPLC's intent to exercise remedies provided in subparagraph at least sixty days prior to exercising the remedies. The condition precedent is intended to provide Ross with an opportunity to exercise the Purchase Option or Ross's Initial Remarketing Rights and Obligations before losing possession of the Property pursuant to subparagraph. The condition precedent is not, however, intended to extend any period for curing an Event of Default. Accordingly, if an Event of Default has occurred, and regardless of whether any Event of Default is then continuing, BNPPLC may proceed immediately to exercise remedies provided in subparagraph at any time after the earlier of (i) sixty days after BNPPLC has given such a notice to Ross, (ii) any date upon which Ross relinquishes possession of the Property, or (iii) any termination of the Purchase Option and Ross's Initial Remarketing Rights and Obligations.

    (b)

    (c)  Enforceability.  This Paragraph shall be enforceable to the maximum extent not prohibited by Applicable Law, and the unenforceability of any provision in this Paragraph shall not render any other provision unenforceable.

    (d)

    (e)  Remedies Cumulative.  No right or remedy herein conferred upon or reserved to BNPPLC is intended to be exclusive of any other right or remedy, and each and every such right and remedy shall be cumulative and in addition to any other right or remedy given to BNPPLC hereunder or now or hereafter existing in favor of BNPPLC under Applicable Law or in equity. In addition to other remedies provided in this Lease, BNPPLC shall be entitled, to the extent permitted by Applicable Law or in equity, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the other covenants, agreements, conditions or provisions of this Lease to be performed by Ross, or to any other remedy allowed to BNPPLC at law or in equity. Nothing contained in this Lease shall limit or prejudice the right of BNPPLC to prove for and obtain in proceedings for bankruptcy or insolvency of Ross by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above. Without limiting the generality of the foregoing, nothing contained herein shall modify, limit or impair any of the rights and remedies of BNPPLC under the Purchase Documents, and BNPPLC shall not be required to give the sixty day notice described in subparagraph as a condition precedent to any acceleration of the Designated Sale Date or to taking any action to enforce the Purchase Documents.

    (f)

2.  DEFAULT BY BNPPLC.  If BNPPLC should default in the performance of any of its obligations under this Lease, BNPPLC shall have the time reasonably required, but in no event less than thirty days, to cure such default after receipt of notice from Ross specifying such default and specifying what action Ross believes is necessary to cure the default. If Ross prevails in any litigation brought against BNPPLC because of BNPPLC's failure to cure a default within the time required by the preceding sentence, then Ross shall be entitled to an award against BNPPLC for the monetary damages proximately caused to Ross by such default.

3.

4.  Notwithstanding the foregoing, BNPPLC's right to cure as provided in this Paragraph will not in any event extend the time within which BNPPLC must remove Liens Removable by BNPPLC as required by Paragraph beyond the Designated Sale Date.

5.

6.  QUIET ENJOYMENT.  Provided Ross pays the Base Rent and all Additional Rent payable hereunder as and when due and payable and keeps and fulfills all of the terms, covenants, agreements and conditions to be performed by Ross hereunder, BNPPLC shall not during the Term disturb Ross's peaceable and quiet enjoyment of the Property; however, such enjoyment shall be subject to the terms, provisions, covenants, agreements and conditions of this Lease, to Permitted Encumbrances, to Development Documents and to any other claims not constituting Liens Removable by BNPPLC. If any

Lien Removable by BNPPLC is claimed against the Property, BNPPLC will remove the Lien Removable by BNPPLC promptly. Any breach by BNPPLC of this Paragraph shall render BNPPLC liable to Ross for any monetary damages proximately caused thereby, but as more specifically provided in subparagraph above, no such breach shall entitle Ross to terminate this Lease or excuse Ross from its obligation to pay Rent.

7.

8.  SURRENDER UPON TERMINATION.  Unless Ross or an Applicable Purchaser purchases or has purchased BNPPLC's entire interest in the Property pursuant to the terms of the Purchase Agreement, Ross shall, upon the termination of Ross's right to occupancy, surrender to BNPPLC the Property, including Improvements constructed by Ross and fixtures and furnishings included in the Property, free of all Hazardous Substances (including Permitted Hazardous Substances) and tenancies and with all Improvements in substantially the same condition as of the date the same were initially completed, excepting only (i) ordinary wear and tear that occurs between the maintenance, repairs and replacements required by other provisions of this Lease, and (ii) demolition, alterations and additions which are expressly permitted by the terms of this Lease and which have been completed by Ross in a good and workmanlike manner in accordance with all Applicable Laws. Any movable furniture or movable personal property belonging to Ross or any party claiming under Ross, if not removed at the time of such termination and if BNPPLC shall so elect, shall be deemed abandoned and become the property of BNPPLC without any payment or offset therefor. If BNPPLC shall not so elect, BNPPLC may remove such property from the Property and store it at Ross's risk and expense.

9.

10.  Nothing in this Paragraph will be construed to require Ross to surrender the Property to BNPPLC during the continuation of any breach by BNPPLC of any obligation it has under the Purchase Agreement to convey the Property to Ross or an Applicable Purchaser.

11.  HOLDING OVER BY ROSS.  Should Ross not purchase BNPPLC's right, title and interest in the Property as provided in the Purchase Agreement, but nonetheless continue to hold the Property after the termination of this Lease without BNPPLC's consent, whether such termination occurs by lapse of time or otherwise, such holding over shall constitute and be construed as a tenancy from day to day only, at a daily Base Rent equal to: (i) Stipulated Loss Value on the day in question, times (ii) the Default Rate for such day; divided by (iii) three hundred and sixty; subject, however, to all of the terms, provisions, covenants and agreements on the part of Ross hereunder. No payments of money by Ross to BNPPLC after the termination of this Lease shall reinstate, continue or extend the Term of this Lease and no extension of this Lease after the termination thereof shall be valid unless and until the same shall be reduced to writing and signed by both BNPPLC and Ross.

12.

13.  INDEPENDENT OBLIGATIONS EVIDENCED BY THE OTHER OPERATIVE DOCUMENTS.  Ross acknowledges and agrees that nothing contained in this Lease shall limit, modify or otherwise affect any of Ross's obligations under the other Operative Documents, which obligations are intended to be separate, independent and in addition to, and not in lieu of, the obligations set forth herein. In the event of any inconsistency between the express terms and provisions of the Purchase Documents and the express terms and provisions of this Lease, the express terms and provisions of the Purchase Documents shall control. In the event of any inconsistency between the express terms and provisions of the Construction Management Agreement or the Closing Certificate and the express terms and provisions of this Lease, the express terms and provisions of this Lease shall control; provided, nothing herein will limit or impair Ross's obligations under the Closing Certificate following any expiration of termination of this Lease.

14.

15.

[The signature pages follow.]

    IN WITNESS WHEREOF, Ross and BNPPLC have caused this Lease Agreement to be executed as of May 10, 2001.

"Ross"
ROSS STORES, INC.
By:	/s/ J.CALL John G. Call Senior Vice President Chief Financial Officier

[Continuation of signature pages to Lease Agreement dated to be effective May 10, 2001]

"BNPPLC"
BNP PARIBAS LEASING CORPORATION
By:	/s/ LLOYD G. COX Lloyd G. Cox, Managing Director

Exhibit

Legal Description

All that certain real property situate in Fort Mill, South Carolina, described as follows:

[TO BE ADDED.]

[[NOTE: PLEASE PROVIDE LEGAL DESCRIPTION.]]

TAX MAP NUMBER:

DERIVATION: Deed from            to Grantor dated            , and recorded            in Deed Book      at Page

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Exhibit

Insurance Requirements

I.  LIABILITY INSURANCE:

    A.  Ross must maintain commercial general liability ("CGL") insurance on an occurrence basis, affording immediate protection to the limit of not less than $15,000,000 combined single limit for bodily and personal injury, death and property damage in respect of any one occurrence. The CGL insurance must be primary to, and shall receive no contribution from, any insurance policies or self-insurance programs otherwise afforded to or available to the Interested Parties, collectively or individually. Further, the CGL insurance must include blanket contractual liability coverage which insures contractual liability under the indemnifications set forth in this Lease (though such coverage or the amount thereof shall in no way limit such indemnifications).

    B.  Any deductible or self-insured retention applicable to the CGL insurance shall not exceed $10,000 at any time when Ross shall continue to have the right to exercise any Issue 97-10 Election, or shall have previously exercised an Issue 97-10 Election. After the expiration of Ross's right to exercise any Issue 97-10 Election, and provided no Issue 97-10 Election has been exercised by Ross, Ross may increase any deductible or self-insured retention applicable to such insurance, but not to an amount in excess of $500,000.

    C.  The forms of insurance policies (including endorsements) used to provide the CGL insurance required by this Lease, and the insurance company or companies providing the CGL insurance, must be acceptable to BNPPLC. BNPPLC shall have the right from time to time and at any time to review and approve such policy forms (including endorsements) and the insurance company or companies providing the insurance. Without limiting the generality of the foregoing, BNPPLC may reasonably require (and unless and until Ross is otherwise notified by BNPPLC, BNPPLC does require) that such insurance be provided under forms and by companies consistent with the following:

      (1)  Forms:  CGL Insurance must be provided on Insurance Services Office ("ISO") forms CG 0001 1093 or CG 0001 0196 or equivalent substitute forms providing the same or greater coverage.

      (2)  Rating Requirements:  Insurance must be provided through insurance or reinsurance companies rated by the A.M. Best Company of Oldwick, New Jersey as having a policyholder's rating of A or better and a reported financial information rating of X or better.

      (3)  Required Endorsements:  CGL Insurance must be endorsed to provide or include:

        (a) in any policy containing a general aggregate limit, ISO form amendment "Aggregate Limits of Insurance Per Location" CG 2504 1185 or equivalent substitute form;

        (c) a waiver of subrogation, using ISO form CG 2404 1093 or equivalent substitute form (and under the commercial umbrella, if any), in favor of "BNP Paribas Leasing Corporation and other Interested Parties (as defined in the Common Definitions and Provisions Agreement between Ross Stores, Inc. and BNP Paribas Leasing Corporation dated May 10, 2001)";

        (c) ISO additional insured form CG 2026 1185 or equivalent substitute form, without modification (and under the commercial umbrella, if any), designating as additional insureds "BNPPLC and other Interested Parties, as defined in the Common Definitions and Provisions Agreement between Ross Stores, Inc. and BNP Paribas Leasing Corporation dated May 10, 2001)"; and

        (d) provisions entitling BNPPLC to 30 days' notice from the insurer prior to any cancellation, nonrenewal or material modification to the CGL coverage.

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      (4)  Other Insurance:  Each policy to contain standard CGL "other insurance" wording, unmodified in any way that would make it excess over or contributory with the additional insured's own commercial general liability coverage.

II.  PROPERTY INSURANCE:

    A.  Ross must maintain property insurance in "special form" (including theft) or against "all risks," providing the broadest available coverage for all Improvements (as defined in the Common Provisions and Definitions Agreement but excluding those Improvements to be demolished by Ross prior to the commencement of construction contemplated in the Construction Management Agreement) and equipment included in the Property, on a blanket basis if multiple buildings are involved, with no exclusions for vandalism, malicious mischief, or sprinkler leakage, and including coverage against earthquake and all coverage perils normally included within the definitions of extended coverage, vandalism, malicious mischief and, if the Property is in a flood zone, flood. In addition, boiler and machinery coverage must be maintained at all times by endorsement to the property insurance policy or by separate policy. Also, during any period of significant construction on any Improvements, the property insurance must include builder's completed value risk insurance for such Improvements, with no protective safeguard endorsement, and (without limiting the other requirements of this Exhibit) builder's completed value risk insurance must provide the following coverages:

  (1)
  materials and supplies at other locations awaiting installation;

  (2)
  materials and supplies in transit to the worksite for installation;

  (3)
  loss of use or consequential loss;

  (4)
  pollutant cleanup and removal;

  (5)
  freezing;

  (6)
  collapse during construction, resulting from fault, defect, error or omission in design, plan, specification or workmanship;

  (7)
  construction ordinance or law;

  (8)
  mechanical or electrical breakdown;

  (9)
  debris removal additional limit;

  (10)
  preservation of property;

  (11)
  fire department service charge;

  (12)
  additional interest on construction loan due to delays in the completion of construction;

  (13)
  loss of rental income;

  (14)
  legal/professional fees (in the amount of no less than $1,500,000) and other soft costs as reasonably determined by Ross, subject to BNPPLC's approval.

    B.  The property insurance required hereby must provide coverage in the amount no less than replacement value (exclusive of land, foundation, footings, excavations and grading) with endorsements for contingent liability from operation of building laws, increased cost of construction and demolition costs which may be necessary to comply with building laws. Subject to the approval of BNPPLC, Ross will be responsible for determining the amount of property insurance to be maintained from time to time, but Ross must maintain such coverage on an agreed value basis to eliminate the effects of coinsurance.

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    C.  Any deductible or self-insured retention applicable to the property insurance shall not exceed $50,000 at any time when Ross shall continue to have the right to exercise any Issue 97-10 Election, or shall have previously exercised an Issue 97-10 Election; provided, that with respect to earthquake coverage the deductible may be as high as five percent of the value of the Improvements. After the expiration of Ross's right to exercise any Issue 97-10 Election, and provided no Issue 97-10 Election has been exercised by Ross, Ross may increase any deductible or self-insured retention applicable to such insurance, provided the increased amount shall not exceed (1) $500,000 for all coverages other than earthquake coverage, and (2) for earthquake coverage only, five percent of the aggregate amount of the property insurance required to satisfy this Lease, calculated as described in the preceding paragraph.

    D.  The property insurance shall cover not only the value of Ross's interest in the Improvements, but also the interest of BNPPLC, with BNPPLC shown as an insured as its interests may appear.

    E.  The forms of insurance policies (including endorsements) used to provide the property insurance required by this Lease, and the insurance company or companies providing the property insurance, must be acceptable to BNPPLC. BNPPLC shall have the right from time to time and at any time to review and approve such policy forms (including endorsements) and the insurance company or companies providing such insurance. Without limiting the generality of the foregoing, BNPPLC may reasonably require (and unless and until Ross is otherwise notified by BNPPLC, BNPPLC does require) that such insurance be provided under forms and by companies consistent with the following:

      (1)  Rating Requirements:  Insurance to be provided through insurance or reinsurance companies rated by the A.M. Best Company of Oldwick, New Jersey as having (a) a policyholder's rating of A or better, (b) a reported financial information rating of no less than X, and (c) in the case of each insurance or reinsurance company, a reported financial information rating which indicates an adjusted policyholders' surplus equal to or greater than the underwriting exposure that such company has under the insurance or reinsurance it is providing for the Property.

      (2)  Required Endorsements:  Ross's property insurance must be endorsed to provide or include:

        (a) a waiver of subrogation in favor of "BNPPLC and other Interested Parties, as defined in the Common Definitions and Provisions Agreement between Ross Stores, Inc. and BNP Paribas Leasing Corporation dated May 10, 2001)";

        (b) that Ross's insurance is primary, with any policies of BNPPLC or other Interested Parties being excess, secondary and noncontributing;

        (c) that the protection afforded to BNPPLC by such insurance shall not be reduced or impaired by acts or omissions of Ross or any other beneficiary or insured; and

        (d) that BNPPLC must be notified at least thirty days prior to any cancellation, nonrenewal or reduction of insurance coverage.

III.  OTHER INSURANCE RELATED REQUIREMENTS:

    A.  BNPPLC must be notified in writing immediately by Ross of claims against Ross that might cause a reduction below seventy-five percent (75%) of any aggregate limit of any policy.

    B.  Ross's property insurance must be evidenced by ACORD form 27 "Evidence of Property Insurance" completed and interlineated in a manner satisfactory to BNPPLC to show compliance with the requirements of this Exhibit. Copies of endorsements to the property insurance must be attached to such form.

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    C.  Ross's CGL insurance must be evidenced by ACORD form 25 "Certificate of Insurance" completed and interlineated in a manner satisfactory to BNPPLC to show compliance with the requirements of this Exhibit. Copies of endorsements to the CGL insurance must be attached to such form.

    D.  Such evidence of required insurance must be delivered upon execution of this Lease and new certificate or evidence of insurance must be delivered no later than 10 days prior to expiration of existing policy.

    E.  Ross shall not cancel, fail to renew, or make or permit any material reduction in any of the policies or certificates described in this Exhibit without the prior written consent of BNPPLC. The certificates (ACORD forms 27 and 25) described in this Exhibit must contain the following express provision:

    "This is to certify that the policies of insurance described herein have been issued to the insured Ross Stores, Inc. for whom this certificate is executed and are in force at this time. In the event of cancellation, non-renewal, or material reduction in coverage affecting the certificate holder, at least sixty days prior notice shall be given to the certificate holder."

    F.  The limits of liability under the liability insurance required by this Lease may be provided by a single policy of insurance or by a combination of primary and umbrella policies, but in no event shall the total limits of liability available for any one occurrence or accident be less than those required by this Exhibit.

    G.  Ross shall provide copies, certified as complete and correct by an authorized agent of the applicable insurer, of all insurance policies required by this Exhibit within twenty days after receipt of a request for such copies from BNPPLC.

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Exhibit C

Excerpts from Existing Credit Agreement

    6.04  Notices.  The Company shall promptly notify the Agent and each Bank:

      (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

      (b) of any matter that has resulted or may result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;

      (c) of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

         (i) an ERISA Event;

        (ii) if any of the representations and warranties in Section 5.07 cease to be true and correct;

        (iii) the adoption of any new Pension Plan or other Plan subject to Section 412 of the Code by the Company or an ERISA Affiliate;

        (iv) the adoption of any amendment to a Pension Plan or other Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; or

        (v) the commencement of contributions by the Company or an ERISA Affiliate to any Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code;

      (d) of any material change in accounting policies or financial reporting practices by the Company or any of its subsidiaries.

      (e) of any new Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.16 hereto; or any new Equity Investments other than those specifically disclosed in part (b) of Schedule 5.16.

      Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company proposes to take with respect thereto and at what time. Each notice under subsection (a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

    6.05  Preservation of Corporate Existence, Etc.  The Company shall, and shall cause each of its Subsidiaries to:

      (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

      (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.03 and sales of assets permitted by Section 7.02;

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      (c) use its reasonable efforts, in the ordinary course of business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

      (d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

    6.06  Maintenance of Property.  The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except as permitted by Section 7.02. The Company shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

    6.07  Insurance.  The Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. The Company's current program of self-insurance for workers' compensation shall be deemed acceptable under this paragraph.

    6.08  Payment of Obligations.  The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

      (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

      (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

      (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such indebtedness.

    6.09  Compliance with Laws.  The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

    6.10  Inspection of Property and Books and Records.  The Company and its subsidiaries shall maintain proper books of record and account in accordance with GAAP. The Company and its Subsidiaries shall permit representatives and independent contractors of the Agent or any Bank, no more frequently than annually, to inspect any of their respective Properties, to examine their books and records, and make copies thereof, and to discuss their affairs with their respective directors, officers, and independent public accountants, all at reasonable times during normal business hours; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing more frequently than annually and at the expense of the Company.

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ARTICLE VII

NEGATIVE COVENANTS

    The Company hereby covenants and agrees that, so long as any Bank shall have any Revolving Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

    7.01  Limitation on Liens.  The Company shall not, and the Company shall not suffer or permit any of its Subsidiaries to, create, assume or suffer to exist any security interest, lien (including, but not limited to, the lien of an attachment, judgment or execution) or encumbrance, securing a charge or obligation, on or with respect to any real or personal property of the Company or any Subsidiary whether now owned or hereafter acquired, except:

      (a) liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof;

      (b) deposits or pledges to secure:

         (i) statutory obligations;

        (ii) surety or appeal bonds;

        (iii) bonds for release of attachment, stay of execution or injunction; or

        (iv) performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business as presently conducted;

      (c) purchase money liens and liens on real property securing construction or permanent real estate financing where the lien does not exceed 100% of the cost of the real property and all improvements thereon and does not extend beyond the property purchased or constructed;

      (d) a security interest in favor of the issuer of any letter of credit for the account of the Company, covering any documents presented in connection with a drawing under any letter of credit; all goods which are described in such documents or any letter of credit; and the proceeds thereof; and

      (e) security interests and liens securing charges or obligations of the Company or any Subsidiary in amounts not to exceed an aggregate of $2,000,000 in addition to those permitted under subsections (a) through (d) of this section.

The Company shall not, and shall not suffer or permit any of its Subsidiaries to, acquire Margin Stock to the extent that more than 25% of the value of the assets subject to the restrictions of this paragraph consist of Margin Stock.

    7.02  Disposition of Assets.  The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

      (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

      (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

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      (c) dispositions of property by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries pursuant to reasonable business requirements; provided, however, that such dispositions do not result in the movement of any such property from a domestic subsidiary to a Subsidiary located outside the United States.

    7.03  Consolidations and Mergers.  The Company shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

    7.04  Loans; Advances; Investments; Acquisitions; Guarantees.  The Company shall not, and shall not permit any Subsidiary to, make any loans or advances to, or any investment in, any person or entity; nor acquire, or permit any Subsidiary to acquire, any interest in any entity; nor enter into, or permit any Subsidiary to enter into, any joint venture; nor guarantee or, become liable, or permit any subsidiary to guarantee or become liable, in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, any liabilities or obligations of any other person or entity, except any of the foregoing in any fiscal year so long as the total dollar amount of all such transactions by the Company and the Subsidiaries does not exceed an aggregate of (a) 10% of the Company's Tangible Net Worth as of the end of the immediately preceding fiscal year, plus (b) the cost of the acquisitions and investments financed by the issuance of equity.

    7.05  Transactions with Affiliates.  The Company shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or of any such Subsidiary, except (a) as expressly permitted by this Agreement, or (b) in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company or such subsidiary; in each case (a) and (b), upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

    7.06  Use of Proceeds.  The Company shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock (except the repurchase by the Company of the Company's own stock, with such stock being retired upon its repurchase), (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase, or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

    7.07  Use of Proceeds—Ineligible Securities.  The Company shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting period Ineligible Securities being underwritten by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten by the Arranger and issued by or for the benefit of the Company or any Affiliate of the Company.

    7.08  Compliance with ERISA.  The Company shall not, and shall not suffer or permit any of its Subsidiaries to, (i) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (ii) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Majority Banks) liability to any member of the Controlled Group, (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material (in the opinion of the Majority Banks) liability to any

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member of the Controlled Group, or (v) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially (in the opinion of the Majority Banks) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

    7.09  Change in Business.  The Company shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.

    7.10  Change in Structure.  The Company shall not and shall not permit any of its Subsidiaries to, make any changes in its equity capital structure (including in the terms of its outstanding stock, but excluding the Company's stock repurchase programs), or amend its certificate of incorporation or by-laws in any material respect.

    7.11  Accounting Changes.  The Company shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any of its consolidated Subsidiaries.

    [8.01]

      (h)  ERISA.  (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000; (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by the Company or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $1,000,000; (iii) any of the representations and warranties contained in Section 5.07 shall cease to be true and correct in any material respect; or (iv) the Company or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

      (m)  Adverse Change.  There shall occur a Material Adverse Effect.

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  Exhibit D

Fixed Rate Lock Notice

            , 200

SENT VIA FIRST CLASS MAIL
AND BY TELECOPY TO (972) 788-9140

BNP Paribas Leasing Corporation
12201 Merit Drive
Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox

    Re: Lease Agreement dated as of May 10, 2001 (the "Lease"), between Ross Stores, Inc., as lessee, ("Ross") and BNP Paribas Leasing Corporation, as lessor ("BNPPLC")

Gentlemen:

    Capitalized terms used in this letter are intended to have the meanings assigned to them in the Common Definitions and Provisions Agreement with is referenced in the Lease. By this letter, which is given pursuant to subparagraph of the Lease, Ross requests that BNPPLC promptly establish a Fixed Rate (First Swap) for a notional amount of $            (which amount is the Estimated SLV described in subparagraph of the Lease) for use in the calculation of the Effective Rate for all Base Rent Periods commencing on or after the following Fixed Rate Lock Date:            , 200  .

    As contemplated in the conditions set forth in subparagraph of the Lease, such Fixed Rate Lock Date is the first Business Day of a calendar month which falls after the Projected Base Rent Commencement Date; such Fixed Rate Lock Date does not fall prior to the end of any Base Rent Period which has commenced or will commence before BNPPLC receives this notice; and Ross expects BNPPLC to receive this notice more than ten days prior to such Fixed Rate Lock Date.

    In an earlier phone conversation today between a representative of Ross and            at the New York Branch of BNP Paribas, Ross requested an estimate from BNP Paribas of the Fixed Rate (First Swap) that would be established by BNPPLC and BNP Paribas entering into an Interest Rate Swap. The estimate provided by telephone was:            percent (      %) per annum.

By this letter, Ross confirms that it will accept such a rate or any lower rate as the Fixed Rate (First Swap) for purposes of the Lease.

NOTE: BNPPLC SHALL BE ENTITLED TO DISREGARD THIS NOTICE IF THE CONDITIONS TO A FIXED RATE LOCK, AS SPECIFIED IN SUBPARAGRAPH OF THE LEASE, HAVE NOT BEEN SATISFIED. HOWEVER, ROSS REQUESTS THAT BNPPLC NOTIFY ROSS IMMEDIATELY IF FOR ANY REASON BNPPLC BELIEVES THIS NOTICE WILL NOT BE EFFECTIVE.

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    Executed on the date first written above.

ROSS STORES, INC.
By:
Name (Print):

Title (Print):

cc BNP Paribas New York Branch
    787 Seventh Avenue
    New York, New York 10019
    Attention: Christopher Criswell
     VIA FIRST CLASS MAIL
    AND TELECOPY TO: (212) 841-3049

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Exhibit E

Notice of Base Rent Period Election

BNP Leasing Corporation
12201 Merit Drive
Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox

    Re: Lease Agreement dated as of May 10, 2001, and both between Ross Stores, Inc., as tenant, and BNP Paribas Leasing Corporation, as landlord

Gentlemen:

    Capitalized terms used in this letter are intended to have the meanings assigned to them in the Lease Agreement referenced above. This letter constitutes notice to you that the Base Rent Period Election under the Lease Agreement shall be:

                                         month(s),

beginning with the first Base Rent Period that commences on or after:

                                        ,         .

NOTE: YOU SHALL BE ENTITLED TO DISREGARD THIS NOTICE IF THE NUMBER OF MONTHS SPECIFIED ABOVE IS NOT A PERMITTED NUMBER UNDER THE DEFINITION OF "LIBOR PERIOD ELECTION" IN THE COMMON DEFINITIONS AND PROVISIONS AGREEMENTS REFERENCED IN THE LEASE AGREEMENTS, OR IF THE DATE SPECIFIED ABOVE CONCERNING THE COMMENCEMENT OF THE LIBOR PERIOD ELECTION IS LESS THAN TEN BUSINESS DAYS AFTER YOUR RECEIPT OF THIS NOTICE. HOWEVER, WE ASK THAT YOU NOTIFY US IMMEDIATELY IF FOR ANY REASON YOU BELIEVE THIS NOTICE IS DEFECTIVE.

    Executed this          day of                         , 20    .

ROSS STORES, INC.
Name:
Title:
[cc all Participants]

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Schedule 1

FINANCIAL COVENANTS

FINANCIAL COVENANTS AND CREDIT PROVISIONS

    This Schedule 1 is attached to and made a part of the Lease Agreement (the "Lease") dated to be effective as of May 10, 2001 (the "Effective Date"), between BNP Paribas Leasing Corporation, a Delaware corporation ("BNPPLC") and Ross Stores, Inc., a Delaware corporation ("Ross").

Part I—Defined Terms

    In this Schedule 1, capitalized terms used but not defined herein shall have the meaning assigned to them in the Lease or the Common Definitions and Provisions Agreement referenced in the Lease; and the following capitalized terms shall have the following meanings:

  "Adjusted Debt" means, at any date of the determination thereof, the sum (without duplication of any item) of total indebtedness for borrowed money outstanding as of such date plus liabilities under guaranties, standby letters of credit, and any other contingent obligations (which term, for purposes of this definition, shall not include Documentary Letters of Credit) plus Debt existing under synthetic or other leases described in subsection (h) of the definition of Debt plus with respect to other operating leases under which Ross is the lessee, six times the amount of Ross' operating rent expense and operating lease expense for the four fiscal quarters immediately preceding the date of measurement.

  "Adjusted Interest Coverage Ratio" means, for any accounting period, the ratio for Ross and its Subsidiaries, on a consolidated basis, of (a) the sum of EBITDA, operating rent expense, and operating lease expense for such period to (b) the sum of operating rent expense, operating lease expense, and interest expense for such period.

  "Capitalization" means, at any date of the determination thereof, (1) Adjusted Debt on such date plus (2) shareholders' equity on such date.

  "Consolidated Subsidiary" means any Subsidiary of Ross whose accounts are or are required to be consolidated with the accounts of Ross in accordance with GAAP.

  "Documentary Letter of Credit" means a letter of credit (a) issued at the request of Ross, as applicant, for the benefit of a vendor of Ross authorizing the vendor to draw on the letter of credit if it satisfies certain terms and condition specified therein and (b) that expires no more than ninety days after its issue date, subject to extension by the addition of purchase orders between Ross and such vendor from time to time in the ordinary course of business.

  "EBITDA" means, for any period, for Ross and its Subsidiaries on a consolidated basis, the net income (or net loss) for such period, plus, to the extent deducted in determining net income (or net loss), the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-cash extraordinary charges, and (f) losses on asset sales; (g) minus, to the extent added in determining net income (or net loss), gains on asset sales.

  "Leverage Ratio" means, for any accounting period, the ratio, expressed as a percentage, of (a) Adjusted Debt for such period to (b) Capitalization for such period. Thus, for example, if Ross's Adjusted Debt and Capitalization at any quarter end were $69,000,000 and $98,000,000, respectively, the Leverage Ratio would be calculated as follows:

    $69,000,000 ÷ 98,000,000 = 0.7041

  "Rolling Four Quarter Period" means a period of four consecutive fiscal quarters of Ross.

1

  "Test Dates" mean the earlier of the following dates after each fiscal quarter of Ross that ends on or after June 30, 2001: (1) the seventh Business Day after the release by Ross of its financial statements for the fiscal quarter or (2) the first Business Day of the third calendar month following the end of the fiscal quarter.

  "Test Period" means any Rolling Four Quarter Period.

Part II—Financial Covenants for Lease Agreement

1.
Minimum Adjusted Interest Coverage Ratio After the Year 2000. Ross covenants that it shall not at any time suffer or permit an Adjusted Interest Coverage Ratio of less than 1.80 to 1.00 for any Rolling Four Quarter Period.

2.
Maximum Leverage Ratio. Ross covenants that it shall not at any time suffer or permit a Leverage Ratio of more than 0.75 to 1.00 at the end of any fiscal quarter of Ross.

Part III—Tests to Establish Spread

    On each Test Date, the Spread will be reset and established at the Level in the grid below which corresponds to the Adjusted Interest Coverage Ratio for the then latest Test Period just ended (and for which Ross has reported earnings as necessary to compute the Adjusted Interest Coverage Ratio); provided, that:

      (a) promptly after earnings are reported by Ross for the latest quarter in any Test Period, Ross must notify BNPPLC of any resulting change in the Spread under these provisions, and no reduction in the Spread from one period to the next will be effective for purposes of the Operative Documents unless, prior to the Test Date for the next period, Ross shall have provided BNPPLC with a written notice setting forth and certifying the calculation under these provisions that justifies the reduction; and

      (b) notwithstanding anything to the contrary in this definition, on any date when an Event of Default has occurred and is continuing, the Spread shall not be reduced.

Levels	Adjusted Interest Coverage Ratio	Spread
Level 1	greater than 4.00	65.0 basis points
Level 2	greater than 3.25, but less than or equal to 4.00	75.0 basis points
Level 3	greater than 2.50, but less than or equal to 3.25	90.0 basis points
Level 4	less than 2.50	125.0 basis points

All determinations of the Spread by BNPPLC shall, in the absence of clear and demonstrable error, be binding and conclusive for purposes of the Operative Documents. Further BNPPLC may, but shall not be required, to rely on the determination of the Spread set forth in any notice delivered by Ross as described above in clause (a) of this definition.

2

COMMON DEFINITIONS AND PROVISIONS AGREEMENT

between

BNP PARIBAS LEASING CORPORATION

and

ROSS STORES, INC.

Dated as of May 10, 2001

Schedule 1—Page 1

i

Defaulting Participant	8
Defective Work	8
Designated Sale Date	8
Development Documents	8
Effective Date	8
Effective Rate	8
Environmental Laws	9
Environmental Cutoff Date	9
Environmental Losses	9
Environmental Reports	9
ERISA	9
ERISA Affiliate	9
Escrowed Proceeds	9
Established Misconduct	10
Eurocurrency Liabilities	10
Eurodollar Rate Reserve Percentage	10
Event of Default	11
Existing Credit Agreement	11
Excluded Taxes	11
Fed Funds Rate	11
First Interest Rate Swap	12
Fixed Rate	12
Fixed Rate (First Swap)	12
Fixed Rate (Second Swap)	12
Fixed Rate Lock	12
Fixed Rate Lock Date	12
Fixed Rate Lock Termination	12
Fixed Rate Lock Termination Date	12
Fixed Rate Lock Notice	13
Fixed Rate Loss	13
Fixed Rate Settlement Amount	13
Floating Rate Payor	13
FOCB Notice	13
Funded Construction Allowance	13
Funding Advances	13
Future Work	13
GAAP	13
Hazardous Substance	13
Hazardous Substance Activity	14
Impositions	14
Improvements	14
Lease	14
Initial Funding Advance	14
Interested Party	15
Interest Rate Swap	15
Issue 97-1 Non-performance-related Subjective Event of Default	15
Issue 97-10 Election	15
Issue 97-10 Prepayment	16
Land	16
Landlord's Election to Continue Construction	16

LIBOR	17
Lien	17
Liens Removable by BNPPLC	17
Losses	18
Market Quotation	18
Material Environmental Communication	18
Maximum Construction Allowance	18
Maximum Permitted Termination Fees	18
Maximum Permitted Prepayment	18
Maximum Remarketing Obligation	19
Minimum Extended Remarketing Price	19
Multiemployer Plan	19
Notice of Ross's Intent to Terminate	19
Operative Documents	19
Outstanding Construction Allowance	19
Participant	19
Participation Agreement	19
PBGC	19
Period	19
Permitted Encumbrances	20
Permitted Hazardous Substance Use	20
Permitted Hazardous Substances	20
Permitted Transfer	20
Person	21
Personal Property	21
Plan	21
Pre-Commencement Casualty	21
Prime Rate	21
Prior Work	21
Project Costs	21
Projected Base Rent Commencement Date	22
Projected Cost Overruns	22
Property	22
Purchase Agreement	22
Purchase Documents	22
Purchase Option	22
Qualified Affiliate	22
Qualified Prepayments	22
Real Property	23
Reference Market-makers	23
Reimbursable Construction-Period Costs	23
Remedial Work	23
Rent	23
Residual Risk Percentage	23
Responsible Financial Officer	23
Sale Closing Documents	23
Scope Change	23
Second Interest Rate Swap	23
Seller	23
Spread	23

Stipulated Loss Value	23
Subsidiary	23
Supplemental Payment	24
Term	24
Third Party Contract	24
Third Party Price	24
Third Party Sale Notice	24
Third Party Sale Proposal	24
Third Party Target Price	24
Transaction Expenses	24
Unfunded Benefit Liabilities	24
Voluntary Ross Construction Contributions	24
Voluntary Retention of the Property	24
Work	24
Ross	24
Ross's Extended Remarketing Period	24
Ross's Extended Remarketing Right	24
Ross's Initial Remarketing Rights and Obligations	25
ARTICLE II—PROVISIONS USED IN COMMON:
24 Notices	25
25 Severability	26
26 No Merger	26
27 No Implied Waiver	26
28 Entire and Only Agreements	26
29 Binding Effect	27
30 Time is of the Essence	27
31 Governing Law	27
32 Paragraph Headings	27
33 Negotiated Documents	27
34 Terms Not Expressly Defined in an Operative Document	27
35 Other Terms and References	27
36 Execution in Counterparts	28
37 Not a Partnership, Etc	28

COMMON DEFINITIONS AND PROVISIONS AGREEMENT

    This Common Definitions and Provisions Agreement, by and between BNP PARIBAS LEASING CORPORATION, a Delaware corporation ("BNPPLC"), and ROSS STORES, INC., a Delaware corporation ("Ross"), is dated as of May 10, 2001, the Effective Date.

RECITALS

    Contemporaneously with the execution of this Common Definitions and Provisions Agreement, Ross is executing the Closing Certificate (as defined below) in favor of BNPPLC, and BNPPLC and Ross are executing the Lease (as defined below), the Construction Management Agreement (as defined below), and the Purchase Agreement (as defined below), all of which concern the Property (as defined below). Each of the Closing Certificate, the Lease, the Construction Management Agreement and the Purchase Agreement (together with this Common Definitions and Provisions Agreement, the "Operative Documents") are intended to create separate and independent obligations upon the parties thereto. However, Ross and BNPPLC intend that all of the Operative Documents share certain consistent definitions and other miscellaneous provisions. To that end, the parties are executing this Common Definitions and Provisions Agreement and incorporating it by reference into each of the other Operative Documents.

AGREEMENTS

ARTICLE I—LIST OF DEFINED TERMS

    Unless a clear contrary intention appears, the following terms shall have the respective indicated meanings as used herein and in the other Operative Documents:

    "Absolute Construction Obligations "means the following:

    (1) Construction-Period Indemnity Payments required because of or in connection with or arising out of Environmental Losses incurred or suffered by any Interested Party;

    (2) Construction-Period Indemnity Payments required because of or in connection with or arising out of Losses incurred or suffered by BNPPLC that BNPPLC would not have incurred or suffered but for any act or any omission of Ross or of any Ross's contractors or subcontractors during the period that the Construction Management Agreement remains in force or during any other period that Ross remains in possession or control of the Construction Project (excluding, however, as described below certain Losses consisting of claims related to any failure of Ross to complete the Construction Project);

    (3) Construction-Period Indemnity Payments required because of or in connection with or arising out of Losses incurred or suffered by BNPPLC that would not have been incurred but for any fraud, misapplication of funds (including Construction Advances), illegal acts, or willful misconduct on the part of the Ross or its employees or agents or any other party for whom Ross is responsible; and

    (4) Construction-Period Indemnity Payments required because of or in connection with or arising out of Losses incurred or suffered by BNPPLC that would not have been incurred but for any bankruptcy proceeding involving Ross.

    For purposes of clause (2) of this definition, "acts and omissions of Ross" shall include (i) any decision by Ross to make a Scope Change without the prior approval of BNPPLC, (ii) any failure of Ross to maintain insurance required by the Lease or the Construction Management Agreement, (iii) any decision not to continue or complete Work under the Construction Management Agreement because of a change in Ross's facility needs or in Ross's plans to meet its facility needs (such as, for example, a decision by Ross to lease or acquire another less expensive facility as an alternative to the Improvements), (iv) any failure of Ross to reserve termination rights in Third Party Contracts as

1

required by subparagraph 1(A)(2)(b) of the Construction Management Agreement, and (v) any other breach by Ross of the Construction Management Agreement.

    Thus, for example, if a third party asserts a claim for damages against BNPPLC because of injuries the third party sustained while on the Land as a result of Ross's breach of its obligation under the Construction Management Agreement to keep the Land and the Improvements thereon in a reasonably safe condition as Work progresses under Ross's direction and control, then any Construction-Period Indemnity Payment required because of such third party claim will constitute an Absolute Construction Obligation under clause (2) of this definition. Similarly, if a claim against BNPPLC by a third party injured on the Land during the progress of the Work is uninsured or under-insured only because of Ross's failure to obtain liability insurance in accordance with the requirements of the Lease (the premiums for which insurance are reimbursable from Construction Advances as provided in the Construction Management Agreement), then Construction-Period Indemnity Payments to BNPPLC for the uninsured or under-insured Losses arising out of the third party claim will constitute Absolute Construction Obligations under clause (2) of this definition.

    It is understood, however, that a failure of Ross to complete construction of the Construction Project will not necessarily constitute a breach of the Construction Management Agreement, given that Ross may elect to terminate the Construction Management Agreement as provided in subparagraph 4(D) thereof. In the event the Construction Management Agreement is terminated by Ross pursuant to subparagraph 4(D) thereof or by BNPPLC pursuant to subparagraph 4(E) thereof, clause (2) of this definition will not be construed to include Construction-Period Indemnity Payments, the sole reason for which are Losses suffered by BNPPLC consisting of claims related to Ross's failure to complete the Construction Project.

    "Acquisition Contract" means the Option Agreement executed on or about the date hereof between Seller and Ross covering the Land described in Exhibit A attached to the Lease, the interests of Ross therein having being assigned to BNPPLC pursuant to the assignment dated as of the Effective Date between Ross and BNPPLC, with the consent and approval of Seller.

    "Active Negligence" of any Person (including BNPPLC) means, and is limited to, the negligent conduct on the Property (and not mere omissions) by such Person or by others acting and authorized to act on such Person's behalf in a manner that proximately causes actual bodily injury or property damage for which Ross does not carry (and is not obligated by the Lease to carry) insurance. "Active Negligence" shall not include (1) any negligent failure of BNPPLC to act when the duty to act would not have been imposed but for BNPPLC's status as owner of the Land, the Improvements or any interest in any other Property or as a party to the transactions described in the Lease or the other Operative Documents, (2) any negligent failure of any other Interested Party to act when the duty to act would not have been imposed but for such party's contractual or other relationship to BNPPLC or participation or facilitation in any manner, directly or indirectly, of the transactions described in the Lease or other Operative Documents, or (3) the exercise in a lawful manner by BNPPLC (or any party lawfully claiming through or under BNPPLC) of any right or remedy provided in or under the Lease or the other Operative Documents.

    "Additional Rent" shall have the meaning assigned to it in subparagraph of the Lease.

    "Administrative Agency Fee" shall have the meaning assigned to it in subparagraph 3(f) of the Lease.

    "Advance Date" means, regardless of whether any Construction Advance shall actually be made thereon, the first Business Day of every calendar month, beginning with the first Business Day in May, 2001 and continuing regularly thereafter to and including the Base Rent Commencement Date.

    "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term "control" when used with respect to

2

any Person means the power to direct the management of policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Applicable Laws" means any or all of the following, to the extent applicable to Ross or the Property or the Lease or the other Operative Documents: restrictive covenants; zoning ordinances and building codes; flood disaster laws; health, safety and environmental laws and regulations; the Americans with Disabilities Act and other laws pertaining to disabled persons; and other laws, statutes, ordinances, rules, permits, regulations, orders, determinations and court decisions.

    "Applicable Purchaser" means any third party designated by Ross to purchase BNPPLC's interest in the Property and in any Escrowed Proceeds as provided in the Purchase Agreement.

    "Arrangement Fee" shall have the meaning assigned to it in subparagraph of the Lease.

    "Attorneys' Fees" means the expenses and reasonable fees of counsel to the parties incurring the same, excluding costs or expenses of in-house counsel (whether or not accounted for as general overhead or administrative expenses), but otherwise including printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. Such terms shall also include all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any manner of proceeding is brought with respect to the matter for which such fees and expenses were incurred.

    "Balance of Unpaid Construction-Period Indemnity Payments" shall have the meaning assigned to it in subparagraph 1(B)(1) of the Purchase Agreement.

    "Banking Rules Change" means either: (1) the introduction of or any change in any law or regulation applicable to BNPPLC, BNPPLC's Parent or any other Participant, or in the generally accepted interpretation by the institutional lending community of any such law or regulation, or in the interpretation of any such law or regulation asserted by any regulator, court or other governmental authority (including any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) or (2) the compliance by BNPPLC, BNPPLC's Parent or any other Participant with any new guideline or new request from any central bank or other governmental authority (whether or not having the force of law).

    "Base Rate" for any Construction Period or Base Rent Period means a rate equal to the higher of (1) the Prime Rate in effect on the first day of such period, or (2) the rate which is fifty basis points (50/100 of 1%) above the Fed Funds Rate for that period.

    "Base Rent" means the rent payable by Ross pursuant to subparagraph of the Lease.

    "Base Rent Commencement Date" means the earlier of (1) the Projected Base Rent Commencement Date, (2) the first Business Day of the first calendar month to follow by twenty days or more the day upon which any Completion Notice is given, or (3) the first Business Day of the first calendar month upon which the Funded Construction Allowance shall equal or exceed the Maximum Construction Allowance. For example, if on the first Business Day of November, 2002, construction of the Construction Project is continuing, the Funded Construction Allowance is $76,190,000 (before adding any Carrying Costs for the preceding month) and the Maximum Construction Allowance is $76,200,000, and if Carrying Costs of $17,500 would be added to the Funded Construction Allowance on such day if the Construction Allowance were not limited to the Maximum Construction Allowance, then (absent an extension by BNPPLC as described below) such day shall be the Base Rent Commencement Date and on such day $10,000 will be added to the Funded Construction Allowance as Carrying Cost and $7,500 will be payable as Base Rent pursuant to subparagraph of the Lease. Notwithstanding the forgoing, if for any reason (including a termination of the Construction

3

Management Agreement) Ross has not completed the Construction Project thirty days in advance of the scheduled Base Rent Commencement Date determined pursuant to the first sentence of this definition, BNPPLC shall be entitled (but not obligated) to extend the Base Rent Commencement Date one or more times and at any time before the Construction Project actually is complete and ready for occupancy. To so extend the Base Rent Commencement Date, BNPPLC shall notify Ross thereof and of the date to which the Base Rent Commencement Date is extended, which may be the first Business Day of any calendar month designated by BNPPLC in the notice of extension, provided that BNPPLC will not so designate any date more than sixty days after the date upon which the Construction Project is expected by BNPPLC (at the time of the designation) to be complete.

    "Base Rent Date" means a date upon which Base Rent must be paid under the Lease, all of which dates shall be the first Business Day of a calendar month. The first Base Rent Date shall be determined as follows:

      a)  If a Base Rent Period Election of one month is in effect on the Base Rent Commencement Date, then the first Business Day of the first calendar month following the Base Rent Commencement Date shall be the first Base Rent Date.

      b)  If the Base Rent Period Election in effect on the Base Rent Commencement Date is three months or six months, then the first Business Day of the third calendar month following the Base Rent Commencement Date shall be the first Base Rent Date.

    Each successive Base Rent Date after the first Base Rent Date shall be the first Business Day of the first or third calendar month following the calendar month which includes the preceding Base Rent Date, determined as follows:

      (1) If a Base Rent Period Election of one month is in effect on a Base Rent Date, then the first Business Day of the first calendar month following such Base Rent Date shall be the next following Base Rent Date.

      (2) If a Base Rent Period Election of three months or six months is in effect on a Base Rent Date, then the first Business Day of the third calendar month following such Base Rent Date shall be the next following Base Rent Date.

    Thus, for example, if the Base Rent Commencement Date falls on the first Business Day of September, 2001 and a Base Rent Period Election of two months commences on the Base Rent Commencement Date, then the first Base Rent Date shall be the first Business Day of November, 2001.

    "Base Rent Period" means a period for which Base Rent must be paid under the Lease, each of which periods shall correspond to the Base Rent Period Election for such period. The first Base Rent Period shall begin on and include the Base Rent Commencement Date, and each successive Base Rent Period shall begin on and include the Base Rent Date upon which the preceding Base Rent Period ends. Each Base Rent Period, including the first Base Rent Period, shall end on but not include the first or second Base Rent Date after the Base Rent Date upon which such period began, determined as follows:

      (1) If the Base Rent Period Election for a Base Rent Period is one month or three months, then such Base Rent Period shall end on the first Base Rent Date after the Base Rent Date upon which such period began.

      (2) If the Base Rent Period Election for a Base Rent Period is six months, then such Base Rent Period shall end on the second Base Rent Date after the Base Rent Date upon which such period began.

4

    The determination of Base Rent Periods can be illustrated by two examples:

      1)  If Ross makes a Base Rent Period Election of three months for a hypothetical Base Rent Period beginning on the first Business Day in January, 2001, then such Base Rent Period will end on but not include the first Base Rent Date after it begins; that is, such Base Rent Period will end on the first Business Day in April, 2001, the third calendar month after January, 2001.

      2)  If, however, Ross makes a Base Rent Period Election of six months for the hypothetical Base Rent Period beginning the first Business Day in January, 2001, then such Base Rent Period will end on but not include the second Base Rent Date after it begins; that is, the first Business Day in July, 2001.

    "Base Rent Period Election" for any Base Rent Period means a period of one month, three months or six months as designated by Ross at least five Business Days prior to the commencement of such Base Rent Period by a notice given to BNPLC in the form of Exhibit E attached to the Lease. (For purposes of the Lease a Base Rent Period Election for any Base Rent Period shall also be considered the Base Rent Period Election in effect on the Base Rent Commencement Date or Base Rent Date upon which such Base Rent Period begins.) Any Base Rent Period Election so designated by Ross shall remain in effect for the entire Base Rent Period specified in Ross's notice to BNPLC (provided such Base Rent Period commences at least ten Business Days after BNPLC's receipt of the notice) and for all subsequent Base Rent Periods until a new designation becomes effective in accordance with the provisions set forth in this definition. Notwithstanding the foregoing, however: (1) Ross shall not be entitled to designate a Base Rent Period Election that would cause a Base Rent Period to extend beyond the end of the scheduled Term or beyond the Fixed Rate Lock Date; (2) changes in the Base Rent Period Election shall become effective only upon the commencement of a new Base Rent Period; and (3) if (a) Ross fails to make a Base Rent Period Election consistent with the foregoing requirements for any Base Rent Period or (b) an Event of Default shall have occurred and be continuing on the third Business Day preceding the commencement of any Base Rent Period or (c) a Fixed Rate Lock is in effect on the first day of any Base Rent Period, then the Base Rent Period Election for such Base Rent Period shall be deemed to be one month.

    "BNPPLC" means BNP Paribas Leasing Corporation, a Delaware corporation.

    "BNPPLC's Parent" means BNPPLC's Affiliate, BNP Paribas, a bank organized and existing under the laws of France and any successors of such bank.

    "Breakage Costs" means any and all costs, losses or expenses incurred or sustained by BNPPLC's Parent (as a Participant or otherwise) or any other Participant, for which BNPPLC's Parent or the Participant shall request reimbursement from BNPPLC, because of the resulting liquidation or redeployment of deposits or other funds:

      (1) used to make or maintain Funding Advances upon application of a Qualified Prepayment or upon any sale of the Property pursuant to the Purchase Agreement, if such application or sale occurs on any day other than the last day of a Construction Period or Base Rent Period; or

      (2) reserved to provide a Construction Advance that Ross requests, but thereafter declines to take for any reason, or that Ross requests but is not permitted to take because of its failure to satisfy any of the conditions specified in the Construction Management Agreement; or

      (3) used to make or maintain Funding Advances upon the acceleration of the end of any Base Rent Period pursuant subparagraph of the Lease.

    Breakage Costs will include, for example, losses attributable to any decline in LIBOR as of the effective date of any application described in the clause (1) preceding, as compared to LIBOR used to determine the Effective Rate then in effect. Each determination by BNPPLC's Parent or the applicable

5

Participant of Breakage Costs shall, in the absence of clear and demonstrable error, be conclusive and binding upon Ross.

    "Break Even Price" shall have the meaning assigned to it in subparagraph 1(B)(1) of the Purchase Agreement.

    "Business Day" means any day that is (1) not a Saturday, Sunday or day on which commercial banks are generally closed or required to be closed in New York City, New York or San Francisco, California, and (2) a day on which dealings in deposits of dollars are transacted in the London interbank market; provided that if such dealings are suspended indefinitely for any reason, "Business Day" shall mean any day described in clause (1).

    "Capital Adequacy Charges" means any additional amounts BNPPLC's Parent or any other Participant requests BNPPLC to pay as compensation for an increase in required capital as provided in subparagraph of the Lease.

    "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP or for federal income tax purposes.

    "Carrying Costs" means the charges added to and made a part of the Outstanding Construction Allowance (and thus also added to and made a part of the Funded Construction Allowance) from time to time on and before the Base Rent Commencement Date pursuant to and as more particularly described in subparagraph of the Lease.

    "Closing Certificate" means the Closing Certificate and Agreement dated as of the Effective Date between Ross and BNPPLC, as such Closing Certificate and Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.

    "CMA Suspension Event" shall have the meaning assigned to it in subparagraph 4(A) of the Construction Management Agreement.

    "CMA Suspension Notice" shall have the meaning assigned to it in subparagraph 4(B)(1) of the Construction Management Agreement.

    "CMA Suspension Period" shall have the meaning assigned to it in subparagraph 4(C) of the Construction Management Agreement.

    "CMA Termination Event" shall have the meaning assigned to it in subparagraph 4(B)(2) of the Construction Management Agreement.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commitment Fees" shall have the meaning assigned to it in subparagraph of the Lease.

    "Common Definitions and Provisions Agreement" means this Agreement, which is incorporated by reference into each of the other Operative Documents.

    "Completion Notice" means (1) a notice required by subparagraph 1(B) of the Construction Management Agreement from Ross to BNPPLC, advising BNPPLC when construction of the Construction Project is substantially complete, or (2) a notice permitted by subparagraph of the Lease from BNPPLC to Ross, advising Ross after any Landlord's Election to Complete Construction when construction of the Construction Project is substantially complete or that BNPPLC no longer intends to continue such construction.

    "Construction Advances" means (1) actual advances of funds made by or on behalf of BNPPLC to or on behalf of Ross pursuant to Paragraph 2 of the Construction Management Agreement, and (2) amounts considered as Construction Advances pursuant to subparagraph of the Lease.

6

    "Construction Advance Request" shall have the meaning assigned to it in subparagraph 2(C)(1) of the Construction Management Agreement.

    "Construction Allowance" means the allowance, consisting of Construction Advances and Carrying Costs, which is to be provided for the Construction Project as more particularly described in the Construction Management Agreement and Paragraph of the Lease.

    "Construction Management Agreement" means the Construction Management Agreement dated as of the Effective Date between BNPPLC and Ross, as such Management Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.

    "Construction Period" means each successive period of approximately one month, with the first Construction Period beginning on and including the Effective Date and ending on but not including the first Advance Date. Each successive Construction Period after the first Construction Period shall begin on and include the day on which the preceding Construction Period ends and shall end on but not include the next following Advance Date, until the last Construction Period, which shall end on but not include the earlier of the Base Rent Commencement Date or any Designated Sale Date upon which Ross or any Applicable Purchaser shall purchase BNPPLC's interest in the Property pursuant to the Purchase Agreement.

    "Construction-Period Indemnity Payments" shall have the meaning assigned to it in subparagraph of the Lease.

    "Construction Project" means the new buildings or other substantial Improvements to be constructed, or the alteration of existing Improvements, as described generally in Exhibit B attached to the Construction Management Agreement.

    "Debt" of any Person means (without duplication of any item): (a) indebtedness of such Person for borrowed money; (b) indebtedness of such Person for the deferred purchase price of property or services (except trade payables and accrued expenses constituting current liabilities in the ordinary course of business); (c) the face amount of any standby letters of credit issued for the account of such Person; (d) obligations of such Person arising under acceptance facilities; (e) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations of such Person to purchase, to provide funds for payment, to provide funds to invest in any Person, or otherwise to assure a creditor against loss; (f) obligations of others secured by any Lien on property of such Person; (g) obligations of such Person as lessee under Capital Leases; and (h) the obligations of such Person, contingent or otherwise, under any "synthetic" or other lease of property or related documents (including a separate purchase agreement) which obligate such Person or any of its Affiliates (whether by purchasing or causing another Person to purchase any interest in the leased property or otherwise) to guarantee a minimum residual value of the leased property to the lessor. For purposes of this definition, the amount of the obligations described in clause (h) of the preceding sentence with respect to any lease classified according to GAAP as an "operating lease," shall equal the sum of (1) the present value of rentals and other minimum lease payments required in connection with such lease [calculated in accordance with SFAS 13 and other GAAP relevant to the determination of the whether such lease must be accounted for as an operating lease or capital lease], plus (2) the fair value of the property covered by the lease; provided, however, that such amount shall not exceed the price, as of the date a determination of Debt is required hereunder, for which the lessee can purchase the leased property pursuant to any valid ongoing purchase option if, upon such a purchase, the lessee shall be excused from paying rentals or other minimum lease payments that would otherwise accrue after the purchase.

    "Default" means any event which, with the passage of time or the giving of notice or both, would (if not cured within any applicable cure period) constitute an Event of Default.

7

    "Default Rate" means, for any period prior to the Designated Sale Date, a floating per annum rate equal to two percent (2%) above the Prime Rate, and for any period commencing on or after the Designated Sale Date, Default Rate shall mean a floating per annum rate equal to five percent (5%) above the Prime Rate. However, in no event will the "Default Rate" at any time exceed the maximum interest rate permitted by law.

    "Defaulting Participant" shall have the meaning assigned to it in Section 1 of the Participation Agreement.

    "Defective Work" shall have the meaning assigned to it in subparagraph 1(A)(2)(f) of the Construction Management Agreement.

    "Designated Sale Date" means the earlier of:

      (1) the first Business Day of May, 2006; or

      (2) any Business Day designated as the "Designated Sale Date" under (and as defined in) this Common Definitions and Provisions Agreement in an irrevocable, unconditional notice given by Ross to BNPPLC before Ross has made any Issue 97-10 Election; provided, that if the Business Day so designated by Ross is not at least thirty days after the date of such notice, the notice will be of no effect for purposes of this definition; and, provided further, to be effective for purposes of this definition, the notice must include an express, unconditional, unequivocal and irrevocable (A) waiver by Ross of any remaining right Ross may have under any of the Operative Documents to make any Issue 97-10 Election, and (B) acknowledgment and agreement by Ross that, because of Ross's election to accelerate the Designated Sale Date, the Maximum Remarketing Obligation will equal the Break Even Price under the Purchase Agreement; or

      (3) any Business Day designated as such in a notice given by BNPPLC to Ross when any Event of Default has occurred and is continuing; provided, that if the Business Day so designated by BNPPLC is not at least thirty days after the date of such notice, the notice will be of no effect for purposes of this definition;

      (4) any Business Day designated as such in a notice given by BNPPLC to Ross after the effective date of any termination of the Construction Management Agreement by BNPPLC as provided in subparagraph 4(E) thereof; or

      (5) any Business Day designated as such in a notice given by BNPPLC to Ross after Ross has given a notice exercising or attempting to exercise any Issue 97-10 Election.

    "Development Documents" means the contracts, ordinances and other documents described in Exhibit C attached to the Closing Certificate, as the same may be modified from time to time in accordance with the Lease and the Closing Certificate, and any applications, permits or certificates concerning or affecting the use or development of the Property that may be submitted, issued or executed from time to time as contemplated in such contracts, ordinances and other documents or that BNPPLC may hereafter execute, approve or consent to at the request of Ross.

    "Effective Date" means May 10, 2001.

    "Effective Rate" means, with respect to any Base Rent Period, the per annum rate determined as follows:

      (1) For any such Base Rent Period that begins before the Fixed Rate Lock Date applicable to any Fixed Rate Lock, the Effective Rate shall equal LIBOR for such Base Rent Period.

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      (2) For any such Base Rent Period that begins on or after the Fixed Rate Lock Date applicable to any Fixed Rate Lock and that ends before or on the date the Fixed Rate Lock is terminated as provided in subparagraph of the Lease, the Effective Rate shall equal the Fixed Rate for such Base Rent Period.

      (3) For any such Base Rent Period that ends on or after the date a Fixed Rate Lock is terminated as provided in subparagraph of the Lease, the Effective Rate shall equal LIBOR for such Base Rent Period.

    "Environmental Laws" means any and all existing and future Applicable Laws pertaining to safety, health or the environment, or to Hazardous Substances or Hazardous Substance Activities, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, "CERCLA"), and the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, "RCRA").

    "Environmental Cutoff Date" means the later of the dates upon which (i) the Lease terminates, or (ii) Ross surrenders possession and control of the Property and ceases to have interest in the Land or Improvements or rights with respect thereto under any of the Operative Documents.

    "Environmental Losses" means Losses suffered or incurred by BNPPLC or any other Interested Party, directly or indirectly, relating to or arising out of, based on or as a result of any of the following: (i) any Hazardous Substance Activity on or prior to the Environmental Cutoff Date; (ii) any violation on or prior to the Environmental Cutoff Date of any applicable Environmental Laws relating to the Property or to the ownership, use, occupancy or operation thereof; (iii) any investigation, inquiry, order, hearing, action, or other proceeding by or before any governmental or quasi-governmental agency or authority in connection with any Hazardous Substance Activity that occurs or is alleged to have occurred on or prior to the Environmental Cutoff Date; or (iv) any claim, demand, cause of action or investigation, or any action or other proceeding, whether meritorious or not, brought or asserted against any Interested Party which directly or indirectly relates to, arises from, is based on, or results from any of the matters described in clauses (i), (ii), or (iii) of this definition or any allegation of any such matters. For purposes of determining whether Losses constitute "Environmental Losses," as the term is used in the Lease, any actual or alleged Hazardous Substance Activity or violation of Environmental Laws relating to the Property will be presumed to have occurred prior to the Environmental Cutoff Date unless Ross establishes by clear and convincing evidence to the contrary that the relevant Hazardous Substance Activity or violation of Environmental Laws did not occur or commence prior to the Environmental Cutoff Date.

    "Environmental Reports" means collectively the following reports (whether one or more), which were provided by Ross to BNPPLC prior to the Effective Date: Phase I Environmental Site Assessment for Project Falcon 200 Acre Site, Fort Mill, South Carolina, dated August 11, 2000, prepared by Trigon Engineering Consultants, Inc.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

    "ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of Ross's controlled group, or under common control with Ross, within the meaning of Section 414 of the Internal Revenue Code, and the regulations promulgated and rulings issued thereunder.

    "Escrowed Proceeds" means, subject to the exclusions specified in the next sentence, any money that is received by BNPPLC from time to time during the Term (and any interest earned thereon) from any party (1) under any property insurance policy as a result of damage to the Property, (2) as compensation for any restriction imposed by any governmental authority upon the use or development

9

of the Property or for the condemnation of the Property or any portion thereof, (3) because of any judgment, decree or award for physical damage to the Property or (4) as compensation under any title insurance policy or otherwise as a result of any title defect or claimed title defect with respect to the Property; provided, however, in determining the amount of "Escrowed Proceeds" there shall be deducted all expenses and costs of every type, kind and nature (including Attorneys' Fees) incurred by BNPPLC to collect such proceeds. Notwithstanding the foregoing, "Escrowed Proceeds" will not include (A) any payment to BNPPLC by a Participant or an Affiliate of BNPPLC that is made to compensate BNPPLC for the Participant's or Affiliate's share of any Losses BNPPLC may incur as a result of any of the events described in the preceding clauses (1) through (4), (B) any money or proceeds that have been applied as a Qualified Prepayment or to pay any Breakage Costs or other costs incurred in connection with a Qualified Prepayment, (C) any money or proceeds that, after no less than ten days notice to Ross, BNPPLC returns or pays to a third party because of BNPPLC's good faith belief that such return or payment is required by law, (D) any money or proceeds paid by BNPPLC to Ross or offset against any amount owed by Ross, or (E) any money or proceeds used by BNPPLC in accordance with the Lease for repairs or the restoration of the Property or to obtain development rights or the release of restrictions that will inure to the benefit of future owners or occupants of the Property. Until Escrowed Proceeds are paid to Ross pursuant to Paragraph of the Lease, transferred to a purchaser under the Purchase Agreement as therein provided or applied as a Qualified Prepayment or as otherwise described in the preceding sentence, BNPPLC shall keep the same deposited in one or more interest bearing accounts, and all interest earned on such account shall be added to and made a part of Escrowed Proceeds.

    "Established Misconduct" of a Person means, and is limited to: (1) if the Person is bound by the Operative Documents or the Participation Agreement, a breach by such Person of the express provisions of the Operative Documents or the Participation Agreement, as applicable, that continues beyond any period for cure provided therein, and (2) conduct of such Person or its Affiliates that has been determined to constitute wilful misconduct or Active Negligence in or as a necessary element of a final judgment rendered against such Person by a court with jurisdiction to make such determination. Established Misconduct of one Interested Party shall not be attributed to a second Interested Party unless the second Interested Party is an Affiliate of the first. Negligence which does not constitute Active Negligence shall not in any event constitute Established Misconduct. For purposes of this definition, "conduct of a Person" will include (1) the conduct of an employee of that Person, but only to the extent that the employee is acting within the scope of his employment by that Person, as determined in or as a necessary element of a final judgment rendered against such Person by a court with jurisdiction to make such determination, and (2) the conduct of an agent of that Person (such as an independent environmental consultant engaged by that Person), but only to the extent that the agent is, as determined in or as a necessary element of a final judgment rendered against such Person by a court with jurisdiction to make such determination, (x) acting within the scope of the authority granted to him by such Person, (y) not acting with the consent or approval of or under the direction of Ross or Ross's Affiliates, employees or agents, and (z) not acting in good faith to mitigate Losses that such Person may suffer because of a breach or repudiation by Ross of the Lease or the Purchase Documents.

    "Eurocurrency Liabilities" shall have the meaning assigned to it in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

    "Eurodollar Rate Reserve Percentage" means, for purposes of determining the Effective Rate for any Construction Period or Base Rent Period, the reserve percentage applicable two Business Days before the first day of such period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for BNPPLC's Parent with respect to liabilities or deposits consisting of or including Eurocurrency

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Liabilities (or with respect to any other category or liabilities by reference to which LIBOR is determined) having a term comparable to such period.

    "Event of Default" shall have the meaning assigned to it in subparagraph of the Lease.

    "Existing Credit Agreement" means the Credit Agreement dated as of September 15, 1997, among Ross Stores, Inc., as Borrower, Bank of America National Trust and Savings Association, as Agent, and other lending institutions listed therein. Requirements or Defaults established in the Lease or other Operative Documents by reference to the Existing Credit Agreement shall be construed as if:

  •
  the Existing Credit Agreement continued indefinitely (and obligations of Ross remained outstanding thereunder) notwithstanding any expiration or termination thereof;

  •
  no modification of, or waiver under, the Existing Credit Agreement were executed or granted after the Effective Date unless such modification or waiver is approved by BNPPLC;

  •
  the Existing Credit Agreement required Ross to deliver to BNPPLC copies of the notices and certificates required by Section 6.04 thereof, contemporaneously with the delivery of the original notices and certificates to any Agent or Lender thereunder;

  •
  any merger or other transaction that would have an adverse regulatory or other impact upon BNPPLC or any Participant would be prohibited by the Existing Credit Agreement to the same extent that the Existing Credit Agreement would prohibit any such merger or other transaction because of an adverse regulatory or other impact upon any Agent or Lender thereunder; and

  •
  the Existing Credit Agreement required BNPPLC's approval or consent to anything for which the Existing Credit Agreement requires the consent or approval of any Agent or Lender thereunder, including any document, instrument or provision that the Existing Credit Agreement describes as being "in form and substance satisfactory to" (or by words of like effect) any Agent or Lender thereunder.

    "Excluded Taxes" means (1) all federal, state and local income taxes upon Base Rent, Administrative Agency Fees, Upfront Syndication Fees, any interest paid to BNPPLC or any Participant pursuant to subparagraph of the Lease, and any additional compensation claimed by BNPPLC pursuant to subparagraph of the Lease; (2) any transfer or change of ownership taxes assessed because of BNPPLC's transfer or conveyance to any third party of any rights or interest in the Lease, the Purchase Agreement or the Property (other than any such taxes assessed because of any Permitted Transfer under clauses (1), (3), (4) or (7) of the definition of Permitted Transfer in this Agreement), (3) all federal, state and local income taxes upon any amounts paid as reimbursement for or to satisfy Losses incurred by BNPPLC or any Participant to the extent such taxes are offset by a corresponding reduction of BNPPLC's or the applicable Participant's income taxes because of BNPPLC's or such Participant's deduction of the reimbursed Losses from its taxable income or because of any tax credits attributable thereto. If, however, a change in Applicable Laws after the Effective Date results in an increase in such taxes for any reason other than an increase in the applicable tax rates (e.g., a disallowance of deductions that would otherwise be available against payments described in clause (A) of this definition), then for purposes of the Operative Documents, the term "Excluded Taxes" will not include the increase in such taxes attributable to the change.

    "Fed Funds Rate" means, for any period, a fluctuating interest rate (expressed as a per annum rate and rounded upwards, if necessary, to the next 1/16 of 1%) equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rates are not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by BNPPLC's Parent from three Federal funds brokers of

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recognized standing selected by BNPPLC's Parent. All determinations of the Fed Funds Rate by BNPPLC's Parent shall, in the absence of clear and demonstrable error, be binding and conclusive upon Ross.

    "First Interest Rate Swap" shall have the meaning assigned to it in subparagraph of the Lease.

    "First Year Commitment" means $75,000,000.

    "Fixed Rate" means, with respect to any Base Rent Period, the per annum rate determined as follows:

    (1) if BNPPLC entered into the Second Interest Rate Swap as described in subparagraph of the Lease, and if such Second Interest Rate Swap remains in effect, then Fixed Rate will mean:

      (a) the sum of:

         (i) (x) the Fixed Rate (First Swap) established as described in subparagraph of the Lease multiplied by (y) the notional amount of the First Interest Rate Swap as of the first day of such Base Rent Period; plus

        (ii) (x) the Fixed Rate (Second Swap) established as described in subparagraph of the Lease multiplied by (y) the notional amount of the Second Interest Rate Swap as of the first day of such Base Rent Period;

      (b) divided by the sum of the notional amounts of the First Interest Rate Swap and the Second Interest Rate Swap, as of the first day of such Base Rent Period.

  For example, assume that the Fixed Rate (First Swap) is 5.5%; the notional amount of the First Interest Rate Swap as of the first day of the applicable Base Rent Period is $75,000,000; the Fixed Rate (Second Swap) is 6%; and the notional amount of the Second Interest Rate Swap as of the first day of the applicable Base Rent Period is $10,000,000. In this example, the Effective Rate for such Base Rent Period would be equal to [(5.5% × $75,000,000) + (6% × $10,000,000)]/$85,000,000, or 5.5441176%.

    (2) if BNPPLC did not enter into a Second Interest Rate Swap as described in subparagraph of the Lease, or if BNPPLC did enter into a Second Interest Rate Swap, but it no longer remains in effect for any reason, then Fixed Rate will mean the Fixed Rate (First Swap) established as described in subparagraph of the Lease.

    "Fixed Rate (First Swap)" means the fixed rate of interest established by BNPPLC pursuant to a Fixed Rate Lock Notice delivered by Ross as described in subparagraph of the Lease. The determination by BNPPLC of the Fixed Rate (First Swap) shall, in the absence of clear and demonstrable error, be conclusive and binding upon Ross.

    "Fixed Rate (Second Swap)" means the fixed rate of interest established by BNPPLC pursuant to subparagraph of the Lease. The determination by BNPPLC of the Fixed Rate (Second Swap) shall, in the absence of clear and demonstrable error, be conclusive and binding upon Ross.

    "Fixed Rate Lock" shall have the meaning assigned to it in subparagraph of the Lease.

    "Fixed Rate Lock Date" shall have the meaning assigned to it in subparagraph of the Lease.

    "Fixed Rate Lock Termination" means any termination in whole or in part of any Interest Rate Swap as described in the first and second sentences of subparagraph of the Lease.

    "Fixed Rate Lock Termination Date" means the date upon which a Fixed Rate Lock Termination is effective. In the case of a Fixed Rate Lock Termination that results from BNPPLC's receipt of a Qualified Prepayment, the date such Qualified Prepayment is applied to reduce Stipulated Loss Value shall constitute the Fixed Rate Lock Termination Date. In the case of any Fixed Rate Lock

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Termination resulting from an acceleration of the Designated Sale Date as provided in clauses (2) or (3) the definition thereof in the this Common Definitions and Provisions Agreement, the Fixed Rate Lock Termination Date shall constitute the Designated Sale Date. In the case of a Fixed Rate Lock Termination that results from an excess of the Stipulated Loss Value on the Fixed Rate Lock Date over the notional amount of the First Interest Rate Swap on the Fixed Rate Lock Date, the date that such termination becomes effective shall constitute the Fixed Rate Lock Termination Date.

    "Fixed Rate Lock Notice" shall have the meaning assigned to it in subparagraph of the Lease.

    "Fixed Rate Loss" means an amount reasonably determined in good faith by the Floating Rate Payor to be its total losses and costs in connection with any Fixed Rate Lock Termination. Fixed Rate Loss will include any loss of bargain, cost of funding or, at the election of the Floating Rate Payor but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position. The Floating Rate Payor will be expected to determine the Fixed Rate Loss as of the date of the relevant Fixed Rate Lock Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. The Floating Rate Payor may (but need not) determine its Fixed Rate Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

    "Fixed Rate Settlement Amount" means, with respect to any Fixed Rate Lock Termination:

      (a) the Market Quotation for such Fixed Rate Lock Termination, if a Market Quotation can be determined and if (in the reasonable belief of the Floating Rate Payor as the party making the determination) determining a Market Quotation would produce a commercially reasonable result; or

      (b) the Fixed Rate Loss, if any, for such Fixed Rate Lock Termination if a Market Quotation cannot be determined or would not (in the reasonable belief of the Floating Rate Payor as the party making the determination) produce a commercially reasonable result.

    "Floating Rate Payor" means BNP Paribas or any successor or assign of BNP Paribas under an Interest Rate Swap.

    "FOCB Notice" shall have the meaning assigned to it in subparagraph 4(B)(1) of the Construction Management Agreement.

    "Funded Construction Allowance" means on any day the Outstanding Construction Allowance on that day, including all Construction Advances and Carrying Costs added to the Outstanding Construction Allowance on or prior to that day, plus the amount of any Qualified Prepayments deducted on or prior to that day in the calculation of such Outstanding Construction Allowance, less any Voluntary Ross Construction Contributions added on or prior to that day in the calculation of such Qualified Prepayments.

    "Funding Advances" means (1) the Initial Funding Advance and (2) all future advances made by BNPPLC's Parent or any other Participant to or on behalf of BNPPLC to allow BNPPLC to provide the Construction Allowance.

    "Future Work" shall have the meaning assigned to it in subparagraph 2(C)(2)(b) of the Construction Management Agreement.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in subparagraph of the Lease (except for changes with which Ross's independent public accountants concur).

    "Hazardous Substance" means (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, regulated under, or otherwise classified pursuant to, any

13

Environmental Laws as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste or substance," "infectious waste," "toxic substance," "toxic pollutant," or any other formulation intended to define, list or classify substances by reason of deleterious properties, including ignitability, corrosiveness, reactivity, carcinogenicity, toxicity or reproductive toxicity; (ii) petroleum, any fraction of petroleum, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iii) asbestos and any asbestos containing material; and (v) any other material that, because of its quantity, concentration or physical or chemical characteristics, poses a significant present or potential hazard to human health or safety or to the environment if released into the workplace or the environment.

    "Hazardous Substance Activity" means any actual, proposed or threatened use, storage, holding, release (including any spilling, leaking, leaching, pumping, pouring, emitting, emptying, dumping, disposing into the environment, and the continuing migration into or through soil, surface water, groundwater or any body of water), discharge, deposit, placement, generation, processing, construction, treatment, abatement, removal, disposal, disposition, handling or transportation of any Hazardous Substance from, under, in, into or on the Property, including the movement or migration of any Hazardous Substance from surrounding property, surface water, groundwater or any body of water under, in, into or onto the Property and any resulting residual Hazardous Substance contamination in, on or under the Property. "Hazardous Substance Activity" also means any existence of Hazardous Substances on the Property that would cause the Property or the owner or operator thereof to be in violation of, or that would subject the Property to any remedial obligations under, any Environmental Laws, including CERCLA and RCRA, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances pertaining to the Property.

    "Impositions" means all sales, excise, ad valorem, gross receipts, business, transfer, stamp, occupancy, rental and other taxes, levies, fees, charges, surcharges, assessments or penalties which arise out of or are attributable to the Lease or which are imposed upon BNPPLC or the Property because of the ownership, leasing, occupancy, sale or operation of the Property, or any part thereof or interest therein, or relating to or required to be paid by any of the Permitted Encumbrances or the Development Documents, excluding only Excluded Taxes. "Impositions" shall include real estate taxes imposed because of a change of use or ownership of the Property on or prior to the date of any sale by BNPPLC pursuant to the Purchase Agreement.

    "Improvements" means any and all (1) buildings and other real property improvements now or hereafter erected on the Land, and (2) equipment (e.g., HVAC systems, elevators and plumbing fixtures) attached to the buildings or other real property improvements, the removal of which would cause structural or other material damage to the buildings or other real property improvements or would materially and adversely affect the value or use of the buildings or other real property improvements.

    "Lease" means the Lease Agreement dated as of the Effective Date between BNPPLC, as landlord, and Ross, as tenant, pursuant to which Ross has agreed to lease BNPPLC's interest in the Property, as such Lease Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.

    "Initial Funding Advance" means the advance made by BNPPLC's Parent (directly or through one or more of its Affiliates) to or on behalf of BNPPLC on or prior to the Effective Date to cover the cost of BNPPLC's acquisition of the Property and certain Transaction Expenses and other amounts described in this definition. The amount of the Initial Funding Advance may be confirmed by a separate closing certificate executed by Ross as of the Effective Date. To the extent that BNPPLC does

14

not itself use the entire Initial Funding Advance to pay Transaction Expenses incurred by BNPPLC, the remainder thereof will be advanced to Ross, with the understanding that Ross shall use any such amount advanced for one or more of the following purposes: (1) the payment or reimbursement of Transaction Expenses incurred by Ross; (2) the payment or reimbursement of expenses incurred by Ross in connection with the Construction Project, including the planning, design, engineering, construction and permitting of thereof; (3) the maintenance of the Property; or (4) the payment of Rents next due.

    "Interested Party" means each of (1) BNPPLC, its Affiliates and its successors and assigns as to the Property or any part thereof or any interest therein, (2) BNPPLC's Parent, and (3) any other Participants and their permitted successors and assigns under the Participation Agreement; provided, however, none of the following shall constitute an Interested Party: (a) any Person to whom BNPPLC may transfer an interest in the Property by a conveyance that is not a Permitted Transfer and others that cannot lawfully claim an interest in the Property except through or under such a transfer by BNPPLC, (b) Ross or any Person that cannot lawfully claim an interest in the Property except through or under a conveyance from Ross, or (c) any Applicable Purchaser under the Purchase Agreement and any Person that cannot lawfully claim an interest in the Property except through or under a conveyance from such Applicable Purchaser.

    "Interest Rate Swap" means an interest rate exchange transaction, entered into between BNPPLC, as the fixed rate payor, and BNP Paribas, as the swap counterparty and floating rate payor, under a 1992 ISDA Master Agreement, published by the International Swaps and Derivatives Association, Inc., as supplemented by the definitions and such schedules, annexes, exhibits and supplements as are agreed upon by the parties thereto, pursuant to which BNP Paribas agrees to pay monthly to BNPPLC a floating rate of interest equal to LIBOR and BNPPLC agrees to pay monthly to BNP Paribas a fixed rate of interest for a term that commences on the Fixed Rate Lock Date and ends on the last day of the scheduled Term of the Lease.

    "Issue 97-1 Non-performance-related Subjective Event of Default" means an Event of Default that is unrelated to the Property or the use or maintenance thereof and that results solely from (A) a breach by Ross of a provision in any Operative Document, the occurrence of which breach cannot be objectively determined, or (B) any other event described in subparagraph of the Lease, the occurrence of which event cannot be objectively determined. For example, an Event of Default under subparagraph of the Lease resulting solely from a failure of Ross to "generally" pay its debts as such debts become due (in contrast to a failure of Ross to pay Rent to BNPPLC as it becomes due under the Lease) would constitute an Issue 97-1 Non-performance-related Subjective Event of Default. Likewise, an Event of Default resulting solely from a breach by Ross of Paragraph L of Part IV of Schedule 1 attached to the Lease would constitute an Issue 97-1 Non-performance-related Subjective Event of Default. In no event, however, will the term "Issue 97-1 Non-performance-related Subjective Event of Default" include an Event of Default resulting from (1) a failure of Ross to make any payment required to BNPPLC under the Operative Documents, (2) a breach by Ross of the provisions set forth in Part II of Schedule 1 attached to the Lease (which set forth financial covenants), (3) any failure of Ross to use, maintain and insure the Property in accordance with the requirements of the Lease, or (4) any failure of Ross to pay the full amount of any Supplemental Payment on the Designated Sale Date as required by the Purchase Agreement. Except as provided in subparagraph 1(A)(2)(c)(i) of the Purchase Agreement, the characterization of any Event of Default as an Issue 97-1 Non-performance-related Subjective Event of Default will not affect the rights or remedies available to BNPPLC because of the Event of Default.

    "Issue 97-10 Election" means any of the following elections by Ross: (1) an election to terminate the Construction Management Agreement as provided in subparagraph 4(D) thereof; and (2) an election to terminate Ross's Initial Remarketing Rights and Obligations as provided in subparagraph 4(B) of the Purchase Agreement.

15

    "Issue 97-10 Prepayment" means a payment to BNPPLC, required by subparagraph of the Lease or by subparagraphs 4(B) or 4(C) of the Purchase Agreement, equal in each case to (A) the Maximum Permitted Prepayment, computed as of the date on which the payment becomes due, less (B) the accreted value of any prior payments actually received by BNPPLC from Ross constituting Issue 97-10 Prepayments or Voluntary Ross Construction Contributions. For purposes of the preceding sentence, "accreted value" of a payment shall mean the amount of the payment plus an amount equal to the interest that would have accrued on the payment if it bore interest at the Effective Rate.

    "Land" means the land covered by the land described in Exhibit A attached to the Closing Certificate, the Lease and the Purchase Agreement.

    "Landlord's Election to Continue Construction" shall have the meaning assigned to it in subparagraph of the Lease.

16

    "LIBOR" means, for purposes of determining the Effective Rate for each Construction Period or Base Rent Period, the rate determined by BNPPLC's Parent to be the average rate of interest per annum (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates at which deposits of dollars are offered or available to BNPPLC's Parent in the London interbank market at approximately 11:00 a.m. (London time) on the second Business Day preceding the first day of such period. BNPPLC shall instruct BNPPLC's Parent to consider deposits, for purposes of making the determination described in the preceding sentence, that are offered: (i) for delivery on the first day of such Construction Period or Base Rent Period, as the case may be, (ii) in an amount equal or comparable to the total (projected on the applicable date of determination by BNPPLC's Parent) Stipulated Loss Value on the first day of such period, and (iii) for a time equal or comparable to the length of such period. If BNPPLC's Parent so chooses, it may determine LIBOR for any period by reference to the rate reported by the British Banker's Association on Page 3750 of the Telerate Service at approximately 11:00 a.m. (London time) on the second Business Day preceding the first day of such period. If for any reason BNPPLC's Parent determines that it is impossible or unreasonably difficult to determine LIBOR with respect to a given Construction Period or Base Rent Period in accordance with the foregoing, or if BNPPLC's Parent shall determine that it is unlawful (or any central bank or governmental authority shall assert that it is unlawful) for BNPPLC, BNPPLC's Parent or any Participant to provide or maintain Funding Advances during any Construction Period or Base Rent Period for which Carrying Costs or Base Rent is computed by reference to LIBOR, then "LIBOR" for that period shall equal the Base Rate for that period. All determinations of LIBOR by BNPPLC's Parent shall, in the absence of clear and demonstrable error, be binding and conclusive upon Ross.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to sell receivables with recourse, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction). In addition, for purposes of subparagraph A.(8) of Part IV of Schedule 1 attached to the Lease, "Lien" includes any Liens under ERISA relating to Unfunded Benefit Liabilities of which Ross is required to notify BNPPLC under subparagraph of the Lease (irrespective of whether Ross actually notifies BNPPLC as required thereunder).

    "Liens Removable by BNPPLC" means, and is limited to, Liens encumbering the Property that are asserted (1) other than as contemplated in the Operative Documents, by BNPPLC itself, (2) by third parties lawfully claiming through or under BNPPLC (which for purposes of the Lease shall include any judgment liens established against the Property because of a judgment rendered against BNPPLC and shall also include any liens established against the Property to secure past due Excluded Taxes), or (3) by third parties lawfully claiming under a deed or other instrument duly executed by BNPPLC; provided, however, Liens Removable by BNPPLC shall not include (A) any Permitted Encumbrances or Development Documents (regardless of whether claimed through or under BNPPLC), (B) the Operative Documents or any other document executed by BNPPLC with the knowledge of (and without objection by) Ross's counsel contemporaneously with the execution and delivery of the Operative Documents, (C) Liens which are neither lawfully claimed through or under BNPPLC (as described above) nor claimed under a deed or other instrument duly executed by BNPPLC, (D) Liens claimed by Ross or claimed through or under a conveyance made by Ross, (E) Liens arising because of BNPPLC's compliance with Applicable Law, the Operative Documents, Permitted Encumbrances, the Development Documents or any written request made by Ross, (F) Liens securing the payment of property taxes or other amounts assessed against the Property by any governmental authority, other than to secure the payment of past due Excluded Taxes or to secure damages caused by (and attributed by any applicable principles of comparative fault to) BNPPLC's own Established Misconduct, (G) Liens resulting from or arising in connection with any breach by Ross of the Operative Documents; or (H) Liens resulting from or arising in connection with any Permitted Transfer that occurs more than thirty days after any Designated Sale Date upon which, for any reason, Ross or an Affiliate of Ross or

17

any Applicable Purchaser shall not purchase BNPPLC's interest in the Property pursuant to the Purchase Agreement for a cash price to BNPPLC (when taken together with any Supplemental Payment made by Ross pursuant to Paragraph 1(A)(2) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.

    "Losses" means the following: any and all losses, liabilities, damages (whether actual, consequential, punitive or otherwise denominated), demands, claims, administrative or legal proceedings, actions, judgments, causes of action, assessments, fines, penalties, costs and expenses (including Attorneys' Fees and the fees of outside accountants and environmental consultants), of any and every kind or character, foreseeable and unforeseeable, liquidated and contingent, proximate and remote.

    "Market Quotation" means, with respect to any Fixed Rate Lock Termination, an amount determined by the Floating Rate Payor on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid by the Floating Rate Payor in consideration of an agreement between it and the quoting Reference Market-maker to enter into a transaction (the "Replacement Transaction") that would have the effect of preserving for the Floating Rate Payor the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) that would, but for the occurrence of the relevant Fixed Rate Lock Termination, have been required under any one or more Interest Rate Swaps affected by such Fixed Rate Lock Termination. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The Floating Rate Payor (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on the effective date of or as soon as reasonably practicable after the relevant Fixed Rate Lock Termination. The date and time as of which those quotations are to be obtained will be selected in good faith by the Floating Rate Payor. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Fixed Rate Lock Termination cannot be determined.

    "Material Environmental Communication" means a communication between Ross or its agents and a regulatory agency or third party, which causes, or potentially could cause (whether by implementation of or response to said communication), a material change in the scope, duration, or nature of any Remedial Work.

    "Maximum Construction Allowance" means an amount equal to $85,000,000, less the Initial Funding Advance under and as defined in this Agreement; provided, however, if on the day prior to the first anniversary of the Effective Date the First Year Commitment exceeds the Funded Construction Allowance, then the Maximum Construction Allowance will be reduced automatically and without further notice by an amount equal to such excess.

    "Maximum Permitted Termination Fees" shall have the meaning indicated in subparagraph 1(A)(2)(b) of the Construction Management Agreement.

    "Maximum Permitted Prepayment" as of any date means the amount equal to the lesser of the following:

      (1) eighty-nine and nine-tenths of one percent (89.9%) of the aggregate of (i) all Project Costs paid or incurred on or prior to such date, plus (ii) ninety-seven percent (97%) of (a) Carrying Costs added to the Outstanding Construction Allowance on or prior to such date, and

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  (b) Commitment Fees reimbursed pursuant to the Construction Management Agreement on or prior to such date; or

      (2) eighty-nine and nine-tenths of one percent (89.9%) of Stipulated Loss Value on such date.

    "Maximum Remarketing Obligation" shall have the meaning indicated in subparagraph 1(A)(2)(c) of the Purchase Agreement.

    "Minimum Extended Remarketing Price" shall have the meaning assigned to it in subparagraph 2(B) of the Purchase Agreement.

    "Mortgage" means the Mortgage, Security Agreement and Fixture Filing from BNPPLC to BNP Paribas, in its capacity as agent for the Participants, securing the obligations of BNPPLC under the Participation Agreement.

    "Multiemployer Plan" means a multiemployer plan as defined in Section 3(37) of ERISA to which contributions have been made by Ross or any ERISA Affiliate during the preceding six years and which is covered by Title IV of ERISA.

    "Notice of Ross's Intent to Terminate" shall have the meaning assigned to it in subparagraph 4(D) of the Construction Management Agreement.

    "Operative Documents" means the Closing Certificate, the Lease, the Construction Management Agreement, the Purchase Agreement, and this Common Definitions and Provisions Agreement.

    "Outstanding Construction Allowance" shall have the meaning assigned to it in subparagraph of the Lease.

    "Participant" means BNPPLC's Parent and any other Person that, upon becoming a party to the Participation Agreement by executing a supplement as contemplated therein, agrees from time to time to participate in all or some of the risks and rewards to BNPPLC of the Lease and the Purchase Documents. As of the Effective Date, the only Participant is BNPPLC's Parent, but BNPPLC may agree after the Effective Date to share in risks and rewards of the Lease and the Purchase Documents with other Participants. However, no Person other than BNPPLC's Parent and its Affiliates shall qualify as a Participant for purposes of the Operative Documents or other agreements concerning the Property to which Ross is a party unless such Person, either (a) during the continuance of an Event of Default (without the necessity for Ross's approval) or (b) otherwise with Ross's prior written approval (which approval will not be unreasonably withheld), became a party to the Participation Agreement by executing a supplement to that agreement as contemplated therein.

    "Participation Agreement" means the Participation Agreement between BNPPLC and BNPPLC's Parent dated as of the Effective Date, pursuant to which BNPPLC's Parent has agreed to participate in the risks and rewards to BNPPLC of the Lease and the other Operative Documents, as such Participation Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms. It is understood, however, that because the Participation Agreement expressly makes Ross a third party beneficiary of the Participant's obligations thereunder to make advances to BNPPLC in connection with Construction Advances under the Construction Management Agreement, Ross's consent will be required to any amendment of the Participation Agreement that limits or excuses such obligations.

    "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

    "Period" means a Construction Period or a Base Rent Period, as the context requires.

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    "Permitted Encumbrances" means (i) the encumbrances and other matters affecting the Property that are set forth in Exhibit B attached to the Closing Certificate, (ii) any easement agreement or other document affecting title to the Property executed by BNPPLC at the request of or with the consent of Ross, (iii) any ground lease executed pursuant to the Purchase Agreement, (iv) any Liens securing the payment of Impositions which are not delinquent or claimed to be delinquent or which are being contested in accordance with subparagraph of the Lease, (v) mechanics' and materialmen's liens for amounts not past due or claimed to be past due or which are being contested in accordance with subparagraph of the Lease; and (vi) all terms and conditions of the Acquisition Contract, to the extent such terms and conditions survive the closing under the Acquisition Contract and affect title to the Property.

    "Permitted Hazardous Substance Use" means the use, generation, storage and offsite disposal of Permitted Hazardous Substances in strict accordance with applicable Environmental Laws and with due care given the nature of the Hazardous Substances involved; provided, the scope and nature of such use, generation, storage and disposal shall not:

      (1) exceed that reasonably required for the construction of the Construction Project in accordance with the Lease and the Construction Management Agreement or for the operation of the Property for the purposes expressly permitted under subparagraph of the Lease; or

      (2) include any disposal, discharge or other release of Hazardous Substances from the Property in any manner that might allow such substances to reach surface water or groundwater, except (i) through a lawful and properly authorized discharge (A) to a publicly owned treatment works or (B) with rainwater or storm water runoff in accordance with Applicable Laws and any permits obtained by Ross that govern such runoff; or (ii) any such disposal, discharge or other release of Hazardous Substances for which no permits are required and which are not otherwise regulated under applicable Environmental Laws.

Further, notwithstanding anything to the contrary herein contained, Permitted Hazardous Substance Use shall not include any use of the Property in a manner that requires a RCRA treatment, storage or disposal permit, including a landfill, incinerator or other waste disposal facility.

    "Permitted Hazardous Substances" means Hazardous Substances used and reasonably required for the construction of the Construction Project or for the use of the Property by Ross and its permitted subtenants and assigns for the purposes expressly permitted by subparagraph of the Lease, in either case in strict compliance with all Environmental Laws and with due care given the nature of the Hazardous Substances involved. Without limiting the generality of the foregoing, Permitted Hazardous Substances shall include usual and customary office, laboratory and janitorial products.

    "Permitted Transfer" means any one or more of the following: (1) the creation or conveyance by BNPPLC of rights and interests in favor of any Participant pursuant to the Participation Agreement; (2) the creation or conveyance (except as described in other clauses of this definition) of rights and interests in favor of or to BNP Paribas (through its San Francisco Branch or otherwise), as BNPPLC's Parent, or any other Qualified Affiliate of BNPPLC, provided that Ross must be notified before any such conveyance to BNP Paribas or another Qualified Affiliate of (A) any interest in the Property or any portion thereof by an assignment or other document which will be recorded in the real property records of York County, South Carolina or (B) BNPPLC's entire interest in the Land and the Property; (3) the Mortgage or any assignment or conveyance made to accomplish a foreclosure of any lien or security interest created by the Mortgage, provided that such assignment or conveyance is made expressly subject to the rights of Ross under the Operative Documents; (4) any conveyance required by the Agency Agreement for the benefit of the Participants following a foreclosure under the Mortgage at which the Participant's agent under the Agency Agreement is the purchaser of the Property or any part thereof, provided that any such assignment or conveyance is made expressly subject to the rights of Ross under the Operative Documents; (5) any other assignment or conveyance by BNPPLC or its

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permitted successors or assigns to any present or future Participants or agent for the Participants of any lien or security interest against the Property, provided that such assignment or conveyance is made expressly subject to the rights of Ross under the Operative Documents; (6) any agreement to exercise or refrain from exercising rights or remedies under the Operative Documents made by BNPPLC with any present or future Participant; (7) any assignment or conveyance by BNPPLC requested by Ross or required by any Permitted Encumbrance, by the Purchase Agreement, by the Acquisition Contract, by any other Development Contract or by Applicable Laws; or (8) any assignment or conveyance after a Designated Sale Date on which Ross shall not have purchased or caused an Applicable Purchaser to purchase BNPPLC's interest in the Property and, if applicable, after the expiration of the thirty day cure period specified in Paragraph 4(D) of the Purchase Agreement.

    "Person" means an individual, a corporation, a partnership, an unincorporated organization, an association, a joint stock company, a joint venture, a trust, an estate, a government or agency or political subdivision thereof or other entity, whether acting in an individual, fiduciary or other capacity.

    "Personal Property" shall have the meaning assigned to it on page of the Lease.

    "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by Ross or any ERISA Affiliate of Ross during the preceding six years and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

    "Pre-Commencement Casualty" shall have the meaning assigned to it in subparagraph 1(A)(2)(a) of the Construction Management Agreement.

    "Prime Rate" means the prime interest rate or equivalent charged by BNPPLC's Parent in the United States of America as announced or published by BNPPLC's Parent from time to time, which need not be the lowest interest rate charged by BNPPLC's Parent. If for any reason BNPPLC's Parent does not announce or publish a prime rate or equivalent, the prime rate or equivalent announced or published by either CitiBank, N.A. or any New York branch or office of Credit Commercial de France as selected by BNPPLC shall be used to compute the rate describe in the preceding sentence. The prime rate or equivalent announced or published by such bank need not be the lowest rate charged by it. The Prime Rate may change from time to time after the Effective Date without notice to Ross as of the effective time of each change in rates described in this definition.

    "Prior Work" shall have the meaning assigned to it in subparagraph 2(C)(2)(b) of the Construction Management Agreement.

    "Project Costs" means the following:

      (a) costs incurred for the Work (as defined in the Construction Management Agreement), including not only hard costs incurred for the new Improvements described in Exhibit attached to the Construction Management Agreement, but also the following costs to the extent reasonably incurred in connection with the Construction Project:

    •
    soft costs, such as architectural fees, engineering fees and fees and costs paid in connection with obtaining project permits and approvals required by governmental authorities or the Development Documents,

    •
    site preparation costs, and

    •
    costs of offsite and other public improvements required as conditions of governmental approvals for the Construction Project or required by the Development Documents;

      (b) costs incurred to maintain insurance required by (and consistent with the requirements of) the Lease prior to the Base Rent Commencement Date, and costs of repairing any damage to the Improvements by fire or other casualty prior to the Base Rent Commencement Date, to the

21

  extent such cost is not covered by insurance proceeds made available to Ross as provided in the Lease;

      (c) Impositions that have accrued or become due under the Lease prior to the Base Rent Commencement Date; and

      (d) cancellation or termination fees or other compensation payable by Ross or BNPPLC pursuant to any contract concerning the Construction Project made by Ross or BNPPLC with any general contractor, architect, engineer or other third party because of any election by Ross or BNPPLC to cancel or terminate such contract.

Project Costs will include costs incurred by BNPPLC to continue or complete the Construction Project after any Landlord's Election to Continue Construction as provided in subparagraph of the Lease.

    "Projected Base Rent Commencement Date" means the first Business Day of May, 2003.

    "Projected Cost Overruns" shall have the meaning assigned to it in subparagraph 3(A) of the Construction Management Agreement.

    "Property" means the Personal Property and the Real Property, collectively. All rights, titles and interests acquired by BNPPLC under the Acquisition Contract are intended to be encompassed within the term "Property" as such term is used in the Operative Documents.

    "Purchase Agreement" means the Purchase Agreement dated as of the Effective Date between BNPPLC and Ross, as such Purchase Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.

    "Purchase Documents" means collectively (1) the Purchase Agreement and (2) the Memorandum of Purchase Agreement executed by BNPPLC and Ross as of the Effective Date and recorded to provide notice of the Purchase Agreement.

    "Purchase Option" shall have the meaning assigned to it in subparagraph 1(A)(1) of the Purchase Agreement.

    "Qualified Affiliate" means any Person that is one hundred percent (100%) owned, directly or indirectly, by BNP Paribas or any successor of such bank; provided, that such Person can make (and has in writing made) the same representations to Ross that BNPPLC has made in Paragraphs 3(E) and 3(F) of the Closing Certificate; and, provided, further, that such Person is not insolvent.

    "Qualified Prepayments" means (A) any Issue 97-10 Prepayments received by BNPPLC, (B) any Voluntary Ross Construction Contributions received by BNPPLC pursuant to subparagraph 3(C) of the Construction Management Agreement, and (C) any payments received by BNPPLC from time to time during the Term (1) under any property insurance policy as a result of damage to the Property, (2) as compensation for any restriction placed upon the use or development of the Property or for the condemnation of the Property or any portion thereof, (3) because of any judgment, decree or award for injury or damage to the Property, or (4) under any title insurance policy or otherwise as a result of any title defect or claimed title defect with respect to the Property; provided, however, that (x) in determining the amount of "Qualified Prepayments", there shall be deducted all expenses and costs of every kind, type and nature (including taxes, Breakage Costs and Attorneys' Fees) incurred by BNPPLC with respect to the collection or application of such payments, (y) "Qualified Prepayments" shall not include any payment to BNPPLC by a Participant or an Affiliate of BNPPLC that is made to compensate BNPPLC for the Participant's or Affiliate's share of any Losses BNPPLC may incur as a result of any of the events described in the preceding clauses (1) through (4) and (z) "Qualified Prepayments" shall not include any payments received by BNPPLC that BNPPLC has paid or is obligated to pay to Ross for the restoration or repair of the Property or that BNPPLC is holding as Escrowed Proceeds pursuant to Paragraph of the Lease or any other provision of the Lease. For

22

purposes of computing the total Qualified Prepayments (and other amounts dependent upon Qualified Prepayments, such as Stipulated Loss Value and the Outstanding Construction Allowance) paid to or received by BNPPLC as of any date, payments described in the preceding clauses (1) through (4) will be considered as Escrowed Proceeds, not Qualified Prepayments, until they are actually applied as Qualified Prepayments by BNPPLC as provided in the Paragraph of the Lease.

    "Real Property" shall have the meaning assigned to it on page of the Lease.

    "Reference Market-makers" means four leading dealers in the relevant market selected by the Floating Rate Payor in good faith from among dealers of the highest credit standing which satisfy all the criteria that the Floating Rate Payor applies generally at the time in deciding whether to offer or to make an extension of credit.

    "Reimbursable Construction-Period Costs" shall have the meaning assigned to it in Paragraph 2 of the Construction Management Agreement.

    "Remedial Work" means any investigation, monitoring, clean-up, containment, remediation, removal, payment of response costs, or restoration work and the preparation and implementation of any closure or other required remedial plans that any governmental agency or political subdivision requires or approves (or could reasonably be expected to require if it was aware of all relevant circumstances concerning the Property), whether by judicial order or otherwise, because of the presence of or suspected presence of Hazardous Substances in, on, under or about the Property or because of any prior Hazardous Substance Activity. Without limiting the generality of the foregoing, Remedial Work also means any obligations imposed upon or undertaken by Ross pursuant to Development Documents or any recommendations or proposals made therein.

    "Rent" means the Base Rent and all Additional Rent.

    "Residual Risk Percentage" means fifteen percent (15%).

    "Responsible Financial Officer" means the chief financial officer, the controller, the vice president of finance, the treasurer or the assistant treasurer of Ross.

    "Sale Closing Documents" shall have the meaning assigned to it in subparagraph 1(C) of the Purchase Agreement.

    "Scope Change" shall have the meaning assigned to it in subparagraph 1(A)(1)(b) of the Construction Management Agreement.

    "Second Interest Rate Swap" shall have the meaning assigned to it in subparagraph of the Lease.

    "Seller" means Greenfield Realty Company, LLC, an Indiana limited liability company.

    "Spread" means (a) prior to the first Test Date (as such term is defined in Schedule I attached to the Lease), 90 basis points and (b) on and after the first Test Date, the number of basis points calculated as provided in Schedule I attached to the Lease.

    "Stipulated Loss Value" as of any date means the amount equal to the sum of the Initial Funding Advance, plus the sum of all Construction Advances and Carrying Costs added to the Outstanding Construction Allowance on or prior to such date, minus all funds actually received by BNPPLC and applied as Qualified Prepayments on or prior to such date. Under no circumstances will any payment of Base Rent, the Arrangement Fee, Administrative Agency Fees, Upfront Syndication Fees, or Commitment Fees reduce Stipulated Loss Value.

    "Subsidiary" means, with respect to any Person, any Affiliate of which at least a majority of the securities or other ownership interests having ordinary voting power then exercisable for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

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    "Supplemental Payment" shall have the meaning assigned to it in subparagraph 1(A)(2)(c) of the Purchase Agreement.

    "Term" shall have the meaning assigned to it in subparagraph of the Lease.

    "Third Party Contract" shall have the meaning assigned to it in subparagraph 1(A)(2)(b) of the Construction Management Agreement.

    "Third Party Price" shall have the meaning assigned to it in subparagraph 1(A)(2) of the Purchase Agreement.

    "Third Party Sale Notice" shall have the meaning assigned to it in subparagraph 2(C) of the Purchase Agreement.

    "Third Party Sale Proposal" shall have the meaning assigned to it in subparagraph 2(C) of the Purchase Agreement.

    "Third Party Target Price" shall have the meaning assigned to it in subparagraph 2(C) of the Purchase Agreement.

    "Transaction Expenses" means costs incurred in connection with the preparation and negotiation of the Operative Documents and related documents and the consummation of the transactions contemplated therein.

    "Unfunded Benefit Liabilities" means, with respect to any Plan or Multiemployer Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan or Multiemployer Plan exceeds the market value of all Plan or Multiemployer assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan or Multiemployer Plan and in accordance with the provisions of ERISA for calculating the potential liability of Ross or any ERISA Affiliate of Ross under Title IV of ERISA.

    "Voluntary Ross Construction Contributions" shall have the meaning assigned to it in subparagraph 3(C) of the Construction Management Agreement. (As provided therein, in no event will payments that constitute and qualify as Voluntary Ross Construction Contributions exceed twenty percent of the Maximum Construction Allowance.)

    "Voluntary Retention of the Property" means an affirmative election made by BNPPLC to keep the Property pursuant to, and under the circumstances described in, the second sentence of subparagraph 1(A)(2)(a) of the Purchase Agreement.

    "Work" shall have the meaning assigned to it in subparagraph 1(A)(2)(a) of the Construction Management Agreement.

    "Ross" means Ross Stores, Inc., a Delaware corporation.

    "Ross's Extended Remarketing Period" shall have the meaning assigned to it in subparagraph 2(A) of the Purchase Agreement.

    "Ross's Extended Remarketing Right" shall have the meaning assigned to it in subparagraph 2(A) of the Purchase Agreement.

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    "Ross's Initial Remarketing Rights and Obligations" shall have the meaning assigned to it in subparagraph 1(A)(2) of the Purchase Agreement.

ARTICLE II—RULES OF INTERPRETATION

    The following provisions will apply to and govern the interpretation of each of the Operative Documents:

    1  Notices.  The provision of any Operative Document, or of any Applicable Laws with reference to the sending, mailing or delivery of any notice or demand under any Operative Document or with reference to the making of any payment required under any Operative Document, shall be deemed to be complied with when and if the following steps are taken:

       (i) All Rent and other amounts required to be paid by Ross to BNPPLC shall be paid to BNPPLC in immediately available funds by wire transfer to:

      Federal Reserve Bank of New York
      ABA 026007689 BNP Paribas
      /BNP/ BNP San Francisco
      /AC/ 14334000176
      /Ref/ Ross Fort Mill SC Synthetic Lease

  or at such other place and in such other manner as BNPPLC may designate in a notice to Ross.

       (i) All advances paid to Ross by BNPPLC under the Construction Management Agreement or in connection therewith shall be paid to Ross in immediately available funds at such place and in such manner as Ross may reasonably designate from time to time by notice to BNPPLC signed by a Responsible Financial Officer of Ross.

       (i) All notices, demands, approvals, consents and other communications to be made under any Operative Document to or by the parties thereto must, to be effective for purpose of such Operative Document, be in writing. Notices, demands and other communications required or permitted under any Operative Document are to be sent to the addresses set forth below (or in the case of communications to Participants, at the addresses set forth in Schedule 1 to the Participation Agreement) and shall be given by any of the following means: (A) personal service, with proof of delivery or attempted delivery retained; (B) electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by United States first class mail, return receipt requested); or (C) registered or certified first class mail, return receipt requested. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice or other communication sent pursuant to clause (A) or (B) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, and, if sent pursuant to clause (C) shall be deemed received five days following deposit in the mail.

      Address of BNPPLC:

      BNP Paribas Leasing Corporation
      12201 Merit Drive
      Suite 860
      Dallas, Texas 75251
      Attention: Lloyd G. Cox
      Telecopy: (972) 788-9191

      With a copy to:

      BNP Paribas, San Francisco
      180 Montgomery Street

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      San Francisco, California 94104
      Attention: Katherine Wolfe
      Telecopy: (415) 296-8954

      And for draw requests and funding notices, with a copy to:

      BNP Paribas, San Francisco
      180 Montgomery Street
      San Francisco, California 94104
      Attention: Thomas Kunz
      Telecopy: (415) 956-4230

      Address of Ross:

      Ross Stores, Inc.
      8333 Central Avenue
      Newark, California 94560
      Attention: Chief Financial Officer
      Telecopy: (510) 505-4388

    1  SEVERABILITY.  If any term or provision of any Operative Document or the application thereof shall to any extent be held by a court of competent jurisdiction to be invalid and unenforceable, the remainder of such document, or the application of such term or provision other than to the extent to which it is invalid or unenforceable, shall not be affected thereby.

    2

    3  NO MERGER.  There shall be no merger of the Lease or of the leasehold estate created by the Lease with any other interest in the Property by reason of the fact that the same person may acquire or hold, directly or indirectly, the Lease or the leasehold estate created hereby and any other interest in the Property, unless all Persons with an interest in the Property that would be adversely affected by any such merger specifically agree in writing that such a merger shall occur. There shall be no merger of the Purchase Agreement or of the purchase options or obligations created by the Purchase Agreement with any other interest in the Property by reason of the fact that the same person may acquire or hold, directly or indirectly, the Lease or the leasehold estate created hereby and any other interest in the Property, unless all Persons with an interest in the Property that would be adversely affected by any such merger specifically agree in writing that such a merger shall occur.

    4

    5  NO IMPLIED WAIVER.  The failure of BNPPLC or Ross to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in any Operative Document shall not be construed as a waiver or a relinquishment thereof for the future. The waiver of or redress for any breach of any Operative Document by any party thereto shall not prevent a similar subsequent act from constituting a violation. Any express waiver of any provision of any Operative Document shall affect only the term or condition specified in such waiver and only for the time and in the manner specifically stated therein. No waiver by any party to any Operative Document of any provision therein shall be deemed to have been made unless expressed in writing and signed by the party to be bound by the waiver. A receipt by BNPPLC of any Rent with knowledge of the breach by Ross of any covenant or agreement contained in the Lease or any other Operative Document shall not be deemed a waiver of such breach.

    6

    7  ENTIRE AND ONLY AGREEMENTS.  The Operative Documents supersede any prior negotiations and agreements between BNPPLC and Ross concerning the Property, and no amendment

26

or modification of any Operative Document shall be binding or valid unless expressed in a writing executed by all parties to such Operative Document.

    8

    9  BINDING EFFECT.  Except to the extent, if any, expressly provided to the contrary in any Operative Document with respect to assignments thereof, all of the covenants, agreements, terms and conditions to be observed and performed by the parties to the Operative Documents shall be applicable to and binding upon their respective successors and, to the extent assignment is permitted thereunder, their respective assigns.

    10

    11  TIME IS OF THE ESSENCE.  Time is of the essence as to all obligations of Ross and BNPPLC and all notices required of Ross and BNPPLC under the Operative Documents.

    12

    13  GOVERNING LAW.  Each Operative Document shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to conflict or choice of laws.

    14

    15  PARAGRAPH HEADINGS.  The paragraph and section headings contained in the Operative Documents are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several provisions thereof.

    16

    17  NEGOTIATED DOCUMENTS.  All the parties to each Operative Document and their counsel have reviewed and revised or requested revisions to such Operative Document, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of any Operative Documents or any amendments thereof.

    18

    19  TERMS NOT EXPRESSLY DEFINED IN AN OPERATIVE DOCUMENT.  As used in any Operative Document, a capitalized term that is not defined therein or in this Common Definitions and Provisions Agreement, but is defined in another Operative Document, shall have the meaning ascribed to it in the other Operative Document.

    20

    21  OTHER TERMS AND REFERENCES.  Words of any gender used in each Operative Document shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context otherwise requires. References in any Operative Document to Paragraphs, subparagraphs, Sections, subsections or other subdivisions shall refer to the corresponding Paragraphs, subparagraphs, Sections, subsections or subdivisions of that Operative Document, unless specific reference is made to another document or instrument. References in any Operative Document to any Schedule or Exhibit shall refer to the corresponding Schedule or Exhibit attached to that Operative Document, which shall be made a part thereof by such reference. All capitalized terms used in each Operative Document which refer to other documents shall be deemed to refer to such other documents as they may be renewed, extended, supplemented, amended or otherwise modified from time to time, provided such documents are not renewed, extended or modified in breach of any provision contained in the Operative Documents or, in the case of any other document to which BNPPLC is a party or of which BNPPLC is an intended beneficiary, without the consent of BNPPLC. All accounting terms used but not specifically defined in any Operative Document shall be construed in accordance with GAAP. The words "this [Agreement]", "herein", "hereof",

27

"hereby", "hereunder" and words of similar import when used in each Operative Document refer to that Operative Document as a whole and not to any particular subdivision unless expressly so limited. The phrases "this Paragraph", "this subparagraph", "this Section", "this subsection" and similar phrases used in any operative document refer only to the Paragraph, subparagraph, Section, subsection or other subdivision described in which the phrase occurs. As used in the Operative Documents the word "or" is not exclusive. As used in the Operative Documents, the words "include", "including" and similar terms shall be construed as if followed by "without limitation to".

    22

    23  EXECUTION IN COUNTERPARTS.  To facilitate execution, each Operative Document may be executed in as many identical counterparts as may be required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts, taken together, shall collectively constitute a single instrument. It shall not be necessary in making proof of any Operative Document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

    24

    25  NOT A PARTNERSHIP, ETC.  NOTHING IN ANY OPERATIVE DOCUMENT IS INTENDED TO CREATE ANY PARTNERSHIP, JOINT VENTURE, OR OTHER JOINT ENTERPRISE BETWEEN BNPPLC AND ROSS. NEITHER THE EXECUTION OF ANY OPERATIVE DOCUMENT NOR THE ADMINISTRATION THEREOF OR OTHER DOCUMENTS REFERENCED HEREIN BY BNPPLC, NOR ANY OTHER RIGHT, DUTY OR OBLIGATION OF BNPPLC UNDER OR PURSUANT TO ANY OPERATIVE DOCUMENT IS INTENDED TO BE OR TO CREATE ANY FIDUCIARY OBLIGATIONS OF BNPPLC TO ROSS.

    26

[The signature pages follows.]

28

    IN WITNESS WHEREOF, Ross and BNPPLC have caused this Common Definitions and Provisions Agreement to be executed as of May 10, 2001.

"Ross"
ROSS STORES, INC.
By:

Name:

Title:

29

[Continuation of signature pages to Common Definitions and Provisions Agreement dated to be effective May 10, 2001]

"BNPPLC"
BNP PARIBAS LEASING CORPORATION
By:

Name:

Title:

30

CONSTRUCTION MANAGEMENT AGREEMENT

BETWEEN

BNP PARIBAS LEASING CORPORATION

("BNPPLC")

AND

ROSS STORES, INC.

("Ross")

May 10, 2001

(Fort Mill, South Carolina)

	(3) Failure of Ross to Correct Defective Work	11
	(4) Failure of Ross to Provide Evidence of Costs and Expenses	11
(B)	FOCB Notices and CMA Termination Events	11
(C)	Rights and Obligations of Ross During a CMA Suspension Period	12
(D)	Election by Ross to Terminate	12
(E)	BNPPLC's Right to Terminate	12
(F)	Rights and Obligations Surviving Termination	12
(G)	Cooperation by Ross Following any Termination	13

Exhibits

A Exhibit	Legal Description
A Exhibit	Description of the Construction Project (With Site Plan Attached)
A Exhibit	Form of Contractor Estoppel
A Exhibit	Form of Design Professional Estoppel
A Exhibit	Construction Advance Request Form
A Exhibit	Notice of Voluntary Ross Funding Commitment
A Exhibit	Notice of Termination by Ross

2

CONSTRUCTION MANAGEMENT AGREEMENT

    This CONSTRUCTION MANAGEMENT AGREEMENT (this "Agreement") is made and dated as of May 10, 2001 (the "Effective Date") by and between BNP PARIBAS LEASING CORPORATION, a Delaware corporation ("BNPPLC"), and ROSS STORES, INC., a Delaware corporation ("Ross").

RECITALS

    Contemporaneously with the execution of this Agreement, BNPPLC and Ross are executing a Common Definitions and Provisions Agreement dated as of the Effective Date (the "Common Definitions and Provisions Agreement") which by this reference is incorporated into and made a part of this Agreement for all purposes. As used in this Agreement, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Agreement are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.

    Pursuant to the Lease Agreement executed by BNPPLC and Ross contemporaneously with this Agreement (the "Lease"), which covers the Improvements on the Land described in Exhibit, BNPPLC is leasing the Improvements and any appurtenances thereto to Ross.

    In anticipation of the construction of new or additional Improvements for Ross's use pursuant to the Lease, BNPPLC and Ross have agreed upon the terms and conditions upon which BNPPLC is willing to authorize Ross to arrange and manage such construction and upon which BNPPLC is willing to provide funds for such construction, and by this Agreement BNPPLC and Ross desire to evidence such agreement.

CONSENT AND AUTHORIZATION

    Subject to the terms and conditions set forth in this Agreement and in the Lease, BNPPLC does hereby grant its consent and authorization to Ross for the construction by Ross of the Construction Project on the Land and for the management by Ross of such construction; provided, however, all rights of Ross against BNPPLC hereunder are expressly made subject and subordinate to the Permitted Encumbrances and to any other claims or encumbrances affecting the Land or the Property that may be asserted by third parties and that do not constitute Liens Removable by BNPPLC.

GENERAL TERMS AND CONDITIONS

1   CONSTRUCTION BY ROSS.

2

    (A)  The Construction Project.

    (B)

      (1)  Construction Approvals by BNPPLC.

        (a)  Preconstruction Approvals by BNPPLC.  Ross submitted and obtained BNPPLC's approval of the site plan and descriptions of the Construction Project referenced in Exhibit. Also set forth in Exhibit is a general description of the Construction Project. The Construction Project, as constructed by Ross pursuant to this Agreement, and all construction contracts and other agreements executed or adopted by Ross in connection therewith, shall be not materially inconsistent with the plans or other items referenced in Exhibit, except to the extent otherwise provided by any Scope Change (as defined below) approved by BNPPLC and except as

1

    otherwise provided in subparagraph 6(e) of the Lease if BNPPLC should make a Landlord's Election to Continue Construction after any termination of this Agreement.

        (a)  Definition of Scope Change.  As used herein, "Scope Change" means a change to the Construction Project that, if implemented, will make the quality, function or capacity of the Improvements "materially different" (as defined below in this subparagraph) than as described or inferred by site plan, plans and renderings referenced in Exhibit. The term "Scope Change" is not intended to include the mere refinement, correction or detailing of the site plan, plans or renderings submitted to BNPPLC by Ross. As used in this subparagraph, a "material difference" means a difference that could reasonably be expected to (a) after completion of the Construction Project and the funding of all Construction Advances required in connection therewith, significantly reduce any excess of the market value of the Property over Stipulated Loss Value or significantly increase any excess of Stipulated Loss Value over the market value of the Property, (b) change the general character of the Improvements from that needed to accommodate the uses permitted by subparagraph 2(a) of the Lease, or (c) result in Projected Cost Overruns (as defined below).

        (a)  Approval of Scope Changes.  Before making a Scope Change, Ross shall provide to BNPPLC a reasonably detailed written description of the Scope Change, a revised construction budget for the Construction Project and a copy of any changes to the drawings, plans and specifications for the Improvements required in connection therewith, all of which must be approved in writing by BNPPLC (or by any inspecting architect appointed by BNPPLC from time to time) before the Scope Change is implemented. BNPPLC's approval shall not in any event constitute a waiver of subparagraph or of any other provision of this Agreement or the Lease.

      (1)  Ross's Right to Control and Responsibility for Construction.  Subject to the terms and conditions set forth in this Agreement and in the Lease, and prior to any termination of this Agreement as provided in subparagraphs and, Ross shall have the sole right to control and the sole responsibility for the design and construction of the Construction Project, including the means, methods, sequences and procedures implemented to accomplish such design and construction. Although title to all Improvements will pass directly to BNPPLC (as more particularly provided in Paragraph 7 of the Lease), BNPPLC's obligation with respect to the Construction Project shall be limited to the making of advances under and subject to the conditions set forth in this Agreement and in Paragraph 6 of the Lease. Without limiting the foregoing, Ross acknowledges and agrees that:

        (a)  Performance of the Work.  Except as provided in subparagraphs and, Ross must, using its commercially reasonable effort and judgment and in an expeditious and economical manner not inconsistent with the interests of BNPPLC, perform or cause to be performed all work required, and will provide or cause to be provided all supplies and materials required, to design and complete construction of the Construction Project (collectively "Work") no later than the second anniversary of the Effective Date. The Work will include obtaining all necessary building permits and other governmental approvals required in connection with the design and construction of the Construction Project, or required in connection with the use and occupancy thereof (e.g., final certificates of occupancy). The Work will also include any repairs or restoration required because of damage to Improvements by fire or other casualty prior to the Base Rent Commencement Date (a "Pre-commencement Casualty"); however, the cost of any such repairs or restoration will be subject to reimbursement not only through Construction Advances made on and subject to the terms and conditions of this Agreement, but also through the application of Escrowed Proceeds as provided in the Lease. Ross will, through its Third Party Contracts for construction of the Work, schedule and supervise all Work, monitor the quality and specifications of major components of materials and services

2

    used in connection with all Work and will keep full and detailed accounts as may be necessary to document expenditures made or expenses incurred for the Work.

        (a)  Third Party Contracts.

          1)  Ross shall not enter into any construction contract or other agreement with a third party concerning the Work or the Construction Project (a "Third Party Contract") in the name of BNPPLC or otherwise purport to bind BNPPLC to any obligation to any third party.

          1)  In any Third Party Contract between Ross and any of its Affiliates (an "Affiliate's Contract") Ross shall reserve the right to terminate the contract at any time, without cause, and without subjecting Ross to liability for any Termination Fee (as defined below). Further, Ross shall not enter into any Affiliate's Contract that obligates Ross to pay more than would be required under an arms-length contract or that would require Ross to pay its Affiliate any amount in excess of the sum of actual, out-of-pocket direct costs and internal labor costs incurred by the Affiliate to perform such contract.

          1)  As necessary to limit the total Reimbursable Third Party Contract Termination Fees (as defined below) for which BNPPLC may be required to provide Construction Advances to no more than $8,500,000 (the "Maximum Permitted Termination Fees"), Ross shall reserve in every significant Third Party Contract an absolute express right to terminate such contract at any time, without cause. Although any Third Party Contract (other than an Affiliate's contract) may require Ross to pay a specified Termination Fee in the event of such a termination, the specified Termination Fee must not exceed the difference computed by subtracting (I) the aggregate of all Termination Fees that have been paid or would become payable by Ross if Ross terminated all other Third Party Contracts, from (II) the Maximum Permitted Termination Fees. Without limiting the foregoing, Ross will manage and administer all Third Party Contracts as necessary to ensure that, at any point in time, Ross can terminate all such contracts without becoming liable for Termination Fees in excess of the Maximum Permitted Termination Fees.

          1)  As used in this Agreement, "Termination Fee" means any amount, however denominated, for which Ross will be obligated under a Third Party Contract as a result of any election or decision by Ross to terminate such Third Party Contract, including demobilization costs; provided, however, amounts payable for Prior Work [as defined below] as of the date any such termination are not intended to be characterized as Termination Fees for purposes of this Agreement. If, as described in the preceding paragraph, Ross reserves an absolute express right in a Third Party Contract to terminate such contract at any time, without cause, for a specified dollar amount, such dollar amount will constitute a Termination Fee. If no such right is reserved in a Third Party Contract, the Termination Fee applicable to such contract for purposes of this Agreement will be the amount of damages that Ross could be required to pay (in addition to payments required for Prior Work) upon an anticipatory repudiation of the Third Party Contract by Ross.

        (a)  Third Party Estoppels.  If requested by BNPPLC with respect to any material general construction contract between Ross and a third party contractor for any part of the Work, Ross shall cause the contractor to execute and deliver to BNPPLC an estoppel letter substantially in the form of Exhibit. Similarly, if requested by BNPPLC with respect to any material architectural or engineering contract between Ross and a third party professional or firm for any part of the Work, Ross shall cause the professional or firm thereunder to execute and deliver to BNPPLC an estoppel letter substantially in the form of Exhibit.

3

        (a)  Adequacy of Drawings, Specifications and Budgets.  BNPPLC has made and will make no representations as to the adequacy of any budgets, site plans, renderings, plans, drawings or specifications for the Construction Project, and no modification of any such budgets, site plans, renderings, plans, drawings or specifications that may be required from time to time will entitle Ross to any adjustment in the Construction Allowance.

        (a)  Existing Condition of the Land and Improvements.  Ross is familiar with the conditions of the Land and any existing Improvements on the Land. Ross shall have no claim for damages against BNPPLC or for an increase in the Construction Allowance by reason of any condition (concealed or otherwise) of or affecting the Land or Improvements.

        (a)  Correction of Defective Work.  Ross will promptly commence to correct and diligently and continuously pursue correction of all Work performed prior to any termination of this Agreement that does not comply with the requirements of this Agreement or that is otherwise defective (in either case, "Defective Work") at Ross's sole expense. If Ross fails to correct any Defective Work or fails to carry out Work in accordance with this Agreement, BNPPLC may (but will not be required to) order Ross to stop all Work until the cause for such failure has been eliminated.

        (a)  Clean Up.  Upon the completion of all Work, Ross will remove all waste material and rubbish from and about the Land, as well as all tools, construction equipment, machinery and surplus materials. Ross will keep the Land and the Improvements thereon in a reasonably safe and sightly condition as Work progresses.

        (a)  No Damage for Delays.  Ross shall have no claim for damages against BNPPLC or for an increase in the Construction Allowance by reason of any delay in the performance of any Work. Nor shall Ross have any claim for an extension of the deadline specified in subparagraph for completing the Work because of any such period of delay, unless, however, such delay has been caused by BNPPLC's intentional interference with Work. In the event (and only to the extent) that any such intentional interference by BNPPLC continues after Ross provides written notice to cease, Ross shall be entitled to an extension of such deadline. BNPPLC's exercise of its rights and remedies permitted under this Agreement or the other Operative Documents will not be construed as intentional interference with Ross's performance of any Work.

        (a)  No Fee For Construction Management.  Ross shall have no claim for any fee or other compensation or for any reimbursement of internal administrative or overhead expenses of Ross under this Agreement, it being understood that Ross is executing this Agreement in consideration of the rights expressly granted to it herein and in the Lease.

      (1)  Quality of Work.  Ross shall cause the Work undertaken and administered by it pursuant to this Agreement to be performed (a) in a safe and good and workmanlike manner, (b) in accordance with Applicable Laws, (c) in compliance with (i) the provisions of this Agreement and the Lease, (ii) the material provisions of the Permitted Encumbrances and (iii) the material provisions of the Development Documents, and (d) in a manner that, upon completion and taken as a whole, enhances the value of the Property by an amount commensurate with the Construction Advances and Carrying Costs added to the Outstanding Construction Allowance in connection therewith.

    (A)  Completion Notice.  Ross shall provide a notice (a "Completion Notice") to BNPPLC promptly after construction of the Construction Project is substantially complete, advising BNPPLC of the substantial completion.

    (B)

4

2   CONSTRUCTION ADVANCES.

3

    (A)  Costs Subject to Reimbursement Through Construction Advances.  Subject to the terms and conditions set forth herein, Ross shall be entitled to a Construction Allowance, from which BNPPLC will make Construction Advances on Advance Dates from time to time to pay or reimburse Ross for the following costs ("Reimbursable Construction-Period Costs") to the extent the following costs are not already included in Transaction Expenses paid by BNPPLC from the Initial Funding Advance:

      (1) the actual costs and expenses incurred or paid by Ross for the preparation, negotiation and execution of this Agreement and the other Operative Documents or for the negotiation of the Acquisition Contract and related agreements with Seller (including agreements that establish entitlement rights appurtenant to the Property);

      (1) the cost of title insurance or other out of pocket expenses described in subparagraph 5(c)(iii) of the Lease to the extent paid by Ross prior to the Base Rent Commencement Date;

      (1) Commitment Fees payable prior to the Base Rent Commencement Date;

      (1) costs of the Work, including not only hard costs incurred for the demolition of existing improvements (if any) and construction of new Improvements described in Exhibit, but also the following costs to the extent reasonably incurred in connection with the Construction Project:

    •
    soft costs payable to third parties, such as legal fees, architectural fees, engineering fees, construction management fees, transaction management fees and fees and costs paid in connection with obtaining project permits and approvals required by governmental authorities or the Development Documents,

    •
    site preparation costs, and

    •
    costs of offsite and other public improvements required as conditions of governmental approvals for the Construction Project or as required by the Development Documents;

      (1) the cost of maintaining insurance required by (and consistent with the requirements of) the Lease prior to the Base Rent Commencement Date, and costs of repairing any damage to the Improvements caused by a Pre-commencement Casualty to the extent such costs are not covered by Escrowed Proceeds made available to Ross as provided in the Lease prior to the Base Rent Commencement Date ("Reimbursable Restoration Costs");

      (1) Impositions that accrue or become due under the Lease prior to the Base Rent Commencement Date;

      (1) except as otherwise provided in subparagraph below, Termination Fees payable by Ross in connection with any Third Party Contract between Ross and a Person not an Affiliate of Ross because of any election by Ross to cancel or terminate such contract during a CMA Suspension Period (as defined below); and

      (1) purchase of equipment, including equipment listed on Construction Advance Request Forms delivered to BNPPLC as contemplated by this Agreement, for use in connection with the operation of the facility described on Exhibit B.

5

    (A)  Exclusions From Reimbursable Construction-Period Costs.  Notwithstanding anything herein to the contrary, BNPPLC shall not be required to make any Construction Advance to pay or to reimburse or compensate Ross for any Absolute Construction Obligations or any of the following:

    (B)

      (1) Environmental Losses;

      (1) Losses that would not have been incurred but for any act or omission of Ross or of any Ross's contractors or subcontractors, which act or omission is contrary in any material respect to the other terms and conditions of this Agreement or to the terms and conditions of the other Operative Documents, during the period that this Agreement remains in force or during any other period that Ross remains in possession or control of the Construction Project pursuant to the Lease or otherwise;

      (1) Losses that would not have been incurred but for any fraud, misapplication of Construction Advances or other funds, illegal acts, or willful misconduct on the part of the Ross or its employees or agents or any other party for whom Ross is responsible; and

      (1) Losses that would not have been incurred but for any bankruptcy proceeding involving Ross.

    For purposes of this subparagraph, "acts and omissions" described in clause (2) preceding shall include (i) any decision by Ross to make any Scope Change without the prior approval of BNPPLC, (ii) any failure of Ross to maintain insurance required by the Lease or this Agreement, (iii) any decision of Ross not to continue or complete Work because of a change in Ross's facility needs or in Ross's plans to meet its facility needs (such as, for example, a decision by Ross to lease or acquire another less expensive facility as an alternative to the Improvements), (iv) any failure of Ross to correct Defective Work performed prior to a termination of this Agreement pursuant to subparagraph or subparagraph, (v) any failure by Ross to reserve termination rights in significant Third Party Contracts as required by subparagraph, and (v) any other material breach by Ross of this Agreement.

    (A)  Conditions to Ross's Right to Receive Construction Advances.  BNPPLC's obligation to provide Construction Advances to Ross from time to time under this Agreement shall be subject to the following terms and conditions, all of which terms and conditions are intended for the sole benefit of BNPPLC, and none of which terms and conditions shall limit in any way the right of BNPPLC to treat costs or expenditures incurred or paid by or on behalf of it as Construction Advances pursuant to subparagraph 6(e) of the Lease:

    (B)

      (1) Construction Advance Requests.  Ross must make a written request (a "Construction Advance Request") for any Construction Advance, specifying the amount of such advance, at least five Business Days prior to the Advance Date upon which the advance is to be paid. To be effective for purposes of this Agreement, a Construction Advance Request must be in substantially the form attached as Exhibit. Ross shall not submit more than one Construction Advance Request in any calendar month.

      (1)  Amount of the Advances.

        (a)  Limit Dependent Upon the Maximum Construction Allowance.  Ross shall not be entitled to require any Construction Advance that would cause the Funded Construction Allowance to exceed the Maximum Construction Allowance.

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        (a)  Limit Dependent Upon Costs Previously Incurred by Ross.  Ross shall not be entitled to require any Construction Advance that would cause the aggregate of all Construction Advances to exceed the sum of:

          (i)  Reimbursable Construction-Period Costs that Ross has, to the reasonable satisfaction of BNPPLC, substantiated as having been paid or incurred by Ross other than for Work (e.g., Impositions), plus

          (ii) the Reimbursable Construction-Period Costs that Ross has, to the reasonable satisfaction of BNPPLC, substantiated as having been paid or incurred for Prior Work as of the date of the Construction Advance Request requesting the advance.

    As used in this Agreement, "Prior Work" means all labor and services actually performed, and all materials actually delivered to the construction site, in accordance with this Agreement prior to the date in question as part of the Work, and "Future Work" means labor and services performed or to be performed, and materials delivered or to be delivered, after the date in question as part of the Work. For purposes of this Agreement, Ross and BNPPLC intend to allocate Reimbursable Construction- Period Costs between Prior Work and Future Work in a manner that is generally consistent with the allocations expressed or implied in construction-related contracts negotiated in good faith between Ross and third parties not affiliated with Ross (e.g., a general contractor); however, in order to verify the amount of Reimbursable Construction-Period Costs actually paid or incurred by Ross and the proper allocation thereof between Prior Work and Future Work, BNPPLC shall be entitled (but not required) to: (x) request, receive and review copies of such agreements between Ross and third parties and of draw requests, budgets or other supporting documents provided to Ross in connection with or pursuant to such agreements as evidence of the allocations expressed or implied therein, (y) from time to time engage one or more independent inspecting architects, certified public accountants or other appropriate professional consultants and, absent manifest error, rely without further investigation upon their reports and recommendations, and (z) without waiving BNPPLC's right to challenge or verify allocations required with respect to future Construction Advances, rely without investigation upon the accuracy of Ross's own Construction Advance Requests.

        (a)  Limit During CMA Suspension Period.  Without limiting the other terms and conditions imposed by this Agreement for the benefit of BNPPLC with respect all Construction Advances, BNPPLC shall have no obligation to make any Construction Advance during any CMA Suspension Period (as defined below) that would cause the aggregate of all Construction Advances to exceed the sum of:

          (i)  Reimbursable Construction-Period Costs that Ross has, to the reasonable satisfaction of BNPPLC, substantiated as having been paid or incurred by Ross other than for Work (e.g., Impositions), plus

          (ii) the Reimbursable Construction-Period Costs that Ross has, to the reasonable satisfaction of BNPPLC, substantiated as having been paid or incurred for Prior Work (as defined below) as of the date the CMA Suspension Period commenced.

    For purposes of computing the limits described in this subparagraph, Reimbursable Construction-Period Costs "other than for Work" shall include Termination Fees that qualify as Reimbursable Construction-Period Costs pursuant to subparagraph ("Reimbursable Third Party Contract Termination Fees"). Ross acknowledges, however, that Termination Fees will not exceed the Maximum Permitted Termination Fees, so long as Ross complies with the requirements of subparagraph. That is, but for an "act or omission of Ross" as such phrase is used in subparagraph, the aggregate of all Termination Fees shall not exceed the Maximum

7

    Permitted Termination Fees. Accordingly, if the aggregate of any Termination Fees do exceed the Maximum Permitted Termination Fees, the excess shall not qualify as Reimbursable Third Party Contract Termination Fees.

        (a)  Restrictions Imposed for Administrative Convenience.  Ross shall not request any Construction Advance (other than the final Construction Advance Ross intends to request) for an amount less than $500,000.

      (1)  No Advances After Certain Dates.  BNPPLC shall have no obligation to make any Construction Advance (x) after the Base Rent Commencement Date, (y) on or after the Designated Sale Date, or (z) on or after the date of any termination of this Agreement pursuant to subparagraph or subparagraph.

    (A)  Breakage Costs for Construction Advances Requested But Not Taken.  If Ross requests but thereafter declines to accept any Construction Advance, or if Ross requests a Construction Advance that it is not permitted to take because of its failure to satisfy any of the conditions specified in subparagraph, Ross shall pay upon demand any resulting Breakage Costs.

    (B)

    (C)  No Third Party Beneficiaries.  No contractor or other third party shall be entitled to require BNPPLC to make advances as a third party beneficiary of this Agreement or of the Lease or otherwise.

    (D)

    (E)  No Waiver.  No funding of Construction Advances and no failure of BNPPLC to object to any Work proposed or performed by or for Ross shall constitute a waiver by BNPPLC of the requirements contained in this Agreement.

    (F)

    (G)  Funding by Participants.  Ross acknowledges that, as provided in the Participation Agreement, each Participant has agreed to pay to BNPPLC a Percentage (under and as defined in the Participation Agreement) of the Construction Advances required by this Agreement. Ross also acknowledges that BNPPLC will not be responsible to Ross for any failure of any Participant (other than an Affiliate of BNPPLC) to provide advances required by the Participation Agreement. So long as any Participant (other than an Affiliate of BNPPLC) fails to provide its Percentage of any requested Construction Advance, then the amount of the Construction Advance for which BNPPLC shall be obligated hereunder shall be reduced, subject to Section 2(G)(2) below, by the amount that the Participant should have provided, but failed to provide, in accordance with the Participation Agreement. No such reduction, however, of BNPPLC's obligation hereunder shall release or impair the obligation of the Participant directly to Ross, created by Ross's status as a third party beneficiary of the Participant's commitment under the Participation Agreement to provide the Participant's Percentage of Construction Advances. Further, any such failure shall excuse BNPPLC's obligation to provide the requested Construction Advance only to the extent of the funds that the applicable Participant or Participants should have advanced (but did not advance) to BNPPLC, and in the event of any such failure:

      (1) BNPPLC will immediately notify Ross, but BNPPLC will not in any event be liable to Ross for BNPPLC's failure to do so.

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      (1) BNPPLC will to the extent possible postpone reductions of Construction Advances because of the failure by any one or more Participants not Affiliates of BNPPLC ("Defaulting Participants") to make required advances under the Participation Agreement (a "Participant Default") by adjusting (and readjusting from time to time, as required) ratably the funding "Percentages" of BNPPLC and the Participants, and by BNPPLC making and requesting the Participants to make advances to BNPPLC on the basis of such adjusted Percentages, in each case regarding the Participants as provided in the Participation Agreement; however, so long as a Participant Default continues, no Construction Advance shall be required that would cause the Outstanding Construction Allowance to exceed (1) the Maximum Construction Allowance available under this Agreement, less (2) all amounts that should have been, but because of a continuing Participant Default have not been, advanced by any one or more of the Participants to BNPPLC under the Participation Agreement with respect to Construction Advances.

      (1) Further, after a Participant Default, and so long as no CMA Termination Event (as defined below) has occurred and no Event of Default has occurred and is continuing, BNPPLC shall do the following as reasonably requested by Ross, provided that nothing in this provision shall require BNPPLC to take any action that would violate Applicable Laws, that would constitute a breach of BNPPLC's obligations under the Participation Agreement, or that would require BNPPLC to waive any rights or remedies it has under this Agreement or other Operative Documents:

        (a) BNPPLC shall promptly make a written demand upon the Defaulting Participants for the cure of the Participant Default, and

        (a) BNPPLC shall not unreasonably withhold its approval for the substitution of any new participant proposed by Ross for Defaulting Participants, if (A) the proposed substitution does not require BNPPLC to waive rights against the Defaulting Participants, (B) the new participant will agree (by executing supplement to the Participation Agreement as provided in the Participation Agreement) to provide funds to replace the payments that would otherwise be required of the Defaulting Participants with respect to future Construction Advances, (C) the new participant (or Ross) provides the funds (if any) needed to terminate the Defaulting Participants' rights to receive payments of "Net Cash Flow" (as defined in the Participation Agreement) that BNPPLC will be required to pay the new participant under the terms of the substitution reasonably proposed by Ross, (D) the new participant (or Ross) provides and agrees in writing to provide funds needed to reimburse BNPPLC for any and all Losses incurred by BNPPLC in connection with or because of the substitution of the new participant for the Defaulting Participants, including any cost of defending and paying any claim asserted by Defaulting Participants because of the substitution (but not including any liability of BNPPLC to the Defaulting Participants for damages caused by BNPPLC's bad faith or gross negligence in the performance of BNPPLC's obligations to the Defaulting Participants), (E) the obligations of BNPPLC to the new participant per dollar of the new participant's "investment" (it being understood that such investment will be computed in a manner consistent with the examples set forth in Exhibit A to the Participation Agreement, but net of reimbursements to BNPPLC under clause (D) preceding) shall not exceed the obligations per dollar of investment by the Defaulting Participants that BNPPLC would have had to the Defaulting Participants if there had been no Participant Default, and (F) the new participant shall be a reputable financial institution having a net worth of no less than seven and one half percent (7.5%) of total assets and total assets of no less than $10,000,000,000.00 (all according to then recent audited financial statements).

1   COST OVERRUNS

2

9

    (A)  Definition of Projected Cost Overruns.  As used in this Agreement, "Projected Cost Overruns" shall mean the excess (if any), calculated as of the date of each Construction Advance Request, of (1) the total of projected Reimbursable Construction-Period Costs yet to be incurred or for which Ross has yet to be reimbursed hereunder (including projected Reimbursable Construction-Period Costs for Future Work), over (2) the sum of a) any Voluntary Construction Contribution Ross has committed to pay as provided in subparagraph, but has yet to pay, plus b) the balance of the remaining Construction Allowance then projected to be available to cover such costs. The balance of the remaining Construction Allowance then projected to be available will equal (i) the amount (if any) by which the Maximum Construction Allowance exceeds the Funded Construction Allowance, less (ii) the sum of (a) projected future Carrying Costs, plus (b) any funds that should have been but were not advanced to BNPPLC by any Defaulting Participants under (and as defined in) the Participation Agreement.

    (B)  Notice of Projected Cost Overruns.  If for any reason (including any damage to the Property by fire or other casualty or any taking of any part of the Property by condemnation) Ross believes (after taking into account any Voluntary Ross Construction Contributions Ross has made or committed to make as provided in subparagraph) that Projected Cost Overruns are more likely than not at the time Ross submits any Construction Advance Request, Ross shall state such belief in the Construction Advance Request and, if Ross can reasonably do so, Ross will estimate the approximate amount of such Projected Cost Overruns.

    (C)

    (D)  Election to Make a Voluntary Ross Construction Contribution.  As used in this Agreement, "Voluntary Ross Construction Contribution" shall mean a voluntary, nonrefundable payment made to BNPPLC by Ross prior to the Base Rent Commencement Date and delivered with or pursuant to a notice in the form of Exhibit, confirming that a Voluntary Ross Construction Contribution is being paid or will be paid pursuant to this subparagraph. In no event, however, will the aggregate of any such payments that constitute and qualify as Voluntary Ross Construction Contributions for purposes of this Agreement and the other Operative Documents exceed twenty percent (20%) of the Maximum Construction Allowance. To prevent the occurrence of or to cure any CMA Suspension Event described in subparagraph, Ross shall be entitled (but not obligated) to make or commit to make a Voluntary Ross Construction Contribution in addition to (and, except as provided in the definition of Issue 97-10 Prepayment in the Common Definitions and Provisions Agreement without reducing or excusing) any other amounts then due from Ross to BNPPLC pursuant to the Operative Documents. Like other Qualified Prepayments, any Voluntary Ross Construction Contribution will reduce the Outstanding Construction Allowance as described in the definition thereof in the Common Definitions and Provisions Agreement. In contrast, however, to other Qualified Prepayments, Voluntary Ross Construction Contributions will be subtracted for purposes of calculating the Funded Construction Allowance and, thus, will effectively increase the subsequent Construction Advances available under the limit established by subparagraph.

    (E)

3   SUSPENSION AND TERMINATION.

4

    (A)  CMA Suspension Events.  Each of the following events shall be a "CMA Suspension Event" under this Agreement:

    (B)

      (1)  Projection of Cost Overruns.  Either (a) BNPPLC shall receive any Construction Advance Request stating that Ross believes Projected Cost Overruns are more likely than not, as provided

10

  in subparagraph and Ross shall fail to give any notice pursuant to Paragraph 3(C) that effectively eliminates the likelihood of Projected Cost Overruns, or (b) (i) BNPPLC shall otherwise determine in good faith that significant Projected Cost Overruns are likely (taking into account any failure of a Defaulting Participant to provide funds to BNPPLC as required by the Participation Agreement and any prior Voluntary Ross Construction Contributions Ross has made or committed to make as provided in subparagraph), (ii) BNPPLC shall notify Ross of such determination and the basis therefor, and (iii) Ross shall fail to give any notice pursuant to subparagraph that, by committing Ross to make or increase Voluntary Ross Construction Contributions, effectively eliminates the likelihood of the Projected Cost Overruns on or before five Business Days after BNPPLC's notice to Ross of such determination.

      (1)  Interruption of Construction.  The Construction Project shall, for any reason after Work commences, no longer be substantially progressing (and shall not have progressed in any substantial way during the preceding forty-five days, in a good and workmanlike manner and substantially in accordance with Applicable Laws, with Permitted Encumbrances, with Development Documents and with the requirements of this Agreement; provided that if the cause of the lack of progress is damage to the Property by fire or other casualty, any taking of any part of the Property by condemnation, or a force majeure event, then the forty-five day period referenced above shall be extended to ninety days.

      (1)  Failure of Ross to Correct Defective Work.  Ross shall fail to commence within 30 days and thereafter diligently pursue the correction of any Defective Work of which Ross has received notice.

      (1)  Failure of Ross to Provide Evidence of Costs and Expenses.  BNPPLC shall have requested, and Ross shall have failed to provide within ten Business Days after receipt of the request, with respect to any Construction Advance: (1) invoices, requests for payment from contractors and other evidence reasonably establishing that the costs and expenses for which Ross has requested or is requesting reimbursement constitute actual Reimbursable Construction-Period Costs, and (2) canceled checks, lien waivers and other evidence reasonably establishing that all prior Construction Advances have been used by Ross to pay, and only to pay, the Reimbursable Construction-Period Costs for which the prior advances were requested and made.

    (A)  FOCB Notices and CMA Termination Events.

    (B)

      (1) As used herein, "FOCB Notice" means a notice that BNPPLC is considering a termination of this Agreement pursuant to subparagraph below, given by BNPPLC to Ross prior to BNPPLC's receipt from Ross of a Completion Notice and given when:

        (a) any Event of Default has occurred and is continuing; or

        (a) any CMA Suspension Event shall have occurred, Ross shall have received notice of such CMA Suspension Event (a "CMA Suspension Notice") and the CMA Suspension Event shall have continued for thirty days after Ross's receipt of such CMA Suspension Notice; or

        (a) Ross shall have failed to maintain the following insurance, or to provide insurance certificates to BNPPLC as required by the Lease with respect to the following insurance, and such failure shall have continued for a period of five Business Days after any notice to Ross thereof:

          1)  property insurance as required by the Lease, including builder's completed value risk insurance as BNPPLC may require to protect BNPPLC's and Ross's interests in the Improvements under construction against risks of physical loss, such insurance to be maintained by Ross at all times until completion of the Construction Project; and

11

          1)  commercial general liability insurance as required by the Lease; or

      (1) For purposes of this Agreement and the other Operative Documents, "CMA Termination Event" shall mean either of the following:

        (a) BNPPLC's receipt of a Notice of Ross's Intent to Terminate (as defined below); or

        (a) BNPPLC's delivery of an FOCB Notice as provided above.

    (A)  Rights and Obligations of Ross During a CMA Suspension Period.  As used herein, "CMA Suspension Period" shall mean any period (1) beginning with the date of any CMA Suspension Notice, FOCB Notice or Notice of Ross's Intent to Terminate, and (2) ending on the earlier of (a) the first date upon which (i) no CMA Suspension Events shall be continuing, and (ii) no CMA Termination Events shall have occurred, or (b) the effective date of any termination of this Agreement as described in subparagraph or subparagraph. During any CMA Suspension Period, Ross shall have the right to suspend the Work; provided, however, the obligations of Ross which are to survive any termination of this Agreement shall also continue and survive during any such suspension of the Work.

    (B)

    (C)  Election by Ross to Terminate.  Ross may elect to terminate this Agreement at any time prior to the Base Rent Commencement Date when Ross has determined that (1) the Construction Advances to be provided to it hereunder will not be sufficient to cover all Reimbursable Construction-Period Costs, whether because the cost of the Work exceeds budgeted expectations (resulting in Projected Cost Overruns), because of damage to the Property by fire or other casualty (other than damage that would not have occurred, or been uninsured or under-insured, but for an act or omission of Ross), because of a taking of any part of the Property by condemnation, or because Ross can no longer satisfy conditions to BNPPLC's obligation to provide Construction Advances herein, or (2) the Construction Project cannot be substantially completed before the Base Rent Commencement Date for reasons other than a breach by Ross of this Agreement. To be effective, however, any such election to terminate this Agreement must be made by giving BNPPLC and the Participants a notice thereof prior to the Base Rent Commencement Date in the form of Exhibit (a "Notice of Ross's Intent to Terminate"), stating that Ross intends to terminate this Agreement pursuant to this subparagraph on a date specified therein, which date is not less than thirty days after the date of such notice. Unless terminated sooner pursuant to subparagraph, this Agreement will automatically terminate on the effective date so specified in any Notice of Ross's Intent to Terminate.

    (D)

    (E)  BNPPLC's Right to Terminate.  BNPPLC shall be entitled to terminate this Agreement at any time (x) more than ninety days after BNPPLC has given an FOCB Notice as described in subparagraph (regardless of whether at the time of such termination by BNPPLC an Event of Default or other event or circumstance described in subparagraph is continuing), or (y) after BNPPLC's receipt of a Notice of Ross's Intent to Terminate.

    (F)

    (G)  Rights and Obligations Surviving Termination.  Following any termination of this Agreement as provided in subparagraph or in, Ross shall have no obligation to continue or complete any Work; provided, however, no termination of this Agreement shall reduce or excuse the following rights and obligations of the parties under the following Subsections 4(F)(1) and 4(F)(2), it being intended that all such rights and obligations shall survive and continue after any such termination:

    (H)

12

      (1) the rights and obligations of Ross and BNPPLC under the Operative Documents other than this Construction Management Agreement, including Absolute Construction Obligations imposed upon Ross by the Lease; and

      (1) Ross's obligations described in the next subparagraph.

    (A)  Cooperation by Ross Following any Termination.  After any termination of this Agreement as provided in subparagraph or subparagraph, Ross shall comply with the following terms and conditions, all of which shall survive any such termination:

      (1) Ross shall promptly deliver copies to BNPPLC of all Third Party Contracts and purchase orders made by Ross in the performance of or in connection with the Work, together with copies of all plans, drawings, specifications, bonds and other materials relating to the Work in Ross's possession, including all papers and documents relating to governmental permits, orders placed, bills and invoices, lien releases and financial management under this Agreement. All such deliveries shall be made free and clear of any liens, security interests, or encumbrances, except such as may be created by the Operative Documents. Ross may retain originals and copies of all of the aforsaid documents.

      (1) Promptly after any request from BNPPLC made with respect to any Third Party Contract, Ross shall deliver a letter confirming: (i) that Ross has not performed any act or executed any other instrument which invalidates or modifies such contract in whole or in part (or, if so, the nature of such modification); (ii) the extent to which such contract is valid and subsisting and in full force and effect; (iii) that there are no defaults or events of default then existing under such contract and, to Ross's knowledge, no event has occurred which with the passage of time or the giving of notice, or both, would constitute such a default or event of default (or, if there is a default, the nature of such default in detail); (iv) that the services and construction contemplated by such contract is proceeding in a satisfactory manner in all material respects (or if not, a detailed description of all significant problems with the progress of the services or construction); (v) in reasonable detail the then critical dates projected by Ross for work and deliveries required by such contract; (vi) the total amount received by the other party to such contract for work or services provided by the other party through the date of the letter; (vii) the estimated total cost of completing the services and work contemplated under such contract as of the date of the letter, together with any current draw or payment schedule for the contract; and (viii) any other information BNPPLC may reasonably request to allow it to decide what steps it should take concerning the contract within BNPPLC's rights under this Agreement and the other Operative Documents.

      (1) Ross will make reasonable efforts, as and to the extent requested by BNPPLC, to secure the cancellation of any then existing Third Party Contract upon terms satisfactory to BNPPLC. Ross shall bear any cancellation fees or other Losses resulting from any cancellation of a Third Party Contract after the effective date of a termination of this Agreement.

      (1) Ross will make reasonable efforts, as and to the extent requested by BNPPLC, to secure any required consents or approvals for an assignment of any then existing Third Party Contract to BNPPLC or its designee, upon terms satisfactory to BNPPLC. To the extent assignable, any Third Party Contract will be assigned by Ross to BNPPLC upon request.

      (1) If Ross has canceled any Third Party Contract before and in anticipation of a termination of this Agreement, Ross shall make every reasonable effort, as and to the extent requested by BNPPLC, to secure a reinstatement of such Third Party Contract in favor of BNPPLC and upon terms satisfactory to BNPPLC.

      (1) For a period not to exceed ten days after the termination, Ross shall take such steps as are reasonably necessary to preserve and protect Work completed and in progress and to protect materials, equipment, and supplies at the Property or in transit.

13

    IN WITNESS WHEREOF, Ross and BNPPLC have caused this Construction Management Agreement to be executed as of May 10, 2001.

"Ross"
ROSS STORES, INC.
By:	/s/ J.Call John G. Call Senior Vice President Chief Financial Officier

14

[Continuation of signature pages to Construction Management Agreement dated to be effective as of May 10, 2001]

"BNPPLC"
BNP PARIBAS LEASING CORPORATION
By:	/s/ Lloyd G. Cox Lloyd G. Cox, Managing Director

15

Exhibit

Legal Description

All that certain real property situate in Fort Mill, South Carolina, described as follows:

[TO BE ADDED]

1

Exhibit

Description of the Construction Project

    Subject to future Scope Changes, the Construction Project will be substantially consistent with the following general description and with the Site Plan attached to this Exhibit.

The improvements will consist of the following, together with related parking and other improvements and the equipment listed from time to time on Construction Advance Request Forms delivered in accordance with the terms of the Construction Management Agreement:

The improvements, to be known as the Ross Stores Southeast Retail Distribution Center, will be a 1.2M square foot facility capable of shipping an estimated 1.4M units daily to each of it's stores located throughout the United States eventually including the Carolinas, Florida and Georgia. This facility will ultimately employ over 1100 associates responsible for processing merchandise, handling transportation and conducting Ross Stores Distribution business. This state-of-the-art Southeast Distribution Center (SEDC) will be comprised of three main components: the building, the material handling equipment (MHE) and the Warehouse Management System.

The 1.2M square foot building will be made up of a merchandise processing area, a reserve inventory storage area, multiple associate break areas and 33,000 feet of office space including the cafeteria. Merchandise will be received, ticketed and then shipped from this facility. An 800-trailer parking lot will be constructed to support the operations and unit-volume requirements.

Leading-edge material handling equipment will be installed throughout the SEDC to allow associates to efficiently and effectively process merchandise through the DC. This MHE will include conveyor equipment, multiple forklifts, radio-frequency equipment, a carton shoe-shipping sorter and tilt-tray sorters.

A new Warehouse Management System (WMS) will be implemented with the start-up of this facility also. The Warehouse management system is responsible for all of the computer systems that control and account for all of the processing in the DC. This will be a new WMS modified and customized for the specific requirements of the Ross Stores business.

1

Exhibit

Estoppel From Contractor

                        , 20

BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox

    Re: Assignment of Construction Contract

Ladies and Gentlemen:

    The undersigned hereby represents to BNP PARIBAS LEASING CORPORATION, a Delaware corporation ("BNPPLC"), and covenants with BNPPLC as follows:

    1   The undersigned has entered into that certain [Construction Contract] (the "Construction Contract") by and between the undersigned and Ross Stores, Inc. ("Ross") dated ,      for the construction of the improvements to be constructed as part of Ross's Fort Mill, South Carolina distribution center leased by Ross (the "Improvements") on the land described in the Lease Documents described below (the "Land" and, together with the Improvements and any other improvements now on or constructed in the future on the Land, the "Project").

    2

    3   The undersigned has been advised that, by a Lease Agreement and a Construction Management Agreement, both dated as of May 10, 2001 (collectively, the "Lease Documents"), BNPPLC is leasing the Project to Ross and has agreed, subject to the terms and conditions of the Lease Documents, to provide a construction allowance for the design and construction of the Improvements. The undersigned has also been advised that the Lease Documents expressly provide that third parties (including the undersigned) are not intended as beneficiaries of the Lease Documents and, thus, will have no standing to enforce any obligations of Ross or BNPPLC under the Lease Documents, including any such obligation that BNPPLC may have to provide the construction allowance. The undersigned understands that the Lease Documents expressly provide that Ross is not authorized to enter into any construction contract or other agreement with any third party in the name of BNPPLC or to otherwise bind BNPPLC to any contract with a third party.

    4

    5   A complete and correct copy of the Construction Contract is attached to this letter. The Construction Contract is in full force and effect and has not been modified or amended, except as provided in any written modifications or amendments which are also attached to this letter.

    6

    7   The undersigned has not sent or received any notice of default or any other notice for the purpose of terminating the Construction Contract, nor does the undesigned have knowledge of any existing circumstance or event which, but for the elapse of time or otherwise, would constitute a default by the undersigned or by Ross under the Construction Contract.

    The undersigned acknowledges and agrees that:

      a)  Title to all Improvements shall, when constructed on the Land, pass directly to BNPPLC, not to Ross. BNPPLC shall not, however, be held liable for, and the undersigned shall not assert, any claims, demands or liabilities against BNPPLC arising under or in any way relating to the Construction Contract; provided, this paragraph will not (1) be construed as a waiver of any

2

  statutory mechanic's or materialmen's liens against the interests of Ross in and to the Land or the improvements thereon that may otherwise exist or arise in favor of the undersigned, or (2) prohibit the undersigned from asserting any claims or making demands against BNPPLC under the Construction Contract if BNPPLC elects in writing, pursuant to paragraph b) below, to assume the Construction Contract in the event Ross's right to possession of the Land is terminated, it being understood that in the event of such an assumption BNPPLC shall be liable for the unpaid balance of the contract sum due for the work of the undersigned, payable pursuant to (and subject to the terms and conditions set forth for the benefit of the owner in) the Construction Contract, but in no event shall BNPPLC otherwise be personally liable for any acts or omissions on the part of Ross.

      b)  Upon any termination of Ross's right to possession of the Project under the Lease Documents, including any eviction of Ross resulting from an Event of Default (as defined in the Lease Documents), BNPPLC shall be entitled (but not obligated), by notice to the undersigned and without the necessity of the execution of any other document, to assume Ross's rights and obligations under the Construction Contract, cure any defaults by Ross thereunder and enforce the Construction Contract and all rights of Ross thereunder. Within ten days of receiving notice from BNPPLC that Ross's right to possession has been terminated, the undersigned shall send to BNPPLC a written estoppel letter stating: (i) that the undersigned has not performed any act or executed any other instrument which invalidates or modifies the Construction Contract in whole or in part (or, if so, the nature of such modification); (ii) that the Construction Contract is valid and subsisting and in full force and effect; (iii) that there are no defaults or events of default then existing under the Construction Contract and no event has occurred which with the passage of time or the giving of notice, or both, would constitute such a default or event of default (or, if there is a default, the nature of such default in detail); (iv) that the construction contemplated by the Construction Contract is proceeding in a satisfactory manner in all material respects (or if not, a detailed description of all significant problems with the progress of construction); (v) a reasonably detailed report of the then critical dates projected by the undersigned for work and deliveries required to complete the Project; (vi) the total amount received by the undersigned for construction through the date of the letter; (vii) the estimated total cost of completing the undersigned's work as of the date of the letter, together with a current draw schedule; and (viii) any other information BNPPLC may request to allow it to decide whether to assume the Construction Contract. BNPPLC shall have seven days from receipt of such written certificate containing all such requested information to decide whether to assume the Construction Contract. If BNPPLC fails to assume the Construction Contract within such time, the undersigned agrees that BNPPLC shall not be liable (and the undersigned shall not assert or bring any action against BNPPLC, except to enforce statutory lien rights, if any, of the undersigned against the Land or improvements on the Land) for any damages or other amounts resulting from the breach or termination of the Construction Contract or under any other theory of liability of any kind or nature, but rather the undersigned shall look solely to Ross (and statutory lien rights, if any, of the undersigned against the Land and any improvements thereon) for the recovery of any such damages or other amounts.

      c)  If BNPPLC notifies the undersigned that BNPPLC shall not assume the Construction Contract pursuant to the preceding paragraph following the termination of Ross's right to possession of the Project under the Lease Documents, the undersigned shall immediately discontinue the work under the Construction Contract and remove its personnel from the Project, and BNPPLC shall be entitled to take exclusive possession of the Project. The undersigned shall also, upon request by BNPPLC, deliver and assign to BNPPLC all plans and specifications and other contract documents previously delivered to the undersigned (except that the undersigned may keep an original set of the Construction Contract and other contract documents executed by Ross), all other material relating to the work which belongs to BNPPLC or Ross, and all papers

3

  and documents relating to governmental permits, orders placed, bills and invoices, lien releases and financial management under the Construction Contract. Notwithstanding the undersigned's receipt of any notice from BNPPLC that BNPPLC declines to assume the Construction Contract, the undersigned shall for a period not to exceed fifteen days after receipt of such notice take such steps, at BNPPLC's expense, as are reasonably necessary to preserve and protect work completed and in progress and to protect materials, equipment and supplies at the site or in transit.

      d)  If the Construction Contract is terminated by Ross before BNPPLC is given the opportunity to elect whether or not to assume the Construction Contract as provided herein, BNPPLC shall nonetheless have the right hereunder to assume the Construction Contract, as if it had not been terminated, upon any termination of Ross's right to possession of the Project under the Lease Documents; provided, however, that if the work of the undersigned under the Construction Contract has been disrupted because of Ross's termination of the Construction Contract, the undersigned shall be entitled to an equitable adjustment to the price of the Construction Contract, following any assumption thereof by BNPPLC, for the additional costs incurred by the undersigned attributable to the disruption; and, provided further, that if BNPPLC does assume the Construction Contract, BNPPLC shall receive a credit against the price of the Construction Contract for any consideration paid to the undersigned by Ross because of Ross's prior termination of the Construction Contract (whether such consideration is designated a termination fee, settlement payment or otherwise).

      e)  No action taken by BNPPLC or the undersigned with respect to the Construction Contract shall prejudice any other rights or remedies of BNPPLC or the undersigned provided by law, by the Lease Documents, by the Construction Contract or otherwise against Ross.

      f)  The undersigned agrees promptly to notify BNPPLC of any material default or claimed material default by Ross under the Construction Contract of which the undersigned is aware, describing with particularity the default and the action the undersigned believes is necessary to cure the same. The undersigned will send any such notice to BNPPLC prominently marked "URGENT—NOTICE OF ROSS'S DEFAULT UNDER CONSTRUCTION AGREEMENT WITH ROSS STORES, INC.—FORT MILL, SOUTH CAROLINA" at the address specified for notice below (or at such other addresses as BNPPLC shall designate in notice sent to the undersigned), by certified or registered mail, return receipt requested. Following receipt of such notice, the undersigned will permit BNPPLC or its designee to cure any such default within the time period reasonably required for such cure, but in no event less than thirty days. If it is necessary or helpful to take possession of all or any portion of the Project to cure a default by Ross under the Construction Contract, the time permitted by the undersigned for cure by BNPPLC will include the time necessary to terminate Ross's right to possession of the Project and evict Ross, provided that BNPPLC commences the steps required to exercise such right within sixty days after it is entitled to do so under the terms of the Lease Documents and applicable law. If the undersigned incurs additional costs due to the extension of the aforementioned cure period, the undersigned shall be entitled to an equitable adjustment to the price of the Construction Contract for such additional costs.

      g)  Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery or (b) expedited delivery service with proof of delivery or (c) United

4

  States mail, postage prepaid, registered or certified mail or (d) telegram, telex or telecopy, addressed as follows:

To the undersigned:

Telecopy: ( ) -
To BNPPLC:	BNP Paribas Leasing Corporation 12201 Merit Drive, Suite 860 Dallas, Texas 75251 Attention: Lloyd G. Cox Telecopy: (972) 788-9191

A copy of any such notice or communication will also be sent to Ross by (a) personal delivery or (b) expedited delivery service with proof of delivery or (c) United States mail, postage prepaid, registered or certified mail or (d) telegram, telex or telecopy, addressed as follows:

Ross Stores, Inc.
8333 Central Avenue
Newark, California 94560
Telecopy: (  )  -

      h)  The undersigned acknowledges that it has all requisite authority to execute this letter. The undersigned further acknowledges that BNPPLC has requested this letter, and is relying on the truth and accuracy of the representations made herein, in connection with BNPPLC's decision to advance funds for construction under the Lease Documents with Ross.

Very truly yours,
By:
Name:
Title:

    Ross joins in the execution of this letter solely for the purpose of evidencing its consent hereto, including its consent to the provisions that would allow, but not require, BNPPLC to assume the Construction Contract in the event Ross is evicted from the Project.

Ross Stores, Inc.
By:
Name:
Title:

5

Exhibit

Estoppel From Design Professionals

            , 20

BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox

    Re: Assignment of [Architect's Agreement/Engineering Contract]

Ladies and Gentlemen:

    The undersigned hereby represents to BNP PARIBAS LEASING CORPORATION, a Delaware corporation ("BNPPLC"), and covenants with BNPPLC as follows:

    1   The undersigned has entered into that certain [Architect's Agreement/Engineering Contract] (the "Agreement") by and between the undersigned and Ross Stores, Inc. ("Ross") dated ,       for the [design/engineering] of the improvements to be constructed as part of Ross's Fort Mill, South Carolina distribution center leased by Ross (the "Improvements") on the land described in the Lease Documents described below (the "Land" and, together with the Improvements and any other improvements now on or constructed in the future on the Land, the "Project").

    2

    3   The undersigned has been advised that, by a Lease Agreement and a Construction Management Agreement, both dated as of May 10, 2001 (collectively, the "Lease Documents"), BNPPLC is leasing the Project to Ross and has agreed, subject to the terms and conditions of the Lease Documents, to provide a construction allowance for the design and construction of the Improvements. The undersigned has also been advised that the Lease Documents expressly provide that third parties (including the undersigned) are not intended as beneficiaries of the Lease Documents and, thus, will have no standing to enforce any obligations of Ross or BNPPLC under the Lease Documents, including any such obligation that BNPPLC may have to provide the construction allowance. The undersigned understands that the Lease Documents expressly provide that Ross is not authorized to enter into any Agreement or other agreement with any third party in the name of BNPPLC or to otherwise bind BNPPLC to any contract with a third party.

    4

    5   A complete and correct copy of the Agreement is attached to this letter. The Agreement is in full force and effect and has not been modified or amended, except as provided in any written modifications or amendments which are also attached to this letter.

    6

    7   The undersigned has not sent or received any notice of default or any other notice for the purpose of terminating the Agreement, nor does the undesigned have knowledge of any existing circumstance or event which, but for the elapse of time or otherwise, would constitute a default by the undersigned or by Ross under the Agreement.

    The undersigned acknowledges and agrees that:

      a)  BNPPLC shall not be liable for, and the undersigned shall not assert, any claims, demands or liabilities against BNPPLC arising under or in any way relating to the Agreement; provided, this paragraph will not (1) be construed as a waiver of any statutory mechanic's or materialmen's liens against the interests of Ross in and to the Land or the improvements thereon that may otherwise exist or arise in favor of the undersigned, or (2) prohibit the undersigned from

1

  asserting any claims or making demands against BNPPLC under the Agreement if BNPPLC elects in writing, pursuant to paragraph b) below, to assume the Agreement in the event Ross's right to possession of the Land is terminated, it being understood that in the event of such an assumption BNPPLC shall be liable for the unpaid balance of the fees for services of the undersigned, payable pursuant to (and subject to the terms and conditions set forth for the benefit of the owner in) the Agreement, but in no event shall BNPPLC otherwise be personally liable for any acts or omissions on the part of Ross.

      b)  Upon any termination of Ross's right to possession of the Project under the Lease Documents, including any eviction of Ross resulting from an Event of Default (as defined in the Lease Documents), BNPPLC shall be entitled (but not obligated), by notice to the undersigned and without the necessity of the execution of any other document, to assume Ross's rights and obligations under the Agreement, cure any defaults by Ross thereunder and enforce the Agreement and all rights of Ross thereunder. Within ten days of receiving notice from BNPPLC that Ross's right to possession has been terminated, the undersigned shall send to BNPPLC a written estoppel letter stating: (i) that the undersigned has not performed any act or executed any other instrument which invalidates or modifies the Agreement in whole or in part (or, if so, the nature of such modification); (ii) that the Agreement is valid and subsisting and in full force and effect; (iii) that there are no defaults or events of default then existing under the Agreement and no event has occurred which with the passage of time or the giving of notice, or both, would constitute such a default or event of default (or, if there is a default, the nature of such default in detail); (iv) that the services contemplated by the Agreement are proceeding in a satisfactory manner in all material respects (or if not, a detailed description of all significant problems with the progress of services); (v) a reasonably detailed report of the then critical dates projected by the undersigned for services required to complete the Project; (vi) the total amount received by the undersigned for services through the date of the letter; (vii) the estimated total cost of completing such services as of the date of the letter, together with a current payment schedule; and (viii) any other information BNPPLC may request to allow it to decide whether to assume the Agreement. BNPPLC shall have seven days from receipt of such written certificate containing all such requested information to decide whether to assume the Agreement. If BNPPLC fails to assume the Agreement within such time, the undersigned agrees that BNPPLC shall not be liable (and the undersigned shall not assert or bring any action against BNPPLC or, except to enforce statutory lien rights, if any, of the undersigned against the Land or improvements on the Land) for any damages or other amounts resulting from the breach or termination of the Agreement or under any other theory of liability of any kind or nature, but rather the undersigned shall look solely to Ross (and statutory lien rights, if any, of the undersigned against the Land and any improvements thereon) for the recovery of any such damages or other amounts.

      c)  If BNPPLC notifies the undersigned that BNPPLC shall not assume the Agreement pursuant to the preceding paragraph following the termination of Ross's right to possession of the Project under the Lease Documents, the undersigned shall immediately deliver and assign to BNPPLC the following: (1) copies of all plans and specifications for the Project or any component thereof previously generated by or delivered to the undersigned, (2) any other contract documents previously delivered to the undersigned (except that the undersigned may keep an original set of the Agreement and other contract documents executed by Ross), (3) any other material relating to the services provided under the Agreement, and (4) to the extent available to the undersigned all papers and documents relating to governmental permits, orders placed, bills and invoices, lien releases and financial management under the Agreement. Notwithstanding the undersigned's receipt of any notice from BNPPLC that BNPPLC declines to assume the Agreement, the undersigned shall for a period not to exceed thirty days after receipt of such notice take such steps, at BNPPLC's expense, as are reasonably necessary to preserve the utility and value of

2

  services completed and in progress and to protect plans and specifications and other materials described in the preceding sentence.

      d)  If the Agreement is terminated by Ross before BNPPLC is given the opportunity to elect whether or not to assume the Agreement as provided herein, BNPPLC shall nonetheless have the right hereunder to assume the Agreement, as if it had not been terminated, upon any termination of Ross's right to possession of the Project under the Lease Documents; provided, however, that if the services of the undersigned under the Agreement has been disrupted because of Ross's termination of the Agreement, the undersigned shall be entitled to an equitable adjustment to the price of the Agreement, following any assumption thereof by BNPPLC, for the additional costs incurred by the undersigned attributable to the disruption; and, provided further, that if BNPPLC does assume the Agreement, BNPPLC shall receive a credit against the price of the Agreement for any consideration paid to the undersigned by Ross because of Ross's prior termination of the Agreement (whether such consideration is designated a termination fee, settlement payment or otherwise).

      e)  No action taken by BNPPLC or the undersigned with respect to the Agreement shall prejudice any other rights or remedies of BNPPLC or the undersigned provided by law, by the Lease Documents, by the Agreement or otherwise against Ross.

      f)  The undersigned agrees promptly to notify BNPPLC of any material default or claimed material default by Ross under the Agreement of which the undersigned is aware, describing with particularity the default and the action the undersigned believes is necessary to cure the same. The undersigned will send any such notice to BNPPLC prominently marked "URGENT—NOTICE OF ROSS'S DEFAULT UNDER DESIGN AGREEMENT WITH ROSS STORES, INC.—FORT MILL, SOUTH CAROLINA" at the address specified for notice below (or at such other addresses as BNPPLC shall designate in notice sent to the undersigned), by certified or registered mail, return receipt requested. Following receipt of such notice, the undersigned will permit BNPPLC or its designee to cure any such default within the time period reasonably required for such cure, but in no event less than thirty days.

      g)  Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery or (b) expedited delivery service with proof of delivery or (c) United States mail, postage prepaid, registered or certified mail or (d) telegram, telex or telecopy, addressed as follows:

To the undersigned:

Telecopy: ( ) -
To BNPPLC:	BNP Paribas Leasing Corporation 12201 Merit Drive, Suite 860 Dallas, Texas 75251 Attention: Lloyd G. Cox Telecopy: (972) 788-9191

A copy of any such notice or communication will also be sent to Ross by (a) personal delivery or (b) expedited delivery service with proof of delivery or (c) United States mail, postage prepaid, registered or certified mail or (d) telegram, telex or telecopy, addressed as follows:

Ross Stores, Inc.
8333 Central Avenue
Newark, California 94560
Telecopy: (  )  -

3

      h)  The undersigned acknowledges that it has all requisite authority to execute this letter. The undersigned further acknowledges that BNPPLC has requested this letter, and is relying on the truth and accuracy of the representations made herein, in connection with BNPPLC's decision to advance funds for design services under the Lease Documents with Ross.

Very truly yours,
By:
Name:
Title:

    Ross joins in the execution of this letter solely for the purpose of evidencing its consent hereto, including its consent to the provisions that would allow, but not require, BNPPLC to assume the Agreement in the event Ross is evicted from the Project.

Ross Stores, Inc.
By:
Name:
Title:

4

Exhibit

Construction Advance Request Form

BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox

    Re: Construction Management Agreement dated as of May 10, 2001 (the "Construction Management Agreement"), between Ross Stores, Inc. ("Ross") and BNP Paribas Leasing Corporation ("BNPPLC")

Gentlemen:

    Capitalized terms used in this letter are intended to have the meanings assigned to them in the Construction Management Agreement or in the Common Definitions and Provisions Agreement referenced in the Construction Management Agreement. This letter shall constitute a Construction Advance Request, requesting a Construction Advance of:

                $                                        ,

on the Advance Date that will occur on:

                                        , 20  .

    To induce BNPPLC to make such Construction Advance, Ross represents and warrants as follows:

I.  Calculation of limit imposed by Subparagraph of the Construction Management Agreement:

    (1) Ross has paid or incurred bona fide Reimbursable Construction-Period Costs other than for Work (e.g., property taxes) of no less than   $

    (2) Ross has paid or incurred bona fide Reimbursable Construction-Period Costs for Prior Work of no less than   $

    (3) Ross has received prior Construction Advances of no more than   $

    LIMIT (1 + 2 - 3)    $

II.  Projected Cost Overruns:

    Ross [check one:      does /      does not ] believe that Projected Construction Overruns are more likely than not. [If Ross does believe that Projected Cost Overruns are more likely than not, and if Ross believes that the amount of such Projected Construction Overruns can be reasonably estimated, Ross estimates the same at $            .]

    Note:  The Construction Management Agreement defines Projected Construction Overruns as the excess, if any, of (1) the total of projected Reimbursable Construction-Period Costs yet to be incurred or for which Ross has yet to be reimbursed hereunder (including projected Reimbursable Construction-Period Costs for Future Work), over (2) the balance of the remaining Construction Allowance projected to be available to cover such costs.

III. Absence of Certain CMA Suspension Events:

    A.  The Construction Project is progressing without significant interruption in a good and workmanlike manner and substantially in accordance with Applicable Laws, with Permitted

1

Encumbrances, with Development Documents and with the requirements of the Construction Management Agreement, except as follows:(if there are no exceptions, insert "No Exceptions")

    B.  If Ross has received notice of any Defective Work, Ross has promptly corrected or is diligently pursuing the correction of such Defective Work, except as follows: (if there are no exceptions, insert "No Exceptions")

IV. Equipment

    Attached hereto as Schedule I is a list describing in detail each fixture or piece of equipment (whether or not such equipment will be permanently attached to the Land or Property) that will cost in excess of $50,000 and that will be purchased or acquired from the proceeds of the Construction Advance herein requested.

    ROSS ACKNOWLEDGES THAT IF ANY REPRESENTATION ABOVE IS NOT TRUE, THEN ROSS'S OBLIGATION TO INDEMNIFY AGAINST LOSSES SUSTAINED BY BNPPLC OR ANY OTHER INTERESTED PARTY BECAUSE OF ITS RELIANCE ON THIS LETTER SHALL CONSTITUTE ABSOLUTE CONSTRUCTION OBLIGATIONS UNDER THE CONSTRUCTION MANAGEMENT AGREEMENT AND THE LEASE.

2

    Executed this    day of            , 20  .

ROSS STORES, INC.
Name:
Title:
[cc all Participants]

3

Exhibit

Notice of Voluntary Ross Construction Contribution

BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox

    Re: Construction Management Agreement dated as of May 10, 2001 (the "Construction Management Agreement"), between Ross Stores, Inc. ("Ross") and BNP Paribas Leasing Corporation ("BNPPLC")

Gentlemen:

    Capitalized terms used in this letter are intended to have the meanings assigned to them in the Construction Management Agreement or in the Common Definitions and Provisions Agreement referenced in the Construction Management Agreement. This letter shall constitute notice, given as described in subparagraph of the Construction Management Agreement, that Ross is paying with this letter, or unconditionally and irrevocably committing to pay as described below, a Voluntary Ross Construction Contribution in the amount of $            .

    Such payment by Ross will be in addition to any Voluntary Ross Construction Contributions required by other notices given by Ross as described in subparagraph of the Construction Management Agreement.

    Further, if the Voluntary Ross Construction Contribution required by this letter is not being delivered to BNPPLC by Ross contemporaneously with this letter, then at such time as BNPPLC's obligation to fund additional Construction Advances is excused by any of the terms and conditions set forth in the Construction Management Agreement, Ross shall be obligated to deliver such Voluntary Ross Construction Contribution as required to eliminate (or reduce to the maximum extent possible) Projected Cost Overruns, including any Projected Cost Overruns caused by the accrual of Carrying Costs under and as described in the Lease referenced in the Construction Management Agreement.

    Executed this      day of            , 20  .

ROSS STORES, INC.
Name:
Title:
[cc all Participants]

1

Exhibit

Notice of Termination by Ross

BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox

    Re: Construction Management Agreement dated as of May 10, 2001 (the "Construction Management Agreement"), between Ross Stores, Inc. ("Ross") and BNP Paribas Leasing Corporation ("BNPPLC")

Gentlemen:

    Capitalized terms used in this letter are intended to have the meanings assigned to them in the Construction Management Agreement referenced above or in the Common Definitions and Provisions Agreement referenced in the Construction Management Agreement.

    Ross has determined that (1) the Construction Advances to be provided to it under the Construction Management Agreement will not be sufficient to cover all Reimbursable Construction-Period Costs, whether because the cost of the Work exceeds budgeted expectations (resulting in Projected Cost Overruns) or because Ross can no longer satisfy conditions to BNPPLC's obligation to provide Construction Advances in the Construction Management Agreement, or (2) the Construction Project cannot be substantially completed before the Base Rent Commencement Date for reasons other than a breach by Ross of the Construction Management Agreement. Accordingly, this letter shall constitute a Notice of Ross's Election to Terminate the Construction Management Agreement, given as provided in subparagraph of the Construction Management Agreement.

    Ross irrevocably and unconditionally elects to terminate the Construction Management Agreement effective as of the following date (which, as required by subparagraph thereof is a date not less than thirty days after the date this notice is given):

            , 20

    Ross acknowledges that the election made by Ross described above constitutes an Issue 97-10 Election under and as defined in the Operative Documents.

    Executed this      day of            , 20  .

ROSS STORES, INC.
Name:
Title:

[cc all Participants]

1

CLOSING CERTIFICATE

AND

AGREEMENT

BETWEEN

ROSS STORES, INC.,

("Ross")

AND

BNP PARIBAS LEASING CORPORATION

("BNPPLC")

May 10, 2001

(Fort Mill, South Carolina)

Exhibits and Schedules

A Exhibit	Legal Description
A Exhibit	Permitted Encumbrance List
A Exhibit	Development Document List
A Exhibit	Standard Notice of Request for Action by BNPPLC

CLOSING CERTIFICATE AND AGREEMENT

    This CLOSING CERTIFICATE AND AGREEMENT (this "Agreement"), by and between ROSS STORES, INC., a Delaware corporation ("Ross"), and BNP PARIBAS LEASING CORPORATION, a Delaware corporation ("BNPPLC"), is made and dated as of May 10, 2001 (the "Effective Date").

RECITALS

    A.  Contemporaneously with the execution of this Agreement, BNPPLC and Ross are executing a Common Definitions and Provisions Agreement (the "CDPA"), which is dated as of the Effective Date and which is incorporated into and made a part of this Agreement for all purposes. Capitalized terms defined in the CDPA and used but not otherwise defined herein are intended in this Agreement to have the respective meanings ascribed to them in the CDPA. As used in this Agreement, "Property" is intended to mean the Property as defined in the CDPA. As used in this Agreement, "Operative Documents" is intended to mean the Operative Documents as defined in the CDPA.

    B.  At the request of Ross and to facilitate the transactions contemplated in the other Operative Documents, BNPPLC is acquiring the Land described in Exhibit A attached hereto from Seller and any existing improvements thereon, subject to the Permitted Encumbrances described in Exhibit attached hereto and with the understanding that development and use of such Land may be subject to or benefitted by the Development Documents described in Exhibit attached hereto.

    C.  As a condition to its acquisition of the Land and execution of the other Operative Documents, BNPPLC requires the representations, warranties and covenants of Ross set out below.

    NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1  REPRESENTATIONS, WARRANTIES AND COVENANTS OF ROSS CONCERNING THE PROPERTY.  Ross represents, warrants and covenants as follows:

2

    (A)  Condition of the Land.  Tract 1 of the Land as described in Exhibit is the same as the 107.816 acre tract shown on the plat prepared by Henry W. Murray, PLS # 17930, of Land Design Surveying, Inc. dated 3/23/01, which plat was delivered to BNPPLC at the request of Ross. All material improvements on the Land as of the date hereof are as shown on that survey, and except as shown on that survey there are no easements or encroachments visible or apparent from an inspection of the Land. Adequate provision has been made (or can be made at a cost that is reasonable in connection with future development of the Land) for the Land to be served by electric, gas, storm and sanitary sewers, sanitary water supply, telephone and other utilities required for the use thereof. All streets, alleys and easements necessary to serve the Land and Improvements contemplated by the Lease and the Construction Management Agreement have been completed and are serviceable (or can be completed at a cost that is reasonable in connection with future development of the Land). No extraordinary circumstances (including any use of the Land as a habitat for endangered species) exists that would materially and adversely affect the future development of the Land, other than the need to mitigate the disturbance of wetlands on the Land as described below in this subparagraph. Further, Ross is not aware of any latent or patent material defects or deficiencies in the Land that, either individually or in the aggregate, could materially and adversely affect the use or occupancy of the Land or the construction of Improvements as permitted by the Lease and Construction Management Agreement or could reasonably be anticipated to endanger life or limb. No part of the Land is within a flood plain as designated by any governmental authority.

1

    Ross represents and warrants to BNPPLC that the disturbance of wetlands on the Land required to accomodate the construction contemplated in the Construction Managment Agreement will be lawful, subject to the conditions set forth in the Department of Army Permit issued to Seller (Permit No: 2001-1A-003) (the "404 Permit") or to such alternative conditions that may hereafter be established under permits or other written arrangments obtained or made by Ross and approved by the Army Corp of Engineers (as the case may be, the "404 Permit Conditions"). Ross further represents and warrants that it has thoroughly investigated the cost of satisfying the 404 Permit Conditions (the "Wetland Mitigation Costs") and that a reasonable estimate of the total Wetland Mitigation Costs is $113,200 (the "Projected Wetland Mitigation Costs"). Ross also agrees that if the actual Wetland Mitigation Costs should for any reason exceed an amount equal to twice the Projected Wetland Mitigation Costs, BNPPLC shall be entitled to decline to pay for or reimburse the excess from Construction Advances, and any such excess that are not covered by Construction Advances will constitute Environmental Losses which qualify Absolute Construction Obligations for purposes of the Lease.

    Ross will execute the 404 Permit as a transferee from Seller contemporaneously with the execution of this Certificate and Agreement. If requested by BNPPLC at any time thereafter, Ross will execute a transfer of the 404 Permit to BNPPLC or to any Affiliate of BNPPLC or other party that BNPPLC may designate, together with any other documents needed or helpful to effectuate such a transfer as determined by BNPPLC. Ross shall also cooperate with BNPPLC in any other way that BNPPLC may request and that is necessary or helpful to effectuate such a trnasfer.

    (A)  Title to the Property.  The deed that Seller is executing in favor of BNPPLC pursuant to the Acquisition Contract shall vest in BNPPLC good and marketable title to the Land and existing Improvements thereon, subject only to the Permitted Encumbrances, the Development Documents and any Liens Removable by BNPPLC. Ross shall not, without the prior consent of BNPPLC, create, place or authorize, or through any act or failure to act, acquiesce in the placing of, any deed of trust, mortgage or other Lien, whether statutory, constitutional or contractual against or covering the Property or any part thereof (other than Permitted Encumbrances and Liens Removable by BNPPLC), regardless of whether the same are expressly or otherwise subordinate to the Operative Documents or BNPPLC's interest in the Property.

    (B)

    (C)  Title Insurance.  Without limiting Ross's obligations under the preceding subparagraph, contemporaneously with the execution of this Agreement Ross shall provide to BNPPLC a title insurance policy (or binder committing the applicable title insurer to issue a title insurance policy, without the payment of further premiums) in the amount of no less than $40,000,000, in form and substance satisfactory to BNPPLC, written by one or more title insurance companies satisfactory to BNPPLC and insuring BNPPLC's fee estate in the Land.

    (D)

    (E)  Environmental Representations.  To the knowledge of Ross except as otherwise disclosed in the Environmental Report: (i) no Hazardous Substances Activity has occurred prior to the Effective Date; (ii) no owner or operator of the Property has reported or been required to report any release of any Hazardous Substances on or from the Property pursuant to any Environmental Law; and (iii) no owner or operator of the Property has received from any federal, state or local governmental authority any warning, citation, notice of violation or other communication regarding a suspected or known release or discharge of Hazardous Substances on or from the Property or regarding a suspected or known violation of Environmental Laws concerning the Property. Further, Ross represents that to its knowledge, the Environmental Report taken as a whole is not misleading or inaccurate in any material respect.

2

    (F)

    (G)  Cooperation by Ross and its Affiliates.  If neither Ross nor an Applicable Purchaser purchases the Property pursuant to the Purchase Agreement on the Designated Sale Date, then after the Designated Sale Date:

    (H)

      (1) if a use of the Property by BNPPLC or any removal or modification of Improvements proposed by BNPPLC would violate any Permitted Encumbrance, Development Document or Applicable Law unless Ross or any of its Affiliates, as an owner of adjacent property or otherwise, gave its consent or approval thereto or agreed to join in a modification of a Permitted Encumbrance or Development Document, then Ross shall, to the extent it can without violating Applicable Law, give and cause its Affiliates to give such consent or approval or join in such modification;

      (1) to the extent, if any, that any Permitted Encumbrance, Development Document or Applicable Law requires the consent or approval of Ross or any of its Affiliates or of the City of Fort Mill, South Carolina or any other Person to a transfer of any interest in the Property by BNPPLC or its successors or assigns, Ross will without charge give and cause its Affiliates to give such consent or approval and will cooperate in any way reasonably requested by BNPPLC to assist BNPPLC to obtain such consent or approval from the City or any other Person.

    Ross's obligations under this subparagraph shall be binding upon any successor or assign of Ross with respect to the Land and other properties encumbered by the Permitted Encumbrances or subject to the Development Documents.

1  OTHER REPRESENTATIONS, WARRANTIES, COVENANTS AND ACKNOWLEDGMENTS OF ROSS.  Ross represents, warrants, covenants and acknowledges as follows:

3

    (A)  No Default or Violation of Other Agreements.  The execution, delivery and performance by Ross of this Agreement and the other Operative Documents do not and will not constitute a breach or default under any other material agreement or contract to which Ross is a party or by which Ross is bound or which affects the Property, and do not violate or contravene any law, order, decree, rule or regulation to which Ross is subject, and such execution, delivery and performance by Ross will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, Ross's property pursuant to the provisions of any such other material agreement.

    (B)

    (C)  No Suits.  There are no judicial or administrative actions, suits, proceedings or investigations pending or, to Ross's knowledge, threatened that will adversely affect the Property or the validity or enforceability or priority of this Agreement or any other Operative Document, and Ross is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority that could materially and adversely affect the use, occupancy or operation of the Property for the purposes contemplated in the Lease. No condemnation or other like proceedings are pending or, to Ross's knowledge, threatened against the Property.

    (D)

    (E)  Enforceability.  The execution, delivery and performance of each of the Operative Documents by Ross are duly authorized, are not in contravention of or conflict with any term or provision of Ross's articles of incorporation or bylaws and do not, to Ross's knowledge, conflict with any Applicable Laws or require the consent or approval of any governmental body or other regulatory

3

authority that has not heretofore been obtained; provided, some consents or approvals which are readily obtainable and which are required for Ross's performance under the Operative Documents (for example, building permits required for construction of the Construction Project) may not have been heretofore obtained, but Ross shall obtain such consents or approvals as required in connection with its performance of the Operative Documents. Each of the Operative Documents are valid, binding and legally enforceable obligations of Ross except as such enforcement is affected by bankruptcy, insolvency and similar laws affecting the rights of creditors, generally, and equitable principles of general application.

    (F)

    (G)  Solvency.  Ross is not "insolvent" on the date hereof (that is, the sum of Ross's absolute and contingent liabilities—including the obligations of Ross under this Agreement and the other Operative Documents—does not exceed the fair market value of Ross's assets) and has no outstanding liens, suits, garnishments or court actions which could render Ross insolvent or bankrupt. Ross's capital is adequate for the businesses in which Ross is engaged and intends to be engaged. Ross has not incurred (whether hereby or otherwise), nor does Ross intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature. There has not been filed by or, to Ross's knowledge, against Ross a petition in bankruptcy or a petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver, trustee, custodian or liquidator with respect to Ross or any significant portion of Ross's property, reorganization, arrangement, rearrangement, composition, extension, liquidation or dissolution or similar relief under the federal Bankruptcy Code or any state law. The financial statements and all financial data heretofore delivered to BNPPLC relating to Ross are true, correct and complete in all material respects. No material adverse change has occurred in the financial position of Ross as reflected in Ross's financial statements covering the fiscal period ended September 30, 2000.

    (H)

    (I)  Organization.  Ross is duly incorporated and legally existing under the laws of the State of Delaware. Ross has all requisite corporate power and has procured or will procure on a timely basis all governmental certificates of authority, licenses, permits, qualifications and similar documentation required to fulfill its obligations under this Agreement and the other Operative Documents. Further, Ross has the corporate power and adequate authority, rights and franchises to own Ross's property and to carry on Ross's business as now conducted and is duly qualified and in good standing in each state in which the character of Ross's business makes such qualification necessary (including the State of South Carolina) or, if it is not so qualified in a state other than South Carolina, such failure does not have a material adverse effect on the properties, assets, operations or businesses of Ross and its Subsidiaries, taken as a whole.

    (J)

    (K)  Existence.  During the Term, Ross shall continuously maintain its existence and its qualification to do business in the State of South Carolina.

    (L)

    (M)  Not a Foreign Person.  Ross is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Code (i.e. Ross is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

    (N)

    (O)  Investment Company Act.  Ross is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

4

    (P)

    (Q)  ERISA.  Ross is not and will not become an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA. The assets of Ross do not and will not in the future constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. Ross is not and will not become a "governmental plan" within the meaning of Section 3(32) of ERISA. Transactions by or with Ross are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans. Each Plan and, to the knowledge of Ross, any Multiemployer Plan, is in compliance with, and has been administered in compliance with, the applicable provisions of ERISA, the Code and any other applicable Federal or state law in all respects, the failure to comply with which would have a material adverse effect upon the properties, assets, operations or businesses of Ross and its Subsidiaries taken as a whole. As of the date hereof no event or condition is occurring or exists which would require a notice from Ross under subparagraph 15(c)(vi) of the Lease.

    (R)

    (S)  Use of Proceeds.  In no event shall the funds from the Initial Funding Advance be used directly or indirectly for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any "margin stock" or any "margin securities" (as such terms are defined respectively in Regulation U and Regulation G promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Ross represents and warrants that Ross is not engaged principally, or as one of Ross's important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities.

    (T)

    (U)  Omissions.  None of Ross's representations or warranties contained in this Agreement or any other Operative Document or in any other document, certificate or written statement furnished to BNPPLC by or on behalf of Ross contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein (when taken in their entireties) not misleading.

    (V)

    (W)  Further Assurances.  Ross shall, on request of BNPPLC, (i) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Agreement or any other Operative Document and to subject to this Agreement or any other Operative Document any property intended by the terms hereof or thereof to be covered hereby or thereby, including specifically, but without limitation, any renewals, additions, substitutions, replacements or appurtenances to the Property; (ii) execute, acknowledge, deliver, procure and record or file any document or instrument deemed advisable by BNPPLC to protect its rights in and to the Property against the rights or interests of third persons; and (iii) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be necessary, desirable or proper in the reasonable determination of BNPPLC to enable BNPPLC to comply with the requirements or requests of any agency or authority having jurisdiction over it.

    (X)

    (Y) Ross will also actively assist BNPPLC and BNPPLC's Parent in completing a "syndication" of the transactions contemplated in the Lease and other Operative Documents. Such assistance shall include (a) using Ross's best efforts to ensure that the syndication effort benefits from the existing

5

banking relationships of Ross, (b) making senior management and representatives of Ross available to participate in information meetings with potential Participants at such times and places as BNPPLC or BNPPLC's Parent may reasonably request, (c) assisting in the preparation of any confidential information memorandum or other marketing materials to be used in connection with the syndication, (d) hosting (with BNPPLC's Parent) one or more meetings of prospective Participants, and (e) taking such other actions as BNPPLC or BNPPLC's Parent may reasonably request relating to the syndication effort. Ross will also promptly prepare and provide to BNPPLC and BNPPLC's Parent any information, including financial information and projections with respect to Ross and its subsidiaries and any information regarding the Property, as BNPPLC or BNPPLC's Parent may reasonably deem necessary in facilitate the syndication effort. Ross will also supplement such information from time to time so long as the syndication effort continues so that such information remains up to date. Finally, Ross will promptly approve any bank suggested by BNPPLC as a Participant, to allow such bank to qualify as a Participant under and as defined in the Common Definitions and Provisions Agreement and other Operative Documents, so long as the bank has net worth of no less than seven and one half percent (7.5%) of its total assets and has total assets of no less than $10,000,000,000.00 (all according to then recent audited financial statements); however, this covenant to approve a bank as a Participant will not be construed to require Ross to agree to any change in the Spread or other terms and conditions of the Operative Documents in order to satisfy such bank.

    (Z)

    (AA)  No Implied Representations or Promises by BNPPLC.  BNPPLC AND BNPPLC'S AGENTS HAVE MADE NO REPRESENTATIONS OR PROMISES WITH RESPECT TO THE PROPERTY EXCEPT AS EXPRESSLY SET FORTH IN THE OTHER OPERATIVE DOCUMENTS, AND NO RIGHTS, EASEMENTS OR LICENSES ARE BEING ACQUIRED BY ROSS BY IMPLICATION OR OTHERWISE EXCEPT AS EXPRESSLY SET FORTH IN THE OTHER OPERATIVE DOCUMENTS.

1   LIMITED COVENANTS AND REPRESENTATIONS BY BNPPLC.

2

    (A)  Cooperation of BNPPLC to Facilitate Construction and Development.  During the Term of the Lease BNPPLC shall take any action reasonably requested by Ross to facilitate the construction or use of the Property permitted by the Lease; provided, however, that:

      (1) This subparagraph shall not impose upon BNPPLC the obligation to take any action that can be taken by Ross, Ross's Affiliates or anyone else other than BNPPLC as the owner of the Property.

      (1) BNPPLC shall not be required by this subparagraph to make any payment to another Person unless BNPPLC shall first have received funds from Ross, in excess of any other amounts due from Ross under any of the Operative Documents, sufficient to make the payment. (This clause (ii) will not be construed as limiting the right of Ross to obtain additional Construction Advances, on and subject to the terms and conditions set forth in the Construction Management Agreement, for payments Ross itself may pay or incur an obligation to pay to another Person.)

      (1) BNPPLC shall have no obligations whatsoever under this subparagraph at any time after a CMA Termination Event or when an Event of Default shall have occurred and be continuing.

      (1) Ross must request any action to be taken by BNPPLC pursuant to this subparagraph, and such request must be specific and in writing, if required by BNPPLC at the time the request is made. A suggested form for such a request is attached as Exhibit.

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      (1) No action may be required of BNPPLC pursuant to this subparagraph that could constitute a violation of any Applicable Laws or compromise or constitute a waiver of BNPPLC's rights under other provisions of this Agreement or any of the other Operative Documents or that for any other reason is reasonably objectionable to BNPPLC.

    The actions BNPPLC shall take pursuant to this subparagraph if reasonably requested by Ross will include, subject to the conditions listed in the proviso above, executing or consenting to, or exercising or assisting Ross to exercise rights under any (I) grant of easements, licenses, rights of way, and other rights in the nature of easements encumbering the Land or the Improvements, (II) release or termination of easements, licenses, rights of way or other rights in the nature of easements which are for the benefit of the Land or Improvements or any portion thereof, (III) dedication or transfer of portions of the Land not improved with a building, for road, highway or other public purposes, (IV) agreements (other than with Ross or its Affiliates) for the use and maintenance of common areas, for reciprocal rights of parking, ingress and egress and amendments to any covenants and restrictions affecting the Land or any portion thereof, (V) documents required to create or administer a governmental special benefit district or assessment district for public improvements and collection of special assessments, (VI) instruments necessary or desirable for the exercise or enforcement of rights or performance of obligations under any Permitted Encumbrance or any contract, permit, license, franchise or other right included within the term "Property" (including, without limitation, under the Development Contracts), (VII) modifications of Permitted Encumbrances (including any Development Contracts), (VIII) permit applications or other documents required to accommodate the Construction Project, (IX) confirmations of Ross's rights under any particular provisions of the Operative Documents which Ross may wish to provide to a third party, (X) plat or parcel map to be recorded for purposes of lawfully subdividing the Land into lots or parcels, or (XI) documents that are needed to allow Ross to qualify for ad valorem tax abatement or reductions under any state law that permits such tax abatement or reductions (including any such agreements that may involve a transfer of the Property or any part thereof by BNPPLC to a public or quasi-public entity, if coupled with a lease back from such entity and a right in favor of BNPPLC to repurchase from such entity at any time for a nominal price). However, the determination of whether any such action is reasonably requested or reasonably objectionable to BNPPLC may depend in whole or in part upon the extent to which the requested action shall result in a lien to secure payment or performance obligations against BNPPLC's interest in the Property, shall cause a decrease in the value of the Property to less than forty-five percent (45%) of Stipulated Loss Value after any Qualified Prepayments that may result from such action are taken into account, or shall impose upon BNPPLC any present or future obligations greater than the obligations BNPPLC is willing to accept in reliance on the indemnifications provided by Ross under the Operative Documents.

    Any Losses incurred by BNPPLC because of any action taken pursuant to this subparagraph shall be covered by the indemnification set forth in subparagraph 5(c) of the Lease. Further, for purposes of such indemnification, any action taken by BNPPLC will be deemed to have been made at the request of Ross if made pursuant to any request of counsel to or any officer of Ross (or with their knowledge, and without their objection) in connection with the execution or administration of the Lease or the other Operative Documents.

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    (A)  Actions Permitted by Ross Without BNPPLC's Consent.  No refusal by BNPPLC to execute or join in the execution of any agreement, application or other document requested by Ross pursuant to the preceding subparagraph shall preclude Ross from itself executing such agreement, application or other document; provided, that in doing so Ross is not purporting to act for BNPPLC and does not thereby create or expand any obligations or restrictions that encumber BNPPLC's title to the Property. Further, subject to the other terms and conditions of the Lease and other Operative Documents, Ross shall be entitled to do any of the following in Ross's own name and to the exclusion of BNPPLC during the Term without any notice to or consent of BNPPLC so long as no CMA Termination Event has occurred, so long as no Event of Default has occurred and is continuing and so long as Ross is not purporting to act for BNPPLC and does not thereby create or expand any obligations or restrictions that encumber BNPPLC's title to the Property:

      (1) perform obligations arising under and exercise and enforce the rights of Ross or the owner of the Property under the Development Documents and Permitted Encumbrances;

      (1) perform obligations arising under and exercise and enforce the rights of Ross or the owner of the Property with respect to any other contracts or documents (such as building permits) included within the Personal Property; and

      (1) recover and retain any monetary damages or other benefit inuring to Ross or the owner of the Property through the enforcement of any rights, contracts or other documents included within the Personal Property (including the Development Documents and Permitted Encumbrances); provided, that to the extent any such monetary damages may become payable as compensation for an adverse impact on value of the Property, the rights of BNPPLC and Ross hereunder with respect to the collection and application of such monetary damages shall be the same as for condemnation proceeds payable because of a taking of all or any part of the Property.

    (A)  Waiver of Landlord's Liens.  BNPPLC waives any security interest, statutory landlord's lien or other interest BNPPLC may have in or against computer equipment and other tangible personal property placed on the Land from time to time that Ross or its Affiliates own or lease from other lessors; provided, however, that BNPPLC does not waive its interest in or rights with respect to equipment or other property included within the "Property" as described in Paragraph 7 of the Lease. Although computer equipment or other tangible personal property may be "bolted down" or otherwise firmly affixed to Improvements, it shall not by reason thereof become part of the Improvements if it can be removed without causing structural or other material damage to the Improvements and without rendering HVAC or other major building systems inoperative and if it does not otherwise constitute "Property" as provided in Paragraph 7 of the Lease.

    (B)

    (C)  Estoppel Letter.  Upon thirty days written request by Ross at any time and from time to time prior to the Designated Sale Date, BNPPLC shall provide a statement in writing certifying that the Operative Documents are unmodified and in full effect (or, if there have been modifications, that the Operative Documents are in full effect as modified, and setting forth such modifications), certifying the dates to which the Base Rent payable by Ross under the Lease has been paid, stating whether BNPPLC is aware of any default by Ross that may exist under the Lease and confirming BNPPLC's agreements concerning landlord's liens and other matters set forth in subparagraph. It being intended that any such statement by BNPPLC may be relied upon by anyone with whom Ross may intend to enter into an agreement for construction of the Improvements or other significant agreements concerning the Property.

    (D)

    (E)  Limited Representations by BNPPLC Concerning Accounting Matters.  BNPPLC is not expected or required to represent or warrant that the Lease or the Purchase Agreement will qualify for

8

any particular accounting treatment under GAAP. However, to permit Ross to determine for itself the appropriate accounting for the Lease and the Purchase Agreement, BNPPLC does represent to Ross the following as of the Effective Date:

    (F)

      (1) Equity capital invested in BNPPLC is greater than three percent (3%) of the aggregate of all lease funding amounts (including participations) of BNPPLC. Such equity capital investments constitute equity in legal form and are reflected as shareholders' equity in the financial statements and accounting records of BNPPLC.

      (1) BNPPLC is one hundred percent (100%) owned by French American Bank Corporation, which is one hundred percent (100%) owned by BNPPLC's Parent.

      (1) BNPPLC leases properties of substantial value to more than fifteen tenants.

      (1) All parties to whom BNPPLC has any material obligations known to BNPPLC are (and are expected to be) Affiliates of BNPPLC's Parent, Participants, or participants with BNPPLC in other leasing deals or loans made by BNPPLC, or other tenants or borrowers in such other leasing deals or loans.

      (1) BNPPLC has substantial assets in addition to the Property, assets which BNPPLC believes to have a value far in excess of the value of the Property.

      (1) Other than any Funding Advances provided from time to time by Participants under the Participation Agreement, BNPPLC expects to obtain all Funding Advances from BNP Paribas or other Affiliates of BNPPLC (including Funding Advances to cover Carrying Costs and other amounts to be capitalized as part of the Outstanding Construction Allowance, and assuming that Ross uses the Maximum Construction Allowance under the Construction Management Agreement), and to the extent that BNP Paribas or such other Affiliates themselves borrow or accept bank deposits to obtain the funds needed to provide such Funding Advances, the obligation to repay such funds shall not be limited, by agreement or corporate structure, to payments collected from Ross or otherwise recovered from the Property.

      (1) BNPPLC has not obtained residual value insurance or a residual value guarantee from any third party to ensure the recovery of its investment in the Property.

      (1) BNPPLC does not intend to take any action during the term of the Lease that would change, or anticipate any change in, any of the facts listed above in this subparagraph.

    Ross shall have the right to ask BNPPLC questions from time to time concerning BNPPLC's financial condition, concerning matters relevant to the proper accounting treatment of the Lease on Ross's financial statements and accounting records (including the amount of BNPPLC's equity capital as a percentage of the aggregate of all lease funding amounts [including participations] by BNPPLC) or concerning BNPPLC's ability to perform under the Lease or the Purchase Agreement, to which questions BNPPLC shall promptly respond. Such response, however, may be limited to a statement that BNPPLC will not provide requested information; provided, however, BNPPLC must notify Ross in writing if at any time during the Term BNPPLC ceases to be 100% owned, directly or indirectly, by BNP Paribas or if at any time during the Term BNPPLC believes it could not represent that the statements in clauses (1), (5) and (7) above continue to be accurate, whether because of a change in the capital structure of BNPPLC, a purchase of residual value insurance with respect to the Property or otherwise.

    (A)  Other Limited Representations by BNPPLC.  BNPPLC represents that:

    (B)

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      (1)  No Default or Violation.  The execution, delivery and performance by BNPPLC of this Agreement and the other Operative Documents do not and will not constitute a breach or default under any material contract or agreement to which BNPPLC is a party or by which BNPPLC is bound and do not, to the knowledge of BNPPLC, violate or contravene any law, order, decree, rule or regulation to which BNPPLC is subject. (As used in this subparagraph, "BNPPLC's knowledge" means the present actual knowledge of Lloyd Cox, the current officer of BNPPLC having primary responsibility for the negotiation of the Operative Documents.)

      (1)  No Suits.  There are no judicial or administrative actions, suits, proceedings or investigations pending or, to BNPPLC's knowledge, threatened against BNPPLC that are reasonably likely to affect BNPPLC's interest in the Property or the validity, enforceability or priority of the Lease or the Purchase Agreement, and BNPPLC is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority that could materially and adversely affect the business or assets of BNPPLC or its interest in the Property.

      (1)  Enforceability.  The execution, delivery and performance of each of the Operative Documents by BNPPLC are duly authorized, are not in contravention of or conflict with any term or provision of BNPPLC's articles of incorporation or bylaws and do not, to BNPPLC's knowledge, require the consent or approval of any governmental body or other regulatory authority that has not heretofore been obtained or conflict with any Applicable Laws. Each of the Operative Documents are valid, binding and legally enforceable obligations of BNPPLC except as such enforcement is affected by bankruptcy, insolvency and similar laws affecting the rights of creditors, generally, and equitable principles of general application; provided, BNPPLC makes no representation or warranty that conditions imposed by zoning ordinances or other state or local Applicable Laws to the purchase, ownership, lease or operation of the Property have been satisfied.

      (1)  Organization.  BNPPLC is duly incorporated and legally existing under the laws of Delaware and is duly qualified to do business in the State of South Carolina. BNPPLC has or will obtain on a timely basis, at Ross's expense to the extent so provided in the Lease, all requisite power and all governmental certificates of authority, licenses, permits, qualifications and other documentation necessary to own and lease the Property and to perform its obligations under the Operative Documents.

      (1)  Existence.  During the Term, BNPPLC shall continuously maintain its existence and, to the extent required to comply with its obligations under the Operative Documents, its qualification to do business in the State of South Carolina.

      (1)  Not a Foreign Person.  BNPPLC is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Code (i.e., BNPPLC is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

      (1)  Bankruptcy.  BNPPLC's capital is adequate for the businesses in which BNPPLC is engaged and intends to be engaged. BNPPLC has not incurred (whether hereby or otherwise), nor does BNPPLC intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature. There has not been filed by or, to BNPPLC's knowledge, against BNPPLC a petition in bankruptcy or a petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver, trustee, custodian or liquidator with respect to BNPPLC or any significant portion of BNPPLC's property, reorganization, arrangement, rearrangement, composition, extension, liquidation or dissolution or similar relief under the federal Bankruptcy Code or any state law.

10

    (A)  Increase in the Maximum Construction Allowance.  BNPPLC will direct BNPPLC's Parent to continue efforts to "syndicate" the transactions contemplated by the Lease and other Operative Documents, although prospective Participants have not expressed the level of interest in participating that Ross and BNPPLC had hoped. Prospective Participants who are not Affiliates of BNPPLC ("Non-affiliate Banks") have now provided tentative commitments to participate in those transactions at a level not to exceed $40,000,000, and BNPPLC will ask those prospective Participants to make their commitments binding, on and subject to the terms of the Participation Agreement, by becoming parties to such agreement. Also, if Ross convinces any other Non-affiliate Bank to offer to become a party to the Participation Agreement as a Participant and to thereby increase the aggregate funding commitments from Non-affiliate Banks under such agreement, BNPPLC shall consider the offer in good faith. BNPPLC shall not, however, in any event be liable or suffer any loss of rights or increase in obligations under the Operative Documents for any failure or refusal of BNPPLC to persuade or to allow any one or more Non-affiliate Banks to become Participants. If Non-affiliate Banks do become Participants by becoming parties to the Participation Agreement, and if the aggregate funding commitments from Non-affiliate Banks under the Participation Agreement exceed $45,000,000, then BNPPLC will enter into a modification of the Operative Documents that increases the Maximum Construction Allowance, if requested to do so by Ross. The amount of such increase will equal the amount by which the aggregate funding commitments from Non-affiliate Banks under the Participation Agreement exceed $45,000,000; provided, however, in no event will BNPPLC be required to increase the Maximum Construction Allowance pursuant to this provision by more than $15,000,000; and, provided further, BNPPLC shall have no obligation to increase the Maximum Construction Allowance at any time when an event has occurred or circumstances exist that constitute an Event of Default or a CMA Termination Event or that would, with the giving of notice or passing of time or both, constitute an Event of Default or a CMA Termination Event.

    (B)

2  OBLIGATIONS OF ROSS UNDER OTHER OPERATIVE DOCUMENTS NOT LIMITED BY THIS AGREEMENT.  Nothing contained in this Agreement shall limit, modify or otherwise affect any of Ross's obligations under the other Operative Documents, which obligations are intended to be separate, independent and in addition to, and not in lieu of, those established by this Agreement.

3

4  OBLIGATIONS OF ROSS HEREUNDER NOT LIMITED BY OTHER OPERATIVE DOCUMENTS.   Recognizing that but for this Agreement (including the representations of Ross set forth in Paragraphs and) BNPPLC would not acquire the Property or enter into the other Operative Documents, Ross agrees that BNPPLC's rights for any breach of this Agreement (including a breach of such representations) shall not be limited by any provision of the other Operative Documents that would limit Ross's liability thereunder, including any provision therein that would limit Ross's liability in the event of a termination of the Lease or of any of Ross's rights or obligations under the Purchase Agreement.

5

6  WAIVER OF JURY TRIAL.  BY ITS EXECUTION OF THIS AGREEMENT, EACH OF ROSS AND BNPPLC HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE OPERATIVE DOCUMENTS OR ANY OF THEM OR ANY OTHER DOCUMENT OR DEALINGS BETWEEN THEM RELATING TO THE PROPERTY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This waiver is a material inducement to each of BNPPLC and Ross as they enter into a business relationship; each has already relied on the waiver in entering into the

11

Operative Documents; and each will continue to rely on the waiver in their related future dealings. Ross and BNPPLC, each having reviewed this waiver with its legal counsel, knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO EACH OF THE OPERATIVE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE PROPERTY. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

7

8

9

[The signature pages follow.]

12

    IN WITNESS WHEREOF, this Closing Certificate and Agreement is hereby executed in multiple originals as of the Effective Date above set forth.

"Ross"
ROSS STORES, INC.
By:	/s/ J.Call John G. Call Senior Vice President Chief Financial Officier

[Continuation of signature pages to Closing Certificate and Agreement dated to be effective as of May 10, 2001]

13

"BNPPLC"
BNP PARIBAS LEASING CORPORATION
By:	/s/ Lloyd G. Cox Lloyd G. Cox, Managing Director

14

Exhibit A

LEGAL DESCRIPTION

    All that certain real property situate in Fort Mill, South Carolina, described as follows:

    [TO BE ADDED]

    [[NOTE: PLEASE PROVIDE LEGAL DESCRIPTION]]

TAX MAP NUMBER:

DERIVATION: Deed from            to Grantor dated            , and recorded            in Deed Book      at Page

1

Exhibit B

Permitted Encumbrances

1.
County and city taxes for the Fiscal Year 2001, a lien not yet due or payable.

2.
[TO BE COMPLETED.]

[[NOTE: WE HAVE NOT YET RECEIVED OR REVIEWED TITLE.]]

1

Exhibit C

Development Documents

1.
[TO BE COMPLETED.]

[[NOTE: WE HAVE NOT YET RECEIVED OR REVIEWED TITLE.]]

2

Exhibit

Notice of Request For Action by BNPPLC

BNP Paribas Leasing Corporation
12201 Merit Drive
Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox

    Re: Closing Certificate and Agreement dated as of May 10, 2001, between Ross Stores, Inc. and BNP Paribas Leasing Corporation

Gentlemen:

    Capitalized terms used in this letter are intended to have the meanings assigned to them in the Closing Certificate and Agreement referenced above. Pursuant to subparagraph of the Closing Certificate and Agreement, Ross requests the following of BNPPLC:

  [INSERT HERE A SPECIFIC DESCRIPTION OF THE ACTION REQUESTED—e.g., "Please execute the enclosed Application for Building Permit required by the City of Fort Mill, South Carolina in connection with construction of certain Improvements which are part of the Construction Project."]

PLEASE NOTE: SUBPARAGRAPH OF THE CLOSING CERTIFICATE OBLIGATES BNPPLC NOT TO UNREASONABLY REFUSE TO COMPLY WITH THE FOREGOING REQUEST, SUBJECT TO TERMS AND CONDITIONS SET FORTH IN THAT SUBPARAGRAPH. ROSS HEREBY CERTIFIES TO BNPPLC THAT AFTER CAREFUL CONSIDERATION ROSS BELIEVES THAT ALL SUCH TERMS AND CONDITIONS ARE SATISFIED IN THE CASE OF THE FOREGOING REQUEST, AND ROSS HEREBY RATIFIES AND CONFIRMS ITS OBLIGATION TO INDEMNIFY BNPPLC AGAINST ANY LOSSES BNPPLC MAY INCUR OR SUFFER BECAUSE OF ITS COMPLIANCE WITH SUCH REQUEST AS PROVIDED IN SUBPARAGRAPH 5(c) OF THE LEASE.

    Ross respectfully requests that BNPPLC respond to this notice as soon as reasonably possible.

    Executed this    day of            , 20  .

ROSS STORES, INC.
By:
Name:
Title:

2

QuickLinks

  EXHIBIT 10.5

Exhibits and Schedules
Excerpts from Existing Credit Agreement
ARTICLE VII NEGATIVE COVENANTS
Fixed Rate Lock Notice , 200
Notice of Base Rent Period Election
Schedule 1 FINANCIAL COVENANTS FINANCIAL COVENANTS AND CREDIT PROVISIONS
Part I—Defined Terms
Part II—Financial Covenants for Lease Agreement
Part III—Tests to Establish Spread
COMMON DEFINITIONS AND PROVISIONS AGREEMENT
RECITALS
AGREEMENTS ARTICLE I—LIST OF DEFINED TERMS
ARTICLE II—RULES OF INTERPRETATION

Exhibits
CONSTRUCTION MANAGEMENT AGREEMENT
RECITALS
CONSENT AND AUTHORIZATION
GENERAL TERMS AND CONDITIONS
Exhibit Legal Description
Exhibit Description of the Construction Project
Exhibit Estoppel From Contractor
Exhibit Estoppel From Design Professionals , 20
Exhibit Construction Advance Request Form
Exhibit Notice of Voluntary Ross Construction Contribution
Exhibit Notice of Termination by Ross

Exhibits and Schedules
Exhibit A LEGAL DESCRIPTION
Exhibit B Permitted Encumbrances
Exhibit C Development Documents
Exhibit Notice of Request For Action by BNPPLC